Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re		Chapter 11

Lyondell Chemical Company, et al.,		Case No. 09-10023 (REG)

	Debtors.	(Jointly Administered)

THIRD AMENDED AND RESTATED JOINT CHAPTER 11 PLAN

OF REORGANIZATION FOR THE LYONDELLBASELL DEBTORS

CADWALADER, WICKERSHAM & TAFT LLP

George A. Davis, Esq.

Andrew M. Troop, Esq.

Christopher R. Mirick, Esq.

Jessica L. Fink, Esq.

One World Financial Center

New York, New York 10281

(212) 504-6000

Mark C. Ellenberg, Esq.

Peter Friedman, Esq.

700 Sixth Street, N.W.

Washington, DC 20001

(202) 862-2200

Attorneys for the Debtors and Debtors in Possession

Dated:     March 12, 2010

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	Interpretation and Construction of Terms	27

ARTICLE II

TREATMENT OF ADMINISTRATIVE
EXPENSES AND PRIORITY TAX CLAIMS

Section 2.1	Administrative Expenses	27
Section 2.2	Priority Tax Claims	29

ARTICLE III

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

Section 3.1	Classification under Plan	29

ARTICLE IV

TREATMENT OF CLAIMS AND EQUITY INTERESTS

Section 4.1	Class 1 – Priority Non-Tax Claims	30
Section 4.2	Class 2 – Secured Tax Claims	31
Section 4.3	Class 3 – DIP Roll-Up Claims	31
Section 4.4	Class 4 – Senior Secured Claims	32
Section 4.5	Class 5 – Bridge Loan Claims	34
Section 4.6	Class 6 – Other Secured Claims	35
Section 4.7	Class 7-A – General Unsecured Claims against Non-Schedule III Obligor Debtors	35
Section 4.8	Class 7-B – General Unsecured Claims against Non-Obligor Debtors	35
Section 4.9	Class 7-C – General Unsecured Claims and Senior/Bridge Guarantee Claims against MSC, MPI and MPCO	36
Section 4.10	Class 7-D – General Unsecured Claims and Senior/Bridge Deficiency Claims against Schedule III Obligor Debtors	37
Section 4.11	Class 8 – 2015 Notes Claims	39
Section 4.12	Class 9 – Securities Claims	40
Section 4.13	Class 10 – Subordinated Claims	40
Section 4.14	Class 11 – Equity Interests in LBFC	40
Section 4.15	Class 12 – Equity Interests in LBAFGP and LBIAF	41
Section 4.16	Class 13 – Equity Interests in MCI and the Schedule III Debtors	41

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EXHIBITS

List of Certain Released Parties	Schedule A-I

List of Debtors	Exhibit A-1

List of Obligor Debtors and Obligor Non-Debtors	Exhibit A-2

List of Schedule III Debtors	Exhibit A-3

Principal Terms of New Third Lien Notes	Exhibit A-4

Principal Terms of Cram Down Notes	Exhibit A-5

Principal Terms of the New Warrants	Exhibit A-6

Specific estimated recovery percentages for General Unsecured Claims Against each Non-Obligor Debtor	Exhibit A-7

Specific estimated recovery percentages for General Unsecured Claims Against Each of MPI, MSC and MPCO	Exhibit A-8

Specific estimated recovery percentages for General Unsecured Claims Against each Schedule III Obligor Debtor	Exhibit A-9

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Introduction

LyondellBasell Industries AF S.C.A. (“LBIAF”) and each of its above-captioned affiliates and subsidiaries, as debtors and debtors in possession (collectively, the “Debtors”), propose the following chapter 11 plans of reorganization (collectively, the “Plan”) pursuant to section 1121(a) of the United States Bankruptcy Code (the “Bankruptcy Code”). All capitalized terms used in the Plan are defined either in section 101 of the Bankruptcy Code or in Article I below.

Although the Chapter 11 Cases are jointly administered pursuant to an order of the Bankruptcy Court, the Debtors are not proposing the substantive consolidation of their respective bankruptcy estates. Thus, although the Plan generally applies to all the Debtors, except where otherwise indicated, (i) the Plan constitutes 94 distinct chapter 11 plans, one for each Debtor; (ii) for voting purposes, each holder of a claim in a Class shall vote its Claim in such Class by individual Debtors; and (iii) the classification scheme set forth in Article III hereof applies to each Debtor, but to the extent there are no Claims in a certain Class against a particular Debtor, that Class shall be deemed not to exist for any purpose whatsoever in respect of that Debtor.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in the Plan, the following terms shall have the respective meanings specified below:

“2015 Notes Indenture” means the indenture, dated as of August 10, 2005, among LyondellBasell Industries AF S.C.A. (formerly Nell AF S.à.r.l.), the guarantor parties thereto, Wilmington Trust Co. (successor to The Bank of New York), as Trustee, Registrar, Paying Agent, Transfer Agent and Listing Agent; ABN Amro Bank N.V. (n/k/a The Royal Bank of Scotland, N.V.), as Security Agent; and AIB/BNY Fund Management, as Irish Paying Agent; pursuant to which the 2015 Notes were issued, and all of the ancillary documents and Instruments relating thereto, as amended, supplemented, modified or restated as of the Commencement Date.

“2015 Notes” means the 8.375% senior notes due 2015 in the principal amounts of $615 million and €500 million issued pursuant to the 2015 Notes Indenture.

“2015 Notes Adversary Proceeding” means the adversary proceeding in the Chapter 11 Cases styled Wilmington Trust Company, as Trustee v. LyondellBasell Industries AF S.C.A., et al., Adversary No. 09-01501 (REG), described more fully in Section III.J.2 of the Disclosure Statement.

“2015 Notes Ad Hoc Group” means the informal group of holders (and/or their respective investment managers) of 2015 Notes, whose members consist of Arrowgrass Master Fund Ltd., Arrowgrass Distressed Opportunities Fund Limited, Basso Credit Opportunities Holding Fund Ltd., Basso Fund Ltd., Basso Multi-Strategy Holding Fund Ltd., Columbus Hill Partners, L.P., Columbus Hill Overseas, Ltd., CQS Directional Opportunities Master Fund Limited, Kivu Investment Fund Limited, Mariner LDC, Caspian Capital Partners, LP, Caspian Select Credit Master Fund, Ltd., CVI GVF (Lux) Master S.a.r.l., Fortelus Special Situations Master Fund Ltd., and Panton Master Fund, L.P. and that has the ability to direct and is directing the 2015 Notes Trustee to execute the Lender Litigation Settlement.

“2015 Notes Claims” means all Claims arising under the 2015 Notes Indenture, including, without limitation, all accrued but unpaid interest thereon, which shall be Allowed in the amount of $1,351,695,059.96 (excluding fees and expenses of the 2015 Notes Trustee) solely if the 2015 Notes Plan Conditions are satisfied or otherwise waived.

“2015 Notes Plan Conditions” means, subject to Section 7.7 of the Lender Litigation Settlement Agreement, the following conditions: (a) (1) the class of 2015 Notes Claims (Class 8) has voted to accept the Plan, (2) neither the 2015 Notes Trustee nor any member of the 2015 Notes Ad Hoc Group has objected to or appealed the approval of the Lender Litigation Settlement Agreement, and (3) neither the 2015 Notes Trustee nor any member of the 2015 Notes Ad Hoc Group has objected to confirmation of the Plan, or appealed the Confirmation Order (in each case as long as the Plan is consistent with and effectuates the Lender Litigation Settlement); and (b) (1) the 2015 Notes Trustee has taken no further action, directly or indirectly, to prosecute the 2015 Notes Adversary Proceeding, and (2) neither the 2015 Notes Trustee nor any member of the 2015 Notes Ad Hoc Group has objected to any motions filed by the Debtors in the Debtors’ Injunction Litigation or taken any further action either in the Debtors’ Injunction Litigation or in the Bankruptcy Case with regard to the Debtors’ Injunction Litigation; and (c) neither the 2015 Notes Trustee nor any member of the 2015 Notes Ad Hoc Group has breached the Lender Litigation Settlement Agreement.1

“2015 Notes Trustee” means Wilmington Trust Company, solely in its capacity as successor indenture trustee under the 2015 Notes Indenture, or its duly appointed successor.

“Abandoned Claims” means the claims and causes of action brought on behalf of the Debtors’ estates pursuant to section 544 of the Bankruptcy Code against former shareholders of Lyondell Chemical (but solely in their capacity as such) pursuant to Count IV of the complaint in the Committee Litigation, other than (i) claims against Access, Nell Limited, or any of their respective affiliates (as that term is defined in section 101(2) of the Bankruptcy Code, replacing “debtor” with “Access” or “Nell Limited,” as applicable, and replacing “corporation” with “entity”), which claims shall continue to be prosecuted as contemplated by the Committee Litigation or the Litigation Trust, (ii) claims against those parties that are released by the Debtors hereunder or under the Lender Litigation Settlement, and (iii) claims against the Directors, Officers, and Subsidiary Directors (as defined in the complaint commencing the Committee Litigation).

“Access” means Access Industries Holdings, LLC.

“Account Holder” means any Person that, directly or indirectly, held or was the beneficial owner or holder of shares of Lyondell Chemical in an account or otherwise through or with any Lender Releasee, where as a result of the conversion, such Person received Merger Consideration.

“Acetyls Business” means the Acetyls Business unit of MPI.

“Acquired Third Party Preference Claim” means any Preference Claim with respect to a Claim (other than a Senior Secured Claim or Bridge Loan Claim) that a Settling Defendant Releasee or Secured Lender Releasee has acquired or may acquire from a Non-Settling Defendant or unaffiliated third party that was not a defendant in the Committee Litigation.

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In the event holders of at least 66 2/3% in principal amount of the 2015 Notes Claims execute a plan support agreement, and so long as the holders of 2015 Notes Claims signatory to such plan support agreement(s) have not breached or terminated such agreement(s), clause (a)(1) of these 2015 Notes Plan Conditions shall be of no force and effect.

“Ad Hoc Group” means the ad hoc group of lenders consisting of certain lenders (and/or their investment managers) under the Senior Secured Credit Agreement, as referred to in the DIP Financing Order as the “Ad Hoc Group of Senior Secured Lenders.”

“Administrative Expense” means any right to payment constituting a cost or expense of administration of any of the Chapter 11 Cases under sections 503(b) and 507(a)(2) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the business of the Debtors, any indebtedness or obligations incurred or assumed by the Debtors in connection with the conduct of their business, amounts owed to vendors providing goods and services to the Debtors during the Chapter 11 Cases, Postpetition Intercompany Claims, and tax obligations incurred after the Commencement Date, and all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under sections 328, 330, 331 and/or 503 of the Bankruptcy Code, whether fixed before or after the Effective Date (excluding, for the avoidance of doubt, DIP ABL Claims, DIP New Money Claims and DIP Roll-Up Claims).

“Administrative Expense Bar Date” means the date that is sixty (60) days after the Effective Date or such other date as the Bankruptcy Court determines.

“Affiliate” means “affiliate” as set forth in section 101(2)(B) of the Bankruptcy Code (and specifically includes, without limitation, any partnership that otherwise satisfies the requirements of section 101(2)(B) of the Bankruptcy Code), but excludes BI S.à.r.l. or any entity that directly or indirectly owns, controls or holds any interest thereof.

“Allowed” means, with reference to any Claim or Administrative Expense, (a) allowed pursuant to the Plan, (b) not Disputed, (c) listed by the relevant Debtor in its Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (d) compromised, settled, Allowed or otherwise resolved pursuant to a Final Order, (e) if Disputed, has been allowed by a Final Order, or (f) asserted by a timely filed proof of Claim or Administrative Expense (or motion for Administrative Expense) as to which no timely objection has been or is interposed (as determined in accordance with Section 8.1 of the Plan or any applicable period of limitation fixed by the Bankruptcy Code, or the Bankruptcy Rules, or the Bankruptcy Court); provided, however, that Claims allowed pursuant to an order of the Bankruptcy Court solely for the purpose of voting to accept or reject the Plan shall not be considered “Allowed Claims” hereunder.

“ARCO/Equistar Advisor” means Kramer Levin Naftalis & Frankel LLP, as counsel to Aurelius Capital Management, LP and certain other holders of ARCO Notes and Equistar Notes.

“ARCO/Equistar Claims” means, collectively, the ARCO Notes Claims and Equistar Notes Claims.

“ARCO/Equistar Settlement” means the settlement between the Debtors and the ARCO Notes Trustee and the Equistar Notes Trustee approved by Bankruptcy Court order dated February 11, 2010, as described in Section III.L of the Disclosure Statement, the terms of which are incorporated herein.

“ARCO/Equistar Settlement Pro Rata Allocation” means the allocation of distributable value to certain subcategories of Senior Secured Claims, calculated based on the following assumptions: (i) the aggregate principal amount of claims outstanding under the Senior Secured Credit Agreement equals $8,805,849,206.12 (less any adequate protection payments made pursuant to Section 18 of the DIP

Financing Order and received by the Senior Secured Lenders through and including the Effective Date (to the extent any such payments have accrued but have not been paid and received on or before the Effective Date, then such accrual shall not be applied to reduce Claims under the Senior Secured Credit Agreement unless payment thereof is provided for in connection with consummation so that such Claims shall receive either Cash in respect of such accrual or a higher allocation reflecting such accrual, but such Claims shall not in any event receive both Cash and a higher allocation)), (ii) the aggregate amount of claims outstanding under the Secured Hedge Agreements equals $154,188,000, (iii) the aggregate amount of claims outstanding under or in connection with the ARCO Notes equals $336,344,000, (iv) the aggregate amount of claims outstanding under or in connection with the Equistar Notes equals $154,404,000, and (v) solely for purposes of allocating distributable value among subcategories (i)-(iv), the aggregate amount of claims in Class 4 equals $9,450,785,206.12 (less any adequate protection payments as set forth in subcategory (i) above). The allocation shall be calculated and reflected in a statement filed with the Bankruptcy Court.

“ARCO Notes Indenture” means the indenture, dated as of June 15, 1988, between ARCO Chemical Company and The Bank of New York, pursuant to which the ARCO Notes were issued, and all of the ancillary documents and Instruments relating thereto, as amended, supplemented, modified or restated as of the Commencement Date for Lyondell Chemical.

“ARCO Notes” means the $100 million 10.25% Debentures due 2010 and $225 million 9.8% Debentures due 2020 issued pursuant to the ARCO Notes Indenture.

“ARCO Notes Claims” means all Claims, rights and interests arising out of or related to the ARCO Notes Indenture, including, without limitation, all accrued but unpaid interest thereon. The ARCO Notes Claims shall, to the extent this Plan (or a Modified Plan) is confirmed, (i) be deemed Allowed as a Class 4 Claim, in the amount of $336,344,000.00, plus any postpetition interest, as well as fees, costs and charges on account of ARCO Notes Claims to the extent permitted under section 506(b) of the Bankruptcy Code, and (ii) receive a recovery in Classes 7-C and 7-D as set forth in Sections 4.9 and 4.10 of this Plan; provided, however, that any Deficiency Claim held by a holder of ARCO Notes shall not be an ARCO Notes Claim, other than as set forth in Exhibit A-9 to the Plan or with respect to the right to participate in Excess Recoveries.

“ARCO Notes Trustee” means The Bank of New York Mellon in its capacity as indenture trustee under the ARCO Notes Indenture, or its duly appointed successor.

“Arrangers” means ABN AMRO Incorporated, Citigroup Global Markets Inc., Goldman Sachs Credit Partners L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, and the affiliates thereof, as Joint Lead Arrangers and Joint Bookrunners and in all other capacities under or with respect to the Senior Secured Credit Agreement and the Bridge Loan Agreement.

“Assigned Preference Claims” means any Preference Claim, other than (i) any Non-Settling Defendant Claim, (ii) any Preference Claim (other than an Acquired Third Party Preference Claim) against any Settling Defendant Releasee or Secured Lender Releasee, (iii) any Preference Claim against any other party that is released by the Debtors under the Plan, and in the case of (ii) and (iii) above, including any of such party’s professionals, agents, representatives or attorneys (each, in such capacities), and (iv) any Preference Claim that the Debtors, in consultation with the Committee (and subject to the right of the Committee (or post-Effective Date, the Litigation Trust, as the case may be) to object), waive or settle as part of any settlement of a contested Administrative Expense that the Debtors believe to be in the best interests of their estates, provided that the Debtors shall not waive or settle any Non-Settling Defendant Claim in connection with their settlement of a Disputed Administrative Expense.

“Assumption Schedule” means that certain schedule, prepared in consultation with the Ad Hoc Group and the Rights Offering Sponsors and, with respect to contracts or leases with a value exceeding $90 million, with the consent of the Ad Hoc Group and the Rights Offering Sponsors, such consent not to be unreasonably withheld, to be included in the Plan Supplement that specifically designates executory contracts or unexpired leases as contracts or leases to be assumed pursuant to the Plan.

“Backstop Consideration Shares” means the 23,562,677 Class B Shares purchased by the Rights Offering Sponsors in a private sale pursuant to the Equity Commitment Agreement.

“Ballots” means the forms distributed to each holder of an impaired Claim that is entitled to vote to accept or reject the Plan, on which is to be indicated acceptance or rejection of the Plan.

“Bankruptcy Code” means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, applicable to the Chapter 11 Cases, and the related Official Bankruptcy Forms, and any Local Rules of the Bankruptcy Court.

“Base Claim Amount” means, with respect to any Allowed General Unsecured Claim or 2015 Notes Claim, the amount of such Allowed General Unsecured Claim or 2015 Notes Claim, as applicable, calculated as of the Commencement Date and excluding any interest or other charges subsequent to the Commencement Date.

“Basell Germany” means Debtor Basell Germany Holdings GmbH.

“BF SARL” means non-Debtor Basell Funding S.à r.l.

“Beneficial Holder” means any entity that was party to a binding trade not yet settled to acquire debt under the Senior Facility (including the portion of the facility under the Senior Secured Credit Agreement that qualifies as DIP Roll-Up Loans) or the facility under the Bridge Loan Agreement on December 23, 2009, but does not include any entity that was party to a binding trade not yet settled. to sell all of its holdings of such debt on December 23, 2009.

“Benefit Plans” means all employee benefit plans, policies and programs, if any, for which the Debtors have any liability by contract or law or which are maintained by the Debtors for employees of the Debtors or their Affiliates, but excluding any benefit plans that have been terminated or rejected as of the Effective Date.

“Bridge Lenders” means the lenders from time to time party to the Bridge Loan Agreement.

“Bridge Loan Agreement” means the Bridge Loan Agreement, dated as of December 20, 2007 (as amended and restated on April 30, 2008 and October 17, 2008), among LyondellBasell Finance Company, the Obligor Debtors, the Obligor Non-Debtors, Merrill Lynch Capital Corporation, as administrative agent, Citibank, N.A., as collateral agent, the Arrangers, and the Bridge Lenders, and all of the documents and Instruments relating thereto, as amended, supplemented, modified or restated as of the Commencement Date.

“Bridge Loan Claims” means all Claims, claims against guarantors, liens, rights and interests arising under the Bridge Loan Agreement, including, without limitation, all accrued but unpaid interest thereon and any claims arising under section 507(b) of the Bankruptcy Code, which Claims shall be deemed Allowed for purposes of the Plan in an amount not less than $8,297,464,839.96; provided, however, that any Deficiency Claims held by a Bridge Lender shall not be a Bridge Loan Claim, other than as set forth in Exhibit A-9 to the Plan or with regard to the right to participate in Excess Recoveries in the Creditor Trust and the Litigation Trust.

“Business Day” means any day other than (a) a Saturday, (b) a Sunday, (c) any day on which commercial banks in New York, New York or The Netherlands are required or authorized to close by law or executive order, and (d) the Friday after Thanksgiving Day.

“Cash” means legal tender of the United States of America unless otherwise noted.

“Causes of Action” means any and all actions, proceedings, causes of action, obligations, suits, judgments, damages, demands, debts, accounts, controversies, agreements, promises, liabilities, legal remedies, equitable remedies, and claims (and any rights to any of the foregoing), whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, known or unknown, foreseen or unforeseen, fixed, contingent, matured, unmatured, disputed, undisputed, then existing or thereafter arising, secured or unsecured, whether asserted or assertable directly or derivatively, in law, equity or otherwise including without limitation, any recharacterization, subordination, avoidance or other claim arising under or pursuant to section 105 or chapter 5 of the Bankruptcy Code or under any other similar provisions of applicable state or federal law.

“Chapter 11 Cases” means the cases commenced by the Debtors pursuant to chapter 11 of the Bankruptcy Code which are jointly administered under the caption In re Lyondell Chemical Company, et al., Chapter 11 Case No. 09-10023 (REG) (Jointly Administered).

“Claim” means a “claim” as defined in section 101(5) of the Bankruptcy Code, against any one or more of the Debtors, or their property, whether or not asserted.

“Claims Agent” means Epiq Bankruptcy Solutions, LLC, the claims and noticing agent retained in the Chapter 11 Cases.

“Class” means a category of holders of Claims or Equity Interests as set forth in Article III of the Plan, classified by the Plan pursuant to section 1123(a)(1) of the Bankruptcy Code.

“Class A Shares” means the Class A ordinary shares of New Topco, with a nominal value of four eurocents (€0.04) per share authorized to be issued pursuant to the Plan. The Class A Shares shall have such rights with respect to dividends, liquidation, voting and other matters as are provided for by applicable nonbankruptcy law and in the New Topco Articles of Association.

“Class B Shares” means the Class B ordinary shares of New Topco, with a nominal value of four eurocents (€0.04) per share authorized to be issued pursuant to the Plan in connection with the Rights Offering. The Class B Shares shall have such rights with respect to dividends, liquidation preference, voting and other matters as are provided for by applicable nonbankruptcy law and in the New Topco Articles of Association.

“Clean Up Funds” means the funds that the Reorganized Debtors shall contribute to the Environmental Custodial Trust, in an amount to be determined and set forth in the Plan Supplement, which, when aggregated with the amount that the Reorganized Debtors shall contribute to the Wind-Up Funds, shall not exceed $250 million.

“Collateral” means any property or interest in property of the estates of the Debtors that is subject to a lien to secure the payment or performance of a Claim, which lien is valid, perfected and enforceable under applicable law, and is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable nonbankruptcy law.

“Collateral Agent” means Citibank, N.A. and its Affiliates or any successor thereto, as collateral agent under the Senior Secured Credit Facility and the Bridge Loan Agreement and as security agent under the Intercreditor Agreement.

“Commencement Date” means, as to each Debtor, the date of filing of its voluntary petition for relief under the Bankruptcy Code as set forth on Exhibit A-1 hereto.

“Committee Litigation” means the lawsuit styled Official Committee of Unsecured Creditors, on behalf of the Debtors’ Estates v. Citibank, N.A., London Branch, et al., Adversary Proceeding No. 09-01375 (REG), commenced by the Creditors’ Committee on July 22, 2009, described more fully in Section III.K of the Disclosure Statement.

“Confirmation Date” means the date upon which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket in the Chapter 11 Cases.

“Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

“Cooperation Agreement” means the agreement provided for in the Lender Litigation Settlement, substantially in the form to be filed as part of the Plan Supplement.

“Coverage Claim” means any claim by an Insurer against a Reorganized Debtor, Debtor or Schedule III Debtor or by a Reorganized Debtor, Debtor or Schedule III Debtor against an Insurer whereby the party seeks a declaration of rights and obligations or other relief with respect to any Insurance Policy or Insurance Agreement issued or allegedly issued by any Insurers.

“Covered Professionals” means representatives, agents, financial advisors, industry experts/advisors, and attorneys, in each case only to the extent that such Person represented or provided services in connection with the merger of BIL Acquisition Holdings Limited into Lyondell Chemical on December 20, 2007 (including the financing thereof), the Senior Secured Credit Agreement, the Bridge Loan Agreement, the DIP Agreement, the Chapter 11 Cases or any matter that could have been the subject of the complaint in the Committee Litigation.

“Cram Down Notes” means, to the extent necessary, the senior secured notes authorized and issued pursuant to the Plan by Lyondell Chemical on the Effective Date, the terms of which are governed by the Cram Down Notes Indenture. The Cram Down Notes shall include the principal terms set forth in Exhibit A-5 hereto.

“Cram Down Notes Indenture” means the senior secured notes indenture, dated as of the Effective Date, between Lyondell Chemical and a trustee to be designated by LBIAF or New Topco, upon consultation with the Ad Hoc Group and the Rights Offering Sponsors, governing the Cram Down Notes, which shall be in form and substance reasonably satisfactory to the Ad Hoc Group and the Rights Offering Sponsors.

“Creditor Representative” means the representative selected by the Creditors’ Committee to, among other things, administer funds under Section 5.9 hereof.

“Creditor Trust” means the trust established pursuant to Section 5.8 hereof, to which the State Law Avoidance Claims shall be contributed, to hold and to prosecute the State Law Avoidance Claims and to distribute the net proceeds of any recoveries on the State Law Avoidance Claims in accordance with Section 5.8 hereof.

“Creditor Trustee” means the person or entity, solely in the capacity as trustee of the Creditor Trust, selected by the Creditors’ Committee and approved by the Bankruptcy Court at the Confirmation Hearing to administer the Creditor Trust in accordance with the terms and provisions of the Creditor Trust Agreement.

“Creditor Trust Agreement” means the trust agreement governing the Creditor Trust, substantially in the form contained in the Plan Supplement and in all respects in a form acceptable to the Creditors’ Committee, and otherwise consistent with the Lender Litigation Settlement; provided that such trust agreement shall include (i) a provision stating that, after the Excess Recovery Trigger Date, the holders of Deficiency Claims relating to the Senior Secured Claims and Bridge Loan Claims shall have sole control over and, subject to the right of the holders of Allowed General Unsecured Claims and 2015 Notes Claims to receive their Post-Effective Date Interest Amount, shall be entitled to any property or assets of the Creditor Trust and (ii) a provision to be agreed upon among the Settling Defendants that shall govern the manner in which the Creditor Trust may be modified after the Excess Recovery Trigger Date.

“Creditor Trust Beneficiaries” means (a) prior to the Excess Recovery Trigger Date, holders of Allowed (i) Class 7-A (except the holders of the Deficiency Claims on account of the Senior Secured Claims and the Bridge Loan Claims), (ii) Class 7-C (except the Senior/Bridge Guarantee Claims), (iii) Class 7-D (except the Senior/Bridge Deficiency Claims) and (iv) subject to the satisfaction of the 2015 Notes Plan Conditions, the holders of Allowed Class 8 Claims and (b), subject to Section 5.8 hereof, after the Excess Recovery Trigger Date, including the holders of the Deficiency Claims on account of the Senior Secured Claims and Bridge Loan Claims.

“Creditor Trust Assets” means the State Law Avoidance Claims and any Cash contributed to the Creditor Trust.

“Creditors’ Committee” means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

“CT Reserve” means any reserve established by the Creditor Trustee on account of Claims that are Disputed.

“Cure Amount” means all amounts required to be paid to a counterparty to an executory contract or unexpired lease to assume such contract or lease pursuant to section 365 of the Bankruptcy Code.

“Debtor” means each entity listed on Exhibits A-1 and A-3 hereto and includes the Obligor Debtors and Non-Obligor Debtors listed on Exhibit A-2.

“Debtors” means each Debtor, collectively, including, where applicable, such entities in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 101, 1107(a) and 1108 of the Bankruptcy Code.

“Debtor Parties” means the Debtors party to the Equity Commitment Agreement, which are the Debtors other than (i) the Schedule III Debtors and (ii) LBAFGP.

“Debtors’ Injunction Litigation” means that certain adversary proceeding styled Lyondell Chemical Company, et al. v. Wilmington Trust Company, as Trustee, Adv. P. No. 09-01459 (REG) (Bankr. S.D.N.Y.) commenced by the Debtors by filing a complaint [09-01459 Docket No. 1] against the 2015 Notes Trustee, seeking to enjoin the 2015 Notes Trustee from any attempts to enforce any rights or exercise any remedy under the 2015 Notes against the Debtors’ non-debtor Affiliates.

“Deficiency Claim” means that portion of a Claim secured by a lien on property in which the estate has an interest that is determined, pursuant to section 506(a) of the Bankruptcy Code or through agreement, to exceed the value of the claimant’s interest in such property.

“Delaware Trustee” means the trustee with its principal place of business in Delaware who is appointed, upon consultation with the Ad Hoc Group and the Rights Offering Sponsors, with respect to the Millennium Custodial Trust.

“DIP Agent” means, collectively, UBS AG, Stamford Branch and Citibank N.A., in their capacity as agents under the DIP Agreement, or any successor(s) in interest thereto.

“DIP ABL Claims” means all Claims, rights and interests of the DIP Lenders arising out of or related to the DIP Revolving Credit Agreement including, without limitation, all fees and expenses payable thereunder and any and all “Obligations” as defined therein.

“DIP Agreement” means, collectively, (a) the DIP Term Loan Agreement, and (b) the DIP Revolving Credit Agreement, as modified or supplemented by the terms of the DIP Financing Order, and as amended, modified or supplemented from time to time thereafter.

“DIP Financing Order” means the Final Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e), (B) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (C) to Purchase Certain Assets Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Pre-Petition Secured Parties Pursuant To 11 U.S.C. §§ 361, 362, 363 and 364, entered March 1, 2009 (Docket No. 1002).

“DIP Lenders” means each lender under the DIP Agreement, and any other Person becoming a lender thereunder prior to the Effective Date.

“DIP New Money Claims” means all Claims, rights and interests of the DIP Lenders arising out of or related to the $3.25 billion new funding portion of the DIP Term Loan Agreement (including, without limitation, all fees and expenses payable thereunder and any and all “Obligations” except DIP Roll-Up Claims, as defined in the DIP Term Loan Agreement).

“DIP Revolving Credit Agreement” means the Debtor-in-Possession Credit Agreement, dated as of March 3, 2009, among Lyondell Chemical, Equistar Chemicals, LP, Houston Refining LP, Basell USA Inc., Millennium Chemicals Inc., Millennium Petrochemicals Inc., LBIAF; the lenders from time to time party thereto; Citibank, N.A., as administrative agent and collateral agent; UBS Securities LLC, as syndication agent; and Citibank, N.A., as fronting bank (as amended, modified or supplemented from time to time).

“DIP Roll-Up Claims” means all Claims, rights and interests of the DIP Lenders arising out of or related to the dollar-for-dollar roll-up portion of the DIP Term Loan Agreement.

“DIP Term Loan Agreement” means the Debtor-in-Possession Credit Agreement, dated as of March 3, 2009, among LBIAF, Lyondell Chemical, Basell USA Inc., Equistar Chemicals, LP, Houston Refining LP, Millennium Chemicals Inc., Millennium Petrochemicals Inc., UBS AG, Stamford Branch, as administrative agent and collateral agent; and the lenders from time to time party thereto (as amended, modified or supplemented from time to time).

“Disclosure Statement” means the disclosure statement relating to the Plan as amended from time to time, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

“Disclosure Statement Motion” means the motion that was filed on or about September 11, 2009, that seeks Bankruptcy Court approval of the Disclosure Statement pursuant to sections 105, 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rules 2002, 3017, 3018 and 3020.

“Disputed” means, with reference to any Claim or Administrative Expense, (i) disputed under the Plan, or subject or potentially subject to a timely objection and/or request for estimation, in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, interposed by the Debtors, the Reorganized Debtors, or the Creditors’ Committee, which objection and/or request for estimation has not been withdrawn or determined by a Final Order, (ii) improperly asserted, by the untimely or otherwise improper filing of a proof of Claim or Administrative Expense as required by order of the Bankruptcy Court, or (iii) disallowed pursuant to section 502(d) of the Bankruptcy Code. A Claim or Administrative Expense that is Disputed as to its amount shall not be Allowed in any amount for purposes of distribution, including, for the avoidance of doubt, for the purpose of being granted Participation Rights with respect to any MCI Subsidiary, until it is no longer a Disputed Claim.

“Distribution Record Date” means, except with respect to securities to be cancelled under the Plan which are governed by Section 7.15 of the Plan, the date fixed as the “Distribution Record Date” by order of the Bankruptcy Court approving the Disclosure Statement.

“District Court” means the United States District Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases.

“Effective Date” means the first Business Day on which the conditions specified in Section 10.1 of the Plan have been satisfied or waived and the Plan becomes effective in accordance with its terms and the Confirmation Order.

“Effective Date Anniversary” means any annual anniversary of the Effective Date; provided, however, that if the anniversary of the Effective Date in any year is not a Business Day, then the Effective Date Anniversary shall be the first Business Day after the anniversary of the Effective Date in such year.

“Eligible Holder” means a holder of an Allowed Claim in Class 4 entitled to participate in the Rights Offering.

“Enforcement Sale” shall have the meaning ascribed to “Enforcement Action” in the Intercreditor Agreement (and the meaning ascribed to “Enforcement Sale” in the 2015 Notes Indenture). The documents executed in connection therewith shall be in form and substance reasonably satisfactory to the Ad Hoc Group and the Rights Offering Sponsors.

“Environmental Actions” means any response, removal, investigation, remediation, reclamation, closure, post-closure, corrective actions, institutional controls and operation and maintenance activities with respect to the Transferred Real Properties.

“Environmental Custodial Trust” means the trust established under Section 5.6 hereof to own the Transferred Real Properties, manage and implement Environmental Actions with respect to the Transferred Real Properties as necessary and make distributions, if any, to the Environmental Trust Beneficiaries in accordance with the Environmental Custodial Trust Agreement.

“Environmental Custodial Trust Agreement” means the agreement between the Environmental Trust Beneficiaries and the Environmental Trust Trustee governing the Environmental Custodial Trust, dated as of the Effective Date, substantially in the form to be included in the Plan Supplement after consultation with the Ad Hoc Group.

“Environmental Custodial Trust Interests” means the interests in the Environmental Custodial Trust which shall be distributed under the Plan to the Environmental Trust Beneficiaries.

“Environmental Settlement Agreement” means the settlement agreement among the Debtors, the United States of America and certain states and state government agencies.

“Environmental Trust Beneficiaries” means the EPA and the applicable environmental agencies of the states in which the Transferred Real Properties are located.

“Environmental Trust Trustee” means the trustee appointed by the Debtors (in consultation with the Environmental Trust Beneficiaries) to administer the Environmental Custodial Trust.

“EPA” means the United States Environmental Protection Agency.

“Equistar” means Equistar Chemicals, L.P.

“Equistar Notes” means the $150,000,000 7.55% Senior Notes due 2026 issued pursuant to the Equistar Notes Indenture.

“Equistar Notes Claims” means all Claims, rights and interests arising out of or related to the Equistar Notes Indenture, including, without limitation, all accrued but unpaid interest thereon. The Equistar Notes Claims shall, to the extent this Plan (or a Modified Plan) is confirmed, (i) be deemed Allowed as a Class 4 Claim, in the amount of $154,404,000.00, plus any postpetition interest, as well as fees, costs and charges on account of Equistar Notes Claims to the extent permitted under section 506(b) of the Bankruptcy Code, and (ii) receive a recovery in Class 7-C and Class 7-D as set forth in Sections 4.9 and 4.10 of this Plan; provided, however, that any Deficiency Claim held by a holder of Equistar Notes shall not be an Equistar Notes Claim, other than as set forth in Exhibit A-9 to this Plan or with regard to the right to participate in Excess Recoveries in the Creditor Trust and Litigation Trust.

“Equistar Notes Indenture” means the indenture, dated as of January 29, 1996, between Lyondell Chemical Company and Texas Commerce Bank National Association, pursuant to which the Equistar Notes were issued, and all of the ancillary documents and Instruments relating thereto, as amended, supplemented, modified or restated as of the Commencement Date of Lyondell Chemical.

“Equistar Notes Trustee” means The Bank of New York Mellon Trust Company, N.A., in its capacity as indenture trustee under the Equistar Notes Indenture, or its duly appointed successor.

“Equity Commitment Agreement” means the agreement between the Rights Offering Sponsors, New Topco and the Debtor Parties under which the Rights Offering Sponsors commit to purchase the Unsubscribed Shares, the Backstop Consideration Shares and the Excluded Shares.

“Equity Compensation Plan” means the equity plan for certain employees of the Reorganized Debtors, in form and substance reasonably satisfactory to the Ad Hoc Group and the Rights Offering Sponsors, filed as part of the Plan Supplement.

“Equity Interest” means any share of common or preferred stock or other Instrument evidencing an ownership interest in the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

“ERISA” means Title IV of the Employee Retirement Income Security Act of 1974, as amended, codified at 29 U.S.C. §§ 1301-1461.

“Excess Recoveries” means all recoveries of the Creditor Trust and the Litigation Trust, in the aggregate (net of the Creditor Representative’s and Trusts’ costs and expenses), after any distributions made to the Reorganized Debtors from the Litigation Trust (which, after the Excess Recovery Trigger Date, will be one-third of all Assigned Preference Claims instead of 10%) that are in excess of the amount required to pay to the holders of the Allowed General Unsecured Claims their Allowed Base Claim Amounts, in Cash or Class A Shares, after giving effect to other distributions made to holders of Allowed General Unsecured Claims under the Plan, the Lender Litigation Settlement or pursuant to distributions from the Creditor Trust or Litigation Trust.

“Excess Recovery Trigger Date” means the later of both of the following: (i) the date on which distributions to holders of Allowed General Unsecured Claims and Allowed 2015 Notes Claims have been made, in the aggregate, sufficient to pay such holders the Allowed Base Claim Amounts, in Cash or Class A Shares, after giving effect to other distributions made to holders of Allowed General Unsecured Claims and Allowed 2015 Notes Claims under the Plan, the Lender Litigation Settlement or pursuant to distributions from the Creditor Trust or Litigation Trust, and (ii) the date on which the Creditor Representative’s and Trusts’ costs and expenses incurred through the date set forth in (i) above have been paid in full.

“Excluded DIP Obligations” means all of the Debtors’ contingent or unliquidated obligations (including, without limitation, indemnification and expense reimbursement obligations) under the DIP Agreement, including, without limitation, any obligations referenced in section 10.05 of the DIP Revolving Credit Agreement or in sections 10.04 or 10.05 of the DIP Term Loan Agreement, to the extent that any such obligation has not been paid in full in cash on the Effective Date; provided that for the avoidance of doubt, Excluded DIP Obligations shall not include any indemnification obligations for parties in their capacities as agents under the Senior Secured Credit Agreement and Bridge Loan Agreement.

“Excluded Person” means any customer, supplier, vendor, lender, officer, director or employee of the Reorganized Debtors, or other Person with whom the Reorganized Debtors, in good faith, have, or reasonably intend to have, a continuing relationship following the Confirmation Date.

“Excluded Senior/Bridge Obligations” means all of the Debtors’ contingent or unliquidated obligations (including, without limitation, indemnification and expense reimbursement obligations to the current and former agents under the Senior Secured Credit Agreement, the Intercreditor Agreement, or the Bridge Loan Agreement which are to survive Confirmation and not be discharged, including the Debtors’ obligations to pay and reimburse the reasonable third-party fees and expenses incurred by such agents thereunder, including, without limitation, the reasonable fees and disbursements of counsel and other advisors and the Debtors’ obligations to indemnify the current and former agents under the Senior Secured Credit Agreement, the Intercreditor Agreement or the Bridge Loan Agreement (which, for the avoidance of doubt, includes the Collateral Agent) as set forth in Section 11.8(h) hereof and in the Lender Litigation Settlement, to the extent that any such obligations have not been paid in full in cash on the Effective Date; provided that the Debtors’ obligations to indemnify the Collateral Agent and the current and former agents under the Senior Secured Credit Agreement, the Intercreditor Agreement and the Bridge Loan Agreement (but not the Debtors’ obligations to pay and reimburse the reasonable third-party fees and expenses incurred by the current and former agents under the Senior Secured Credit Agreement, the Intercreditor Agreement and Bridge Loan Agreement) shall not include any indemnification obligation arising from or relating to the Committee Litigation (or the actions taken that were the subject thereof).

“Excluded Shares” means any Class B Shares excluded from the Rights Offering pursuant to a Section 1145 Cutback.

“Exercising Claimant” means each Eligible Holder that exercises its rights to subscribe to purchase Class B Shares in the Rights Offering.

“Exit Facility” means the credit facility, indenture, or facilities (in whatever form or Instrument) entered into as of the Effective Date by Reorganized LyondellBasell and the guarantors thereunder in order to meet their Plan obligations and working capital needs as of the Effective Date, in form and substance reasonably satisfactory to the Ad Hoc Group and the Rights Offering Sponsors.

“Exit Facility Commitment Letter” means the commitment letter(s) (if any) to provide the financing contemplated by the Exit Facility, in form and substance reasonably satisfactory to the Ad Hoc Group.

“Exit Financing” means the financing under the Exit Facility.

“F&F Business” means the Fragrance and Flavors Business unit of MSC.

“Final Order” means an order of the Bankruptcy Court or District Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or motion for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, or move to reargue or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or District Court shall have been upheld by the highest court to which such order was appealed, or from which certiorari, reargument or rehearing was sought and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, the possibility that a timely motion under Bankruptcy Rule 9024 or any applicable analogous rule may be filed with respect to such order shall not prevent such order from being a Final Order.

“Fixed Settlement Plan Consideration” means the $300 million in Cash and the $150 million in Class A Shares that is part of the Settlement Consideration.

“Former Equistar Subsidiaries” means Quantum Pipeline Company, Equistar Polypropylene, LLC, Equistar Transportation Company, LLC, and Equistar Funding Corporation.

“General Unsecured Claim” means any Claim that is not a Senior Secured Claim, Bridge Loan Claim, DIP Roll-Up Claim, DIP ABL Claim, DIP New Money Claim, Other Secured Claim, Administrative Expense (including fees and costs for professional compensation and reimbursement), Priority Non-Tax Claim, Priority Tax Claim, 2015 Notes Claim, PBGC Claim, the Senior/Bridge Guarantee Claim, any Senior/Bridge Deficiency Claim, any other Deficiency Claim on account of the Senior Secured Claims and Bridge Loan Claims, or Intercompany Claim. For the avoidance of doubt, any Millennium Notes Claim shall be a General Unsecured Claim.

“High Yield Notes On Loan” means the loan of the proceeds of the 2015 notes made by LBIAF in accordance with the Intercreditor Agreement.

“Instrument” means any mortgage, share of stock, security, promissory note, bond or any other “Instrument” as that term is defined in section 9-102(a)(47) of the Uniform Commercial Code in effect in the State of New York on the Commencement Date.

“Insurance Agreements” means any documents or agreements related to an Insurance Policy, including, but not limited to, claims servicing agreements and coverage-in-place agreements, pursuant to which an Insurer has or is alleged to have current or future obligations, and an Insured may also have or be alleged to have a current or future obligation to the Insurer, and which any Insurer or its present or former affiliates or predecessors may have entered into with one or more Debtors or their present or former affiliates or predecessors in connection with any Insurance Policy.; provided, however, that Insurance Agreements does not include Insurance Settlement Agreements.

“Insurance Policies” means any insurance policies, programs or contracts held by, entered into by or issued to or for the benefit of any Debtor., or to or for the benefit of any predecessor of any Debtor.

“Insurance Settlement Agreements” means any documents or agreements related to an Insurance Policy under which any Debtor and any Insurer resolved a coverage dispute by the Insurer’s payment in full of a stipulated sum to the Debtor prior to the Chapter 11 Cases.

“Intercompany Claim” means any Prepetition Intercompany Claim or Postpetition Intercompany Claim.

“Intercreditor Agreement” means the intercreditor agreement, dated December 20, 2007 originally among LBIAF (formerly Basell AF S.C.A.); the Obligor Debtors and Obligor Non-Debtors; Deutsche Bank Trust Company America (successor to Citibank, N.A.), as senior agent; Citibank, N.A., as security agent and ABL agent; Merrill Lynch Capital Corporation, as interim facility agent; The Bank of New York, as high yield notes trustee, ARCO Notes Trustee, and Equistar Notes Trustee; and certain other parties, as second lien notes trustee, original hedging banks, and investors, among others.

“LBAFGP” means LyondellBasell AF GP S.à.r.l., the general partner of LBIAF.

“LBFC” means Debtor LyondellBasell Finance Company, the direct or indirect parent of each of the U.S. Debtors and U.S. Non-Debtor Affiliates.

“LBHBV” means LyondellBasell Subholdings B.V., a newly created, wholly-owned subsidiary of New Topco.

“LBIAF” means Debtor LyondellBasell Industries AF S.C.A., the direct or indirect parent of each other entity comprising LyondellBasell.

“LBIH” means non-Debtor LyondellBasell Industries Holdings B.V., the direct parent of Basell Germany and certain non-U.S. Non-Debtor Affiliates.

“LCC/LBFC Intercompany Note” means that certain intercompany note in the approximate amount of $7.2 billion owed by Lyondell Chemical to LBFC.

“Lender Litigation Settlement” means the settlement of the Committee Litigation, as described in Section III.K of the Disclosure Statement, whose terms of which are incorporated herein, and memorialized in the Lender Litigation Settlement Agreement.

“Lender Litigation Settlement Agreement” means that certain Amended and Restated Settlement Agreement Relating to Commercial Litigation (Official Committee of Unsecured Creditors v. Citibank, N.A., et al., Adv. P.No. 09-01375 (REG) (Bankr. S.D.N.Y.)), dated as of March     , 2010, by and among LBIAF, on behalf of itself and certain identified affiliates, the Creditors’ Committee, the 2015 Notes Trustee, the 2015 Notes Ad Hoc Group, the Senior Secured Lenders and the Bridge Lenders.

“Lender Litigation Settlement Approval Motion” means the motion filed jointly by the Debtors and the Creditors’ Committee seeking, pursuant to Rule 9019 of the Bankruptcy Rules, approval of, among other things, the Lender Litigation Settlement [09-10023 Docket No. 3891].

“Liquidation” means the voluntary or involuntary liquidation, dissolution or winding up of New Topco (or its subsidiaries, the assets of which constitute all or substantially all of the assets of New Topco and its subsidiaries, taken as a whole), in a single transaction or series of transactions.

“Liquidation Preference Expiration Date” means the first date upon which the closing price per share of the Class B Shares exceeds $21.22 (200% of the Initial Purchase Price per Class B Share) on a national securities exchange, subject to anti-dilution adjustments, for at least 45 trading days within a period of 60 consecutive trading days; provided, however, the closing price per share of the Class B Shares must exceed such threshold on both the first and last day of such 60-day period.

“Litigation Trust” means the trust or trusts established pursuant to Section 5.7 hereof to accept (a) the Non-Settling Defendant Claims and/or (b) Assigned Preference Claims for the benefit of certain holders of certain Allowed General Unsecured Claims and 2015 Notes Claims, if applicable, against Obligor Debtors, and to distribute the net proceeds of such Claims in accordance with Section 5.7 hereof.

“Litigation Trust Agreement” means the trust agreement governing the Litigation Trust, substantially in the form contained in the Plan Supplement and in all respects in a form acceptable to the Creditors’ Committee, and the Debtors (but only as to provisions affecting or binding the Debtors), and otherwise consistent with the Lender Litigation Settlement; provided that such trust agreement will include (i) a provision stating that, after the Excess Recovery Trigger Date, the Debtors and the holders of Deficiency Claims on account of the Senior Secured Claims and Bridge Claims shall have sole control over and, subject to the right of the holders of Allowed General Unsecured Claims and 2015 Notes Claims to receive their Post-Effective Date Interest Amount, shall be entitled to any property or assets of the Litigation Trust and (ii) a provision to be agreed upon between and among the Debtors and the Settling Defendants that shall govern the manner in which the Litigation Trust may be modified after the Excess Recovery Trigger Date.

“Litigation Trust Assets” means the Non-Settling Defendant Claims, Assigned Preference Claims and any Cash contributed to the Litigation Trust.

“Litigation Trust Beneficiaries” means (a) prior to the Excess Recovery Date, (i) holders of Allowed Class 7-A (except the holders of the Deficiency Claims on account of the Senior Secured Claims and the Bridge Loan Claims), Class 7-C (except the Senior/Bridge Guarantee Claims), (ii) holders of Allowed Class 7-D Claims (except the Senior/Bridge Deficiency Claims), (iii) subject to the satisfaction of the 2015 Notes Plan Conditions, holders of Allowed Class 8 Claims, and (iv) the Reorganized Debtors to the extent of 10% of any net recoveries on account of the Assigned Preference Claims, and (b), subject to Section 5.7 hereof, after the Excess Recovery Trigger Date, also including (i) the Reorganized Debtors to the extent of  1/3 of any recoveries on account of the Assigned Preference Claims and (ii) the holders of the Deficiency Claims on account of the Senior Secured Claims and the Bridge Loan Claims.

“Litigation Trustee” means the person or entity, solely in the capacity as trustee of the Litigation Trust, selected by the Creditors’ Committee and approved by the Bankruptcy Court at the Confirmation Hearing to administer the Litigation Trust in accordance with the terms and provisions of the Litigation Trust Agreement.

“LT Reserve” means any reserve established by the Litigation Trustee on account of Claims that are Disputed.

“Lyondell Chemical” means Debtor Lyondell Chemical Company.

“LyondellBasell” means the Debtors and the Non-Debtor Affiliates, collectively.

“Majority Arrangers” means Arrangers holding at least 50.1% in principal amount of the outstanding loans held by all Arrangers, in the aggregate, under the Bridge Loan Agreement.

“MCI” means Millennium Chemicals Inc.

“MCI Reserve” means any reserve established by the Millennium Trust Trustee on account of Claims that are Disputed with respect to MCI.

“MCI Subsidiaries” means direct and indirect subsidiaries of MCI, other than MPCO, MPI and MSC.

“MHC” means MHC Inc.

“Merger Consideration” means funds paid in respect of the conversion, upon the merger of BIL Acquisition Holdings Limited into Lyondell Chemical on December 20, 2007, of formerly outstanding shares of Lyondell Chemical into the right to receive $48 per share.

“Millennium Chain Governing Bodies” means the directors and officers of MCI, all MCI Subsidiaries, MSC, MPI, MPCO, Quantum Pipeline Company, Equistar Polypropylene, Equistar Transportation Company, LLC and Equistar Funding Corporation (or analogous governing bodies or other appropriate persons or entities responsible for management).

“Millennium Custodial Trust” means the trust established under Section 5.5 hereof to implement the resolution of Claims against the Schedule III Debtors.

“Millennium Custodial Trust Agreement” means the agreement between the Schedule III Debtors, the Millennium Trust Trustee and the Delaware Trustee governing the Millennium Custodial Trust, dated as of the Effective Date, in form and substance reasonably satisfactory to the Ad Hoc Group, substantially in the form to be included in the Plan Supplement.

“Millennium Custodial Trust Interests” means the beneficial interests in the Millennium Custodial Trust which shall be distributed to the Millennium Custodial Trust Beneficiaries.

“Millennium Notes” means the 7.625% senior unsecured notes of Millennium America Inc. due 2026 in the principal amount of $241 million.

“Millennium Notes Claim” means all general unsecured Claims arising under the Millennium Notes Indenture, which shall be deemed Allowed for Plan purposes in the amount of $244,058,317.71 (which amount excludes fees and expenses of the Millennium Notes Trustee) solely if the Millennium Notes Plan Conditions are satisfied or otherwise waived.

“Millennium Notes Indenture” means the indenture, dated as of November 27, 1996, between Millennium America Inc. and Law Debenture Trust Company of New York, as successor to The Bank of New York, pursuant to which the Millennium Notes were issued, and all of the ancillary documents and Instruments relating thereto, as amended, supplemented, modified or restated as of the Commencement Date of Lyondell Chemical.

“Millennium Notes Plan Conditions” means, subject to Section 7.7 of the Lender Litigation Settlement Agreement, the following conditions: (a) the Specified Millennium Noteholders have executed plan support agreements before 9:45 a.m. on March 11, 2010 and such agreements have not been breached or terminated thereafter by a Specified Millennium Noteholder, (b) the Millennium Notes Trustee has not objected to or appealed the approval of the Lender Litigation Settlement, (c) the Millennium Notes Trustee has not objected to confirmation of the Plan or appealed the order confirming the Plan (in each case, so long as the Plan is consistent with and effectuates the Lender Litigation Settlement), and (d) the Millennium Notes Trustee has taken no further action, directly or indirectly, to prosecute the Millennium Notes STN Motion.

“Millennium Notes STN Motion” means the motion by the Millennium Notes Trustee seeking authority to pursue claims that the Debtors’ estates may have relating to the granting by certain Obligor Debtors of guarantees to the 2015 Notes Trustee [Docket No. 3073]

“Millennium Notes Trustee” means Law Debenture Trust Company of New York, not individually, but solely in its capacity as successor trustee for the holders of the Millennium Notes.

“Millennium Partners” means Millennium Petrochemicals GP LLC and Millennium Petrochemicals Partners LP.

“Millennium Trust Advisory Board” means the advisory board of the Millennium Custodial Trust appointed by the Debtors consisting of three individuals.

“Millennium Trust Assets” means the Equity Interests in MCI and the Wind-Up Funds.

“Millennium Trust Beneficiaries” means the holders of General Unsecured Claims against MCI, in each case, as and when Allowed.

“Millennium Trust Chain Assets” means collectively, the Millennium Trust Assets and the assets of, and Equity Interests, in the MCI Subsidiaries, MSC, MPI, MPCO, Quantum Pipeline Company, Equistar Polypropylene, Equistar Transportation Company, LLC and Equistar Funding Corporation; provided, however, that for the avoidance of doubt, the fact that the assets of MSC, MPI and MPCO are part of the Millennium Trust Chain Assets does not affect the distributions to be made to holders of Allowed Senior/Bridge Guarantee Claims pursuant to Section 4.9(b)(A)(i).

“Millennium Trust Trustee” means the trustee appointed, in consultation with the Ad Hoc Group, to administer the Millennium Custodial Trust.

“Modified Plan” shall have the meaning set forth in the ARCO/Equistar Settlement Agreement.

“MPCO” means Millennium US Op Co, LLC.

“MPI” means Millennium Petrochemicals, Inc.

“MSC” means Millennium Specialty Chemicals, Inc.

“New Common Stock” means collectively, the Class A Shares and the Class B Shares to be issued pursuant to the Plan.

“New Acetyls” means New Acetyls Op Co., which shall be formed on or before the Effective Date as a wholly owned subsidiary of New Acetyls Holdco.

“New F&F” means New F&F Op Co., which shall be formed on or before the Effective Date as a wholly owned subsidiary of New F&F Holdco.

“New Third Lien Notes” means the senior secured notes authorized and issued pursuant to the Plan by Lyondell Chemical on the Effective Date, the terms of which are governed by the New Third Lien Notes Indenture. The New Third Lien Notes shall include the principal terms set forth in Exhibit A-4 hereto.

“New Third Lien Notes Indenture” means the senior secured notes indenture, dated as of the Effective Date, between Lyondell Chemical and a trustee to be designated by LBIAF or New Topco, upon consultation with the Ad Hoc Group and the Rights Offering Sponsors, governing the New Third Lien Notes, which shall be in form and substance reasonably satisfactory to the Ad Hoc Group and the Rights Offering Sponsors.

“New Topco” means LyondellBasell Industries N.V., a naamloze vennootschap (public limited liability corporation) formed under the laws of The Netherlands.

“New Topco Articles of Association” means the Articles of Association of New Topco, in form and substance reasonably satisfactory to (1) the Ad Hoc Group, (2) the Rights Offering Sponsors and (3) the Majority Arrangers, but in the case of (3), solely with regard to any difference between Class A Shares on the one hand and Class B Shares or any other class of preferred stock or common stock on the other hand, other than as set forth in the Equity Commitment Agreement (as filed with the Debtors’ motion for approval thereof on December 23, 2009) or as described in the Disclosure Statement as filed by the Debtors on March 12, 2010.

“New Topco Supervisory Board” means the supervisory board of New Topco.

“New Warrants” means the warrants to be issued to holders of Class 5 Claims on the Effective Date, which shall include the principal terms as set forth in Exhibit A-6 hereto.

“Non-Debtor Affiliate” means any Affiliate of the Debtors that is not a Debtor in the Chapter 11 Cases.

“Non-Debtor Beneficiaries” means the Litigation Trust beneficiaries other than the Reorganized Debtors.

“Non-Obligor Debtors” means those Debtors that are not Obligor Debtors or Schedule III Debtors.

“Non-Schedule III Obligor Debtors” means the Obligor Debtors except the Schedule III Obligor Debtors.

“Non-Settling Defendant” means any defendant in the Committee Litigation (including each of its direct and indirect parent companies, subsidiaries, Affiliates, members, partners and joint ventures, each of their respective predecessors, successors, general partners, and assigns, and all of each of their respective past and present employees, officers, directors and managers) other than Settling Defendant Releasees and the Secured Lender Releasees.

“Non-Settling Defendant Claims” means all claims and causes of action (other than Abandoned Claims) that have been asserted in (or arise from the same transaction or occurrences as alleged in) the Committee Litigation against one or more Non-Settling Defendants, to the extent such claims and causes of action are not released pursuant to the Plan.

“North American Restructuring” means the restructuring of Lyondell Chemical and certain of its Debtor and non-Debtor subsidiaries and affiliates doing business or domiciled in North America that shall occur substantially contemporaneously with (or prior to) the Effective Date, in consultation with the Ad Hoc Group and the Rights Offering Sponsors.

“Obligor Debtors” means those Debtors, listed on Exhibit A-2 hereto, that are obligors, issuers, borrowers or guarantors under the Senior Secured Credit Agreement, the Bridge Loan Agreement and the 2015 Notes Indenture, other than MPCO, MPI and MSC.

“Obligor Non-Debtors” means those Non-Debtor Affiliates, listed on Exhibit A-2 hereto, that are obligors, issuers, borrowers or guarantors under the Senior Secured Loan Agreement, the Bridge Loan Agreement and the 2015 Notes Indenture. The Obligor Non-Debtors are co-proponents of the Plan.

“Other Secured Claim” means any Secured Claim other than a Senior Secured Claim or a Bridge Loan Claim.

“Participation Rights” means a contractual right pursuant to the Plan entitling the holder of an Allowed Claim against an MCI Subsidiary to a potential payment up to the amount of such holder’s Allowed Claims against the applicable MCI Subsidiary on or following the Effective Date.

“PBGC” means the Pension Benefit Guaranty Corporation, a wholly owned United States Corporation that administers the defined benefit pension plan termination insurance program under ERISA.

“PBGC Claim” means any Claim of the PBGC arising out of the Pension Plan.

“Pension Plan” means, collectively, (i) the U.S. Pension Plans, and (ii) the U.K. Pension Plan.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company trust, unincorporated association, joint venture, governmental authority, governmental unit, or other entity of whatever nature.

“Plan” means, collectively, these joint chapter 11 plans of reorganization for the Debtors, including all applicable exhibits and schedules annexed hereto or associated herewith (including the Plan Supplement), that shall be filed with the Bankruptcy Court, as altered, amended or modified from time to time in accordance with the terms hereof, the Bankruptcy Code and the Bankruptcy Rules.

“Plan Supplement” means the compilation of documents and forms of documents or term sheets for such documents specified herein that shall be filed with the Bankruptcy Court on or before the date that is ten (10) days prior to the deadline to vote to accept or reject the Plan, which is an integral part of the Plan, and shall include, but is not limited to, a list of the initial members of the New Topco Supervisory Board, the Assumption Schedule, the Equity Compensation Plan, the Millennium Custodial Trust Agreement, the Reorganized Certificate of Incorporation, the Reorganized By-laws, the New Topco Articles of Association, the Litigation Trust Agreement, the Creditor Trust Agreement, the Equity Commitment Agreement, the Cooperation Agreement, and the Exit Facility Commitment Letter (if any).

“Post-Effective Date Interest Amount” means, with respect to any Allowed General Unsecured Claim or 2015 Notes Claim, the aggregate amount of simple interest at the annual rate of 5% that accrues on the unpaid portion of the Allowed Base Claim Amount of such Allowed General Unsecured Claim or 2015 Notes Claim from the Effective Date until the date that the Allowed Base Claim Amount of such Allowed General Unsecured Claim or 2015 Notes Claim is paid in full.

“Postpetition Intercompany Claim” means any Claim against any Reorganizing Debtor by any other Reorganizing Debtor or any Non-Debtor Affiliate that arose on or after the Commencement Date, and for the avoidance of doubt, excluding Schedule III Intercompany Claims.

“Preference Claims” means any and all claims of the Debtors’ estates that could be brought under section 547 of the Bankruptcy Code or in the alternative based upon the same underlying facts under section 548 of the Bankruptcy Code, and the right to recover on account of any such claim under section 550 of the Bankruptcy Code.

“Prepetition Intercompany Claim” means any Claim against any Reorganizing Debtor by any other Reorganizing Debtor or any Non-Debtor Affiliate that arose prior to the Commencement Date, and for the avoidance of doubt, excluding Schedule III Intercompany Claims.

“Priority Non-Tax Claim” means any Claim entitled to priority in payment, as specified in sections 507(a)(2)-(7) and (9) of the Bankruptcy Code, other than a Priority Tax Claim.

“Priority Tax Claim” means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

“Private Sale” means the 23,562,677 Backstop Consideration Shares purchased directly by the Rights Offering Sponsors.

“Pro Rata Share” means the proportion that the amount of any Claim in a particular Class against a particular Debtor bears to the aggregate amount of all Claims in such Class against that particular Debtor, including the estimated Allowed amount of any Disputed Claims in such Class.

“Prospectus Directive” means Directive 2003/7YEC and includes any relevant implementing measure in each relevant member state.

“Purchase Notice” means a notice provided by the Subscription Agent to the Rights Offering Sponsors that sets forth the calculation of the number of Unsubscribed Shares and Excluded Shares, and the aggregate Subscription Purchase Price therefor.

“Reorganized By-laws” means the by-laws or similar corporate organizational document, to the extent applicable, of the Reorganized Debtors (other than New Topco), as amended and restated, substantially in the forms set forth in the Plan Supplement, in form and substance reasonably satisfactory to the Ad Hoc Group and Rights Offering Sponsors.

“Reorganized Certificate of Incorporation” means the certificate of incorporation or similar corporate organizational document of the Reorganized Debtors (other than New Topco), as amended and restated, substantially in the forms to be filed as part of the Plan Supplement, in form and substance reasonably satisfactory to the Ad Hoc Group and Rights Offering Sponsors.

“Reorganized Debtors” means the Debtors (other than the Schedule III Debtors) as reorganized on and after the Effective Date.

“Reorganized Released Parties” means the Reorganized Debtors, New Topco, LyondellBasell Subholdings B.V. and the Non-Debtor Affiliates and their principals, shareholders, subsidiaries, affiliates, employees, agents, representatives, officers, directors, members, partners, professionals (all solely in their capacities as such), successors and assigns, and any entity claimed to be liable derivatively through the Schedule III Debtors, or any of the foregoing.

“Reorganized LyondellBasell” means the Reorganized Debtors, the Non-Debtor Affiliates, New Topco and LyondellBasell Subholdings B.V. on and after the Effective Date.

“Reorganizing Debtors” means the Debtors other than the Schedule III Debtors prior to the Effective Date.

“Rights Claim” means a Claim with respect to which Subscription Rights are granted as of the Subscription Rights Record Date.

“Rights Offering” means the offering to Eligible Holders to subscribe to purchase Class B Shares, as set forth in Section 5.3 hereof.

“Rights Offering Expiration Date” means the final date by which an Eligible Holder may elect to subscribe to the Rights Offering, which shall be not more than 30 days after the Subscription Commencement Date or such later date as the Debtor Parties, subject to the approval of each of the Rights Offering Sponsors (not to be unreasonably withheld), may specify in a notice provided to the Rights Offering Sponsors before 9:00 a.m., New York City time, on the Business Day before the then-effective Rights Offering Expiration Date.

“Rights Offering Fees and Expenses” means (i) the fees and expenses reasonably incurred by the counsel to the Rights Offering Sponsors listed on Schedule B to the Equity Commitment Agreement, (ii) the fees and expenses reasonably incurred by the other professionals listed on Schedule B to the Equity Commitment Agreement retained by the Rights Offering Sponsors, (iii) the fees and expenses reasonably incurred of any other professionals retained by the Rights Offering Sponsors after the date of the Equity Commitment Agreement (with the prior approval (such approval not to be unreasonably withheld or delayed) of the Debtor Parties in the case of professionals retained under (iii)) and (iv) travel and other out of pocket expenses reasonably incurred by the Rights Offering Sponsors, in each case, in connection with the Rights Offering as well as (v) the filing fee, if any, required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any foreign merger control filings and expenses related thereto, and all Bankruptcy Court and other judicial and regulatory proceedings related to such transactions, up to, in the cases of (i) through (iv) only, an amount not to exceed $17 million (the “Expenses Cap”). For the avoidance of doubt, the Expenses Cap does not include the fees and expenses incurred by (i) Milbank, Tweed, Hadley & McCloy LLP, (ii) Moelis & Company, (iii) Akin Gump Strauss Hauer & Feld LLP, and (iv) Lazard Freres & Co. LLC in the negotiation, documentation and implementation of the transactions contemplated by the Equity Commitment Agreement. The Issuer (as defined in the Equity Commitment Agreement) and the Debtor Parties agree that, if such fees and expenses are determined not to be reimbursable or payable, as the case may be, to those firms under the terms of the Final DIP Financing Order and/or the DIP Term Loan Facility, then they shall reimburse or pay, as the case may be, all such fees and expenses reasonably incurred under the Equity Commitment Agreement and such fees and expenses reasonably incurred shall not count towards the Expense Cap and any expenses directly relating thereto.

“Rights Offering Indemnified Person” means each of the Rights Offering Sponsors and their respective affiliates, members, partners and their respective officers, directors, employees, agents, advisors and controlling persons.

“Rights Offering Indemnifying Parties” means the Debtor Parties and New Topco.

“Rights Offering Pro Rata Share” means, with respect to an Eligible Holder as of the Subscription Rights Record Date, the proportion that (x) the number of Class A Shares such Eligible Holder is entitled to receive on account of its Allowed Class 4 Claims and pursuant to Section 5.4(a) of the Plan prior to the application of any reduction in the amount of Class A Shares distributed to holders of Senior Secured Facility Claims on account of the second sentence of Section 4.4(b) bears to (y) the total number of Class A Shares all Eligible Holders are entitled to receive on account of their Allowed Class 4 Claims and pursuant to Section 5.4(a) of the Plan prior to the application of any reduction on account of the second sentence of Section 4.4(b).

“Rights Offering Shares” means the 240,339,302 Class B Shares offered in the Rights Offering.

“Rights Offering Sponsors” means LeverageSource (Delaware) LLC, an affiliate of Apollo Management VII, L.P., AI LBI Investment LLC, an affiliate of Access Industries, and Ares Corporate Opportunities Fund III, L.P.

“Schedule III Allocations” means Allowed Administrative Expenses (including Professional Fees), Other Secured Claims, Priority Tax Claims and Priority Non-Tax Claims allocable to the Schedule III Debtors.

“Schedule III Debtors” means the Debtors listed on Exhibit A-3 hereto.

“Schedule III Intercompany Claims” means any prepetition and postpetition Claims and Administrative Expenses held by a Schedule III Debtor against a Reorganizing Debtor or Non-Debtor Affiliate and all prepetition and postpetition Claims and Administrative Expenses held by a Reorganizing Debtor or Non-Debtor Affiliate against a Schedule III Debtor.

“Schedule III Obligor Debtors” means Millennium Chemicals Inc., Millennium Worldwide Holdings I Inc., Millennium America Holdings Inc., Millennium America Inc., Millennium Petrochemicals GP LLC, and Millennium Petrochemicals, LP.

“Schedules” means the schedules of assets and liabilities and the statements of financial affairs filed by each of the Debtors on April 6, 2009 and May 13, 2009 as required by section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, including any supplements or amendments thereto through the Confirmation Date.

“Section 1145 Cutback” means a decrease in the number of Rights Offering Shares reasonably required by the Debtors and New Topco after consultation with counsel or as required by the Bankruptcy Court, in each case to allow the Rights Offering to be exempt from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code (or exempt from prospectus delivery requirements under the Prospectus Directive).

“Securities Act” means the Securities Act of 1933, as amended.

“Secured Claim” means, pursuant to section 506 of the Bankruptcy Code, that portion of a Claim that is (a) secured by a valid, perfected and enforceable security interest, lien, mortgage or other encumbrance, that is not subject to avoidance under applicable bankruptcy or nonbankruptcy law, in or upon any right, title or interest of a Debtor in and to property of the relevant estate, to the extent of the value of the holder’s interest in such property as of the relevant determination date, or (b) Allowed as such pursuant to the terms of the Plan (subject to the Confirmation Order becoming a Final Order). “Secured Claim” includes any Claim that is: (i) subject to an offset right under applicable law, and (ii) a secured claim against a Debtor pursuant to sections 506(a) and 553 of the Bankruptcy Code.

“Secured Hedge Agreement” has the meaning set forth in Section 1.01 of the Senior Secured Credit Agreement.

“Secured Hedge Claims” means the Claims arising under the Secured Hedge Agreements, which shall be deemed Allowed for purposes of the Plan in an amount not less than $154,283,942.

“Secured Lenders” means the past, present and future lenders under the Senior Secured Credit Agreement (including the portion that qualifies as DIP Roll-Up Loans) and the Bridge Loan Agreement, and their successors and assigns, but each only in its respective capacity as a lender whether under the Senior Secured Credit Agreement or the Bridge Loan Agreement, or both if applicable (it being understood that each Beneficial Holder of debt under the Senior Secured Credit Agreement (including the portion of the Senior Credit Agreement that qualifies as DIP Roll-Up Loans) or Bridge Loan Agreement shall be deemed a Secured Lender).

“Secured Lender Releasees” means the Secured Lenders and each of their respective direct and indirect parent companies, subsidiaries and Affiliates (including funds managed by Secured Lenders or by Affiliates of Secured Lenders or Affiliates of any such funds), each of their respective predecessors, successors, and assigns, and all of each of their respective past and present employees, officers, directors, managers and Covered Professionals.

“Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of any time limitations therein and including any related Secured Claim for penalties).

“Securities Claim” means any Claim, whether or not the subject of an existing lawsuit, arising from the rescission of a purchase or sale of a debtor security, for damages arising from the purchase or sale of any such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of any such Claim.

“Senior/Bridge Deficiency Claims” means the Deficiency Claims that the holders of the Senior Secured Claims (taking into account the ARCO/Equistar Settlement Pro Rata Allocation) and Bridge Lender Claims hold against the Schedule III Obligor Debtors.

“Senior/Bridge Guarantee Claims” means the general unsecured guarantee claims that the holders of the Senior Secured Claims (which shall, for purposes of any distributions under this Plan, be deemed to take into account the ARCO/Equistar Settlement Pro Rata Allocation) and Bridge Lender Claims hold against MSC, MPI and MPCO.

“Senior Secured Claims” means all Claims, claims against guarantors, liens, rights and interests arising under the Senior Secured Credit Agreement, the Secured Hedge Agreements, ARCO Notes Indenture and Equistar Notes Indenture, including, without limitation, all accrued but unpaid interest thereon and any claims arising under section 507(b) of the Bankruptcy Code.

“Senior Secured Credit Agreement” means the Senior Secured Credit Agreement, dated as of December 20, 2007 (as amended and restated on April 30, 2008), among LBIAF, Lyondell Chemical and the other borrowers thereto; the Obligor Debtors; the Obligor Non-Debtors; Deutsche Bank Trust Company Americas (successor to Citibank, N.A.), as primary administrative agent; Deutsche Bank Trust Company Americas (successor to Citibank International plc), as European administrative agent; the Arrangers; and the Senior Secured Lenders; and all of the documents and Instruments relating thereto, as amended, supplemented, modified or restated.

“Senior Secured Facility Claims” means all Claims, claims against guarantors, liens, rights and interests arising under the Senior Secured Credit Agreement or any Secured Hedge Agreement, including, without limitation, all accrued but unpaid interest thereon and any claims arising under section 507(b) of the Bankruptcy Code which shall be deemed Allowed for purposes of the Plan in an amount not less than $8,959,620,886; provided, however, that any Deficiency Claim held by a Senior Secured Lender shall not be a Senior Secured Facility Claim, other than as set forth in Exhibit A-9 to the Plan or with respect to the right to participate in Excess Recoveries in the Creditor Trust and Litigation Trust.

“Senior Secured Facility Letters of Credit” means “Letters of Credit” as defined in Section 1.01 of the Senior Secured Credit Agreement.

“Senior Secured Lenders” means the lenders from time to time party to the Senior Secured Credit Agreement.

“Senior Secured LC Issuer” means ABN AMRO Bank, N.V., in its capacity as an issuer of letters of credit under the Senior Secured Credit Agreement, or any other LC Issuer or successor LC Issuer thereunder.

“Settlement Consideration” means (i) Cash totaling $300 million, (ii) that number of Class A Shares equivalent to $150 million at Plan value (after giving effect to the Rights Offering),

subject to dilution on account of the Equity Compensation Plan and the New Warrants;2 (iii) rights to proceeds from the net recoveries on Non-Settling Defendant Claims (subject to Section 5.8(e) hereof with respect to any Excess Recoveries), (iv) 90% of any net recoveries on Assigned Preference Claims from the Litigation Trust (subject to Section 5.7(c) hereof with respect to any Excess Recoveries),3 and (v) any net recoveries on the State Law Avoidance Claims (subject to Section 5.8(c) hereof with respect to any Excess Recoveries); provided, however, that, notwithstanding the foregoing, and in all events, distributions to the holders of 2015 Notes Claims shall be made only upon satisfaction of the 2015 Notes Plan Conditions, and upon the failure of such conditions, any distributions otherwise intended for distribution to the holders of the 2015 Notes Claims shall be made to the Reorganized Debtors (in the case of (i), (ii) or (iv) above) or the remaining Allowed General Unsecured Claims (in the case of any other recoveries).

“Settlement Pro Rata Share” means the proportion that the amount of any Allowed General Unsecured Claim or Allowed 2015 Notes Claim in Classes 7-A, 7-C, 7-D and 8 bears to the aggregate amount of all Claims in such Classes, including the estimated Allowed amount of any Disputed Claims in such Class; provided, however, that in the event that the holders of Claims in Class 8 are not entitled to any distributions because of the failure of the 2015 Notes Plan Conditions to be satisfied, Claims in Class 8 will not be taken into account when determining the Settlement Pro Rata Share.

“Settling Defendants” means Citibank, N.A., Citibank International plc, and Citigroup Global Markets Inc., Goldman Sachs Credit Partners, L.P. and Goldman Sachs International, Merrill, Lynch, Pierce, Fenner & Smith and Merrill Lynch Capital Corporation, ABN AMRO Inc. and The Royal Bank of Scotland, N.V., f/k/a ABN Amro Bank N.V., UBS Securities LLC and UBS Loan Finance LLC; LeverageSource III S.à.r.l., Ares Management LLC, Bank of Scotland, DZ Bank AG, Kolberg Kravis Roberts & Co. (Fixed Income) LLC and UBS AG, and the Ad Hoc Group.

“Settling Defendant Releasees” means the Settling Defendants and each of their respective direct and indirect parent companies, subsidiaries and Affiliates (including funds managed by Settling Defendants or by Affiliates of Settling Defendants or Affiliates of any such funds), each of their respective predecessors, successors, and assigns, and all of each of their respective past and present employees, general partners, officers, directors, managers and Covered Professionals.

“Specified Millennium Noteholders” means all funds managed by Aurelius Capital Management, LP, each only in its capacity as a holder of (or on behalf of a holder of) any Claim or interest other than a Claim or interest on account of Arco Notes, Equistar Notes or 2027 Notes and (ii) Appaloosa Management LP, on behalf of the funds for which it acts as investment advisor, each in its capacity as a holder of (or on behalf of a holder of) any Claim or interest, which together hold a majority in principal amount of the Millennium Notes.

“State Law Avoidance Claims” means any and all claims, rights and causes of action arising under state law against former shareholders of Lyondell Chemical and their respective successors and assigns, (based on the receipt by any such Persons of Merger Consideration, other than claims against those parties that are released by the Debtors hereunder or under the Lender Litigation Settlement.

[2]	For the avoidance of doubt, the distribution of Class A Shares as part of the Settlement Consideration does not (x) include any right to purchase a corresponding Rights Offering Pro Rata Share of Class B Shares or (y) reduce any right to purchase Class B Shares that is otherwise distributable to holders of Senior Facility Claims on account of their Claims.
[3]

As set forth in Section 5.7, the Reorganized Debtors shall receive 10% of any net recoveries on Assigned Preference Claims until the Excess Recovery Trigger Date, at which time the Reorganized Debtors shall receive 1/3 of any net recoveries on Assigned Preference Claims.

“Subordinated Claims” means all Claims against a Debtor, whether secured or unsecured, for any fine, penalty, forfeiture, attorneys’ fees (to the extend such attorneys’ fees are punitive in nature), multiple, exemplary or punitive damages, or for any other amount that does not represent compensation for actual pecuniary loss suffered by the holder of such Claim, and all Claims against any of the Debtors of the type described in sections 510(a), (b) or (c) of the Bankruptcy Code, other than Class 8 Claims, including any Claim against Lyondell Chemical for unexchanged shares of Lyondell Chemical or MCI that were not exchanged in connection with the 2007 Merger.

“Subscription Agent” means the Person engaged by the Debtors to administer the Rights Offering.

“Subscription Commencement Date” means the Business Day approved by the Bankruptcy Court on which the Rights Offering shall commence.

“Subscription Form” means the form to be used by an Eligible Holder to exercise its Subscription Rights.

“Subscription Period” has the meaning ascribed to it in 0 hereof.

“Subscription Purchase Price” means $10.61 per Class B Share.

“Subscription Rights” means the nontransferable subscription rights to purchase Class B Shares in the Rights Offering at the Subscription Purchase Price.

“Subscription Rights Record Date” means the date of the order approving the Disclosure Statement.

“Transferred Real Properties” means the real property, including the property identified on Schedule IV to the Disclosure Statement, that the Debtors will contribute to the Environmental Custodial Trust.

“Trusts” means the Creditor Trust and the Litigation Trust.

“U.K. Pension Plan” means the Lyondell Chemical Europe, Inc. Pension Plan.

“Unsubscribed Shares” means a number of Class B Shares equal to (i) the Rights Offering Shares minus (ii) the number of Class B Shares offered pursuant to the Rights Offering and duly subscribed for and paid for on or prior to 5:00 p.m. (prevailing Eastern time) on the Rights Offering Expiration Date.

“U.S. Pension Plan” means the tax qualified defined benefit pension plans covered by ERISA that are sponsored and maintained by any of the Debtors, including, the Basell Pension Plan; the Basell Retirement Income Plan; the Cain Chemical Inc. Pension Plan; the Endicott Johnson Corporation Employees’ Retirement Plan; the Equistar Chemicals, LP Retirement Plan; the Houston Refining LP Retirement Plan for Represented Employees; the Houston Refining LP Retirement Plan for Non-Represented Employees; the LyondellBasell Retirement Plan; the Pension Plan of McKinney Manufacturing Company for Hourly Employees; the Millennium Chemicals Inc. Consolidated Retirement Plan; the PDG Chemical Inc. Pension Plan; the Pension Plan for Eligible Hourly Employees of the Quantum Chemical Corporation, USI Division, Nortech Plant; the Pension Plan for Eligible Hourly Represented Employees of Equistar Chemicals, LP; the Pension Plan for Hourly Employees at Edison, New Jersey; and the Pension Plan for Hourly Employees at Edison, New Jersey; and the Pension Plan of Vanity Fair Inc.

“Voting Record Date” means the date of the order approving the Disclosure Statement.

“Wind-Up Funds” means the wind-up funds that the Reorganizing Debtors shall contribute to the Millennium Custodial Trust, in an amount to be determined and set forth in the Plan Supplement, in order to fund the resolution of Claims against Schedule III Debtors and Claims by those entities against others, which, when aggregated with the amount that the Reorganized Debtors shall contribute to the Clean Up Funds, shall not exceed $250 million.

Section 1.2 Interpretation and Construction of Terms. The words “herein,” “hereof,” “hereto,” “hereunder,” and others of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

If a Claim is to be “reinstated” under the terms of the Plan, it shall mean that such Claim shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding that the holder of such Claim shall not have any right to enforce, with regard to any default occurring prior to the Effective Date, any contractual provision or applicable non-bankruptcy law that entitles the holder of such Claim to demand or receive payment of such Claim prior to its stated maturity date from and after the occurrence of a default, and (i) the holder of the Claim shall retain all of its legal rights respecting the Claim, (ii) the applicable Debtor(s), as reorganized, shall remain liable for the Claim, and (iii) the applicable Debtor(s), as reorganized, shall retain any and all defenses respecting the Claim.

Any term used in the Plan that is not otherwise defined shall have the meaning ascribed to that term, if any, in the Bankruptcy Code.

Except as otherwise expressly provided herein, all references to “$” or “dollars” shall be deemed to be references to the lawful money of the United States of America.

ARTICLE II

TREATMENT OF ADMINISTRATIVE

EXPENSES AND PRIORITY TAX CLAIMS

Section 2.1 Administrative Expenses.

(a) Generally. Except to the extent that a holder of an Allowed Administrative Expense agrees to less favorable treatment, or as otherwise provided for in the Plan, the Debtors shall pay each Allowed Administrative Expense in full and in Cash on, or as soon as is reasonably practicable after, the later of (i) the Effective Date, (ii) the date such Administrative Expense otherwise would become due in the ordinary course of business, and (iii) the last Business Day of the month in which such Administrative Expense becomes Allowed, provided such Administrative Expense becomes Allowed at least ten (10) days prior to the last Business Day of the month, otherwise the last Business Day of the following month; provided, however, that Allowed Administrative Expenses representing liabilities incurred in the ordinary course of business by the Debtors, Postpetition Intercompany Claims and liabilities arising under the Equity Commitment Agreement, may be paid by the Debtors in the ordinary course of business and without the necessity to file a proof of claim, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, Instruments evidencing, or other documents relating to such transactions.

A notice setting forth the Administrative Expense Bar Date shall be (i) filed on the Bankruptcy Court’s docket and (ii) posted on the Debtors’ case information website at www.epiqbankruptcysolutions.com. Further notice of the Administrative Expense Bar Date shall be provided as may be directed by the Bankruptcy Court. All requests for payment of an Administrative Expense that accrued on or before the Effective Date other than Administrative Expenses that have been paid or that relate to payment of professionals must be filed with the Claims Agent and served on counsel for the Debtors by the Administrative Expense Bar Date. Any requests for payment of Administrative Expenses that are not properly filed and served by the Administrative Expense Bar Date shall not appear on the register of claims maintained by the Claims Agent and shall be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors or any action by the Bankruptcy Court. Holders of Postpetition Intercompany Claims do not need to file a request for payment of Administrative Expense. The amount of such Claim shall be determined pursuant to LyondellBasell’s books and records. All Administrative Expenses incurred in the ordinary course (including, but not limited to, those arising pursuant to Insurance Policies and related agreements assumed pursuant to the Plan) shall be paid in the ordinary course by the Debtors or the Reorganized Debtors without the need or requirement for the creditor to file a motion, application or claim for allowance of payment thereof.

The Reorganized Debtors, in their sole and absolute discretion, may settle Administrative Expenses in the ordinary course of business without further Bankruptcy Court approval. The Debtors shall have the right to object to any Administrative Expense within 180 days after the Administrative Expense Bar Date, subject to extensions from time to time by the Bankruptcy Court. Unless the Debtors or the Reorganized Debtors object to a timely-filed and properly served Administrative Expense, such Administrative Expense shall be deemed Allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors object to an Administrative Expense the parties may confer to try to reach a settlement and, failing that, the Bankruptcy Court shall determine whether such Administrative Expense should be allowed and, if so, in what amount.

(b) Professional Compensation and Reimbursement Claims. Any entity seeking an award by the Bankruptcy Court of compensation for services rendered and/or reimbursement of expenses incurred through and including the Effective Date under sections 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code shall (i) file its final application for allowance of such compensation and/or reimbursement by no later than the date that is sixty (60) days after the Effective Date or such other date as may be fixed by the Bankruptcy Court, and (ii) be paid by or on behalf of the Debtors or Reorganized Debtors, in full, in Cash, in such amounts as are Allowed, upon (a) the date the order granting such award becomes a Final Order, or as soon thereafter as is practicable, or (b) such other terms as may be mutually agreed upon by the professional and the Debtors or Reorganized Debtors. Notwithstanding any of the foregoing, the applicable Debtors or Reorganized Debtors shall assume all postpetition liabilities, fees and expenses for, and make payment in the ordinary course to, any professional retained by the Debtors as an ordinary course professional pursuant to that certain order of the Bankruptcy Court, entered February 4, 2009.

(c) DIP New Money Claims and DIP ABL Claims. Except to the extent that a holder of a DIP New Money Claim or DIP ABL Claim agrees to less favorable treatment, the Reorganized Debtors shall pay, on the Effective Date, in full and complete satisfaction, settlement and release of such Claim, except for the Excluded DIP Obligations, an amount in Cash equal to the Allowed amount of such DIP New Money Claim or DIP ABL Claim, as applicable, and all commitments under the DIP Agreement shall terminate. To the extent any letters of credit issued pursuant to the DIP Agreement are outstanding as of the Effective Date, they shall be replaced as of the Effective Date with new letters of credit to be issued or deemed to have been issued pursuant to the Exit Facility. Upon payment or satisfaction in full of the DIP New Money Claims and DIP ABL Claims (except the Excluded DIP Obligations) in accordance with the terms of this Plan, on the Effective Date all liens and security interests granted to secure such obligations shall be terminated and of no further force or effect. The Excluded DIP Obligations shall survive the Effective Date and shall not be discharged or released pursuant to the Plan or Confirmation Order, notwithstanding any provision hereof (including, without limitation, Sections 11.4, 11.5 and 11.8(b)) or thereof to the contrary.

Section 2.2 Priority Tax Claims. Except to the extent that a holder of an Allowed Priority Tax Claim agrees to less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, at the sole option of the Debtor primarily obligated for the payment of such Allowed Priority Tax Claim, from such Debtor (i) on the Effective Date, an amount in Cash equal to the Allowed amount of such Claim, or (ii) on the Effective Date and each year on the Effective Date Anniversary, or on any earlier date at the sole option of the applicable Debtor, equal annual Cash payments, in an aggregate amount equal to such Allowed Priority Tax Claim, together with a rate of interest determined under applicable nonbankruptcy law pursuant to section 511 of the Bankruptcy Code, over a period not exceeding five (5) years after the Commencement Date; provided, however, that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any pre-Effective Date interest or penalty accrued on or after the Commencement Date with respect to or in connection with such Allowed Priority Tax Claim. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business by the applicable Reorganized Debtor as such obligations become due without the need for the claimant to file a claim for Administrative Expense therefor, and holders of Allowed Priority Tax Claims shall retain their liens securing such Allowed Priority Tax Claim until paid in the ordinary course; provided that the Reorganized Debtors shall retain the right to challenge any tax assessments in the ordinary course under applicable law.

ARTICLE III

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

Section 3.1 Classification under Plan. Claims against the Debtors, other than Administrative Expenses, Priority Tax Claims, DIP New Money Claims and DIP ABL Claims, are classified for all purposes, including voting (unless otherwise specified), confirmation, and distribution pursuant to the Plan, as follows:

Class	Designation	Impairment	Entitlement to Vote

1	Priority Non-Tax Claims	Unimpaired	No

2	Secured Tax Claims	Unimpaired	No

3	DIP Roll-Up Claims	Impaired	Yes

4	Senior Secured Claims	Impaired	Yes

5	Bridge Loan Claims	Impaired	Yes

6	Other Secured Claims	Unimpaired	No

7-A	General Unsecured Claims against Non-Schedule III Obligor Debtors	Impaired	Yes

Class	Designation	Impairment	Entitlement to Vote
7-B	General Unsecured Claims against Non-Obligor Debtors	Unimpaired/ Impaired	No/Yes

7-C	General Unsecured Claims and Senior/Bridge Guarantee Claims against MPI, MSC, MPCO	Impaired	Yes

7-D	General Unsecured Claims and Senior/Bridge Deficiency Claims against Schedule III Obligor Debtors	Impaired	Yes

8	2015 Notes Claims	Impaired	Yes

9	Securities Claims	Impaired	No

10	Subordinated Claims	Impaired	No

11	Equity Interests in LBFC	Impaired	No

12	Equity Interests in LBIAF	Impaired	No

13	Equity Interests in MCI and the Schedule III Debtors	Impaired	No

14	Equity Interests in the Debtors (other than LBFC, LBIAF and Schedule III Debtors)	Unimpaired	No

ARTICLE IV

TREATMENT OF CLAIMS AND EQUITY INTERESTS

Each holder of an Allowed Claim in an impaired Class that is entitled to vote on the Plan pursuant to this Article IV of the Plan, and each holder of a Claim that has been temporarily Allowed under Bankruptcy Rule 3018(a) for voting purposes only, shall be entitled to vote separately to accept or reject the Plan.

Section 4.1 Class 1 – Priority Non-Tax Claims

(a) Impairment and Voting. Class 1 is unimpaired by the Plan. Each holder of an Allowed Priority Non-Tax Claim against any Debtor is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. Except to the extent that the holder agrees to less favorable treatment or has been paid by or on behalf of the Debtor prior to the Effective Date, each holder of an Allowed Priority Non-Tax Claim against any Debtor shall receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, Cash equal to the Allowed amount of such Claim, on the later of (i) the Effective Date and (ii) the last Business Day of the month in which such Claim becomes Allowed, provided such Priority Non-Tax Claim becomes Allowed at least ten (10) days prior to the last Business Day of the month, otherwise the last Business Day of the following month.

Section 4.2 Class 2 – Secured Tax Claims

(a) Impairment and Voting. Class 2 is unimpaired by the Plan. Each holder of an Allowed Secured Tax Claim against any Debtor is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. Except to the extent that the holder agrees to less favorable treatment, each holder of an Allowed Secured Tax Claim against any Debtor shall, at the sole option of the Debtor obligated for the payment of such Allowed Secured Tax Claim, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, either (i) receive from such Debtor on the Effective Date, Cash equal to the Allowed amount of such claim, or (ii) retain its lien securing such Allowed Secured Tax Claim and on the Effective Date and each year on the Effective Date Anniversary, or on any earlier date at the sole option of the applicable Debtor, receive from such Debtor equal annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with a rate of interest determined under applicable nonbankruptcy law pursuant to section 511 of the Bankruptcy Code, over a period not exceeding five (5) years after the Commencement Date. All Allowed Secured Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business by the applicable Reorganized Debtor as such obligations become due without the need for the claimant to file a claim for Administrative Expense therefor, and holders of Allowed Secured Tax Claims shall retain their liens securing such Allowed Secured Tax Claim until paid in the ordinary course; provided that the Reorganized Debtors shall retain the right to challenge any tax assessments in the ordinary course under applicable law.

Section 4.3 Class 3 – DIP Roll-Up Claims

(a) Impairment and Voting. Class 3 is impaired by the Plan. Each holder of an Allowed DIP Roll-Up Claim is entitled to vote to accept or reject the Plan.

(b) Distributions. Except to the extent that the holder agrees to less favorable treatment, on the Effective Date, each holder of an Allowed DIP Roll-Up Claim shall receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim against the Debtors and the Obligor Non-Debtors, New Third Lien Notes in the same principal amount as such Allowed Claim; provided, however, that if Class 3 votes to reject the Plan, (a) each holder of an Allowed DIP Roll-Up Claim that votes to reject the Plan shall receive on the Effective Date, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim against the Debtors and the Obligor Non-Debtors, Cram Down Notes in the same principal amount as such Allowed Claim, and (b) each holder of an Allowed DIP Roll-Up Claim that does not vote to reject the Plan shall receive on the Effective Date, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim against the Debtors and the Obligor Non-Debtors, New Third Lien Notes in the same principal amount as such Allowed Claim. Following the Voting Deadline, holders of Allowed DIP Roll-Up Claims shall not be able to change their vote on the Plan without the written consent of the Debtors. Additionally, as required by the Lender Litigation Settlement, on the Effective Date the holders of DIP Roll-Up Claims shall assign to the Debtors all of their rights, remedies, claims and interests under the Intercreditor Agreement with respect to the holders of 2015 Notes and the 2015 Notes Claims. In addition, on the Effective Date, the 3% exit fee under the DIP Term Loan Agreement shall be paid to the DIP Roll Up Lenders.

To the extent that the requisite majority of holders (in both number and amount of claims) of Allowed DIP Roll Up Claims cause Class 3 to accept the Plan, all holders of Allowed DIP Roll-Up Claims shall receive New Third Lien Notes in the same principal amount as such Allowed Claims, no holder of an Allowed DIP Roll Up Claim shall receive any Cram Down Notes, and the Debtors shall not issue the Cram Down Notes.

If a majority in the aggregate amount of Claims in Class 3 and Class 4 together vote in favor of the Plan, the guarantees held by, and liens on account of the DIP Roll-Up Claims and Senior Secured Claims against, the Obligor Non-Debtors shall be released pursuant to the terms of the Senior Secured Credit Agreement. The vote of the Senior Secured Lenders on the Plan shall be deemed to be a direction to the administrative agent under the Senior Secured Credit Agreement to direct the security agent under the Intercreditor Agreement to effectuate the transactions contemplated in Section 5.4 hereof and to instruct the collateral agent under the Senior Secured Credit Agreement to effectuate the transactions contemplated under the Lender Litigation Settlement. Except as otherwise provided herein or in the Confirmation Order, including with respect to (a) the Excluded DIP Obligations and (b) the Excluded Senior/Bridge Obligations, and notwithstanding the fact that the claims against the Obligor Non-Debtors and Basell Germany on account of the Senior Secured Facility Claims are deemed transferred as provided in the Confirmation Order, if Class 3 and Class 4 both vote in favor of the Plan, the claims against the Obligor Non-Debtors and Basell Germany on account of the DIP Roll-Up Claims and Senior Secured Claims shall be released and discharged. Pursuant to section 1142(b) of the Bankruptcy Code, the administrative agent under the Senior Secured Credit Agreement is authorized, ordered and instructed to execute and deliver on the Effective Date a release of such claims and liens effective as and at such time as the Debtors shall require.

Section 4.4 Class 4 – Senior Secured Claims

(a) Impairment and Voting. Class 4 is impaired by the Plan. Each holder of an Allowed Senior Secured Claim against any Non-Schedule III Obligor Debtor is entitled to vote to accept or reject the Plan.

(b) Distributions.4 Except to the extent that the holder agrees to less favorable treatment, on the Effective Date (and in addition to any recovery they may receive in Classes 7-C or 7-D), each holder of an Allowed Senior Secured Claim shall receive, except as set forth in Section 11.4 hereof, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim against the Non-Schedule III Obligor Debtors (i) its Pro Rata Share of 100% of Class A Shares based on the net value (prior to Exit Financing) allocable to LBFC and its direct and indirect subsidiaries, less the number of the Class A Shares provided to holders of Allowed Claims on account of distributions in Classes 5 and 7-C, subject to dilution on account of the Equity Compensation Plan and the New

[4]	For purposes of effectuating the Arco/Equistar Settlement, the aggregate principal amount of Senior Secured Facility Claims as of the Commencement Date shall be reduced by an amount equal to the adequate protection payments made pursuant to Section 18 of the DIP Financing Order and received by the Senior Secured Lenders through and including the Effective Date (to the extent any such payments have accrued but have not been paid and received on or before the Effective Date, then such accrual shall not be applied to reduce Claims under the Senior Secured Credit Agreement unless payment thereof is provided for in connection with consummation so that such Claims shall receive either Cash in respect of such accrual or a higher allocation reflecting such accrual, but such Claims shall not in any event receive both Cash and a higher allocation) on account thereof, provided however that nothing in the Plan shall be construed to preclude the allowance of a claim for postpetition interest, as well as fees, costs and charges on account of Senior Secured Facility Claims, the Equistar Notes Claims and the ARCO Notes Claims to the extent permitted under section 506(b) of the Bankruptcy Code or the assertion by any party of a claim for fees, costs and charges under the Senior Secured Credit Agreement, the Equistar Notes Indenture and the ARCO Notes Indenture, which, in each case, for the avoidance of doubt and unless otherwise agreed by the Debtors or as provided in the Plan, solely with respect to payment of fees or costs of a Secured Lender, shall not be paid in Cash or as an Administrative Expense, subject to any party’s right to seek a substantial contribution payment as an Administrative Expense pursuant to section 503(b) of the Bankruptcy Code or any recovery that is on account of Excess Recoveries, but shall solely increase the Allowed Senior Secured Claim of such party that, in all events, shall be treated in accordance with this Section 4.4.

Warrants; provided, however, that to negate the impact of dilution to the recoveries of the Allowed ARCO/Equistar Claims from $300 million of the Class B Shares issued as part of the Rights Offering (which amount shall be used to fund the Cash distribution portion of the Settlement Consideration), holders of ARCO/Equistar Claims shall receive an additional amount of Class A Shares and rights to purchase Class B Shares in the Rights Offering (with a corresponding decrease in the Class A Shares and rights to purchase Class B Shares in the Rights Offering distributed to the holders of Senior Secured Facility Claims),5 the combined value of which shall equal the product of (x) $300 million and (y) the ratio of the total Allowed ARCO/Equistar Claims to total Allowed Class 4 Claims;6 provided further, however, that, notwithstanding anything set forth above, each holder of an Allowed Senior Secured Claim shall also receive a distribution as set forth in Section 5.4(a) of this Plan; (ii) the right to purchase its Rights Offering Pro Rata Share of Class B Shares, and (iii) the right to participate in Excess Recoveries from the Creditor Trust and the Litigation Trust. After giving effect to the previous sentence, the number of Class A Shares issued to holders of Allowed Senior Secured Facility Claims shall be reduced by the number of Class A Shares at Plan value equal to $75 million (to be issued as part of the Settlement Consideration), on a pro rata basis solely among the holders of Allowed Senior Secured Facility Claims, without any further reduction of any distribution being made to holders of Arco Notes Claims or Equistar Notes Claims; further, all holders of Allowed Senior Secured Claims shall agree that all Deficiency Claims they may have against Non-Schedule III Obligor Debtors may only be satisfied out of Excess Recoveries (if at all); provided, however, that, other than as set forth in Section 4.10, holders of Senior Secured Claims shall not agree to any alternative treatment for their Deficiency Claims against Schedule III Obligor Debtors. Additionally, as required by the Lender Litigation Settlement, on the Effective Date, the Senior Secured Lenders shall assign to the Debtors all of their rights, remedies, claims and interests under the Intercreditor Agreement with respect to the holders of 2015 Notes and the 2015 Notes Claims.

If a majority in the aggregate amount of Claims in Class 3 and Class 4 together vote in favor of the Plan, the guarantees held by, and liens on account of the DIP Roll-Up Claims and Senior Secured Claims against, the Obligor Non-Debtors shall be released pursuant to the terms of the Senior Secured Credit Agreement. The vote of the Senior Secured Lenders on the Plan shall be deemed to be a direction to the administrative agent under the Senior Secured Credit Agreement to direct the security agent under the Intercreditor Agreement to effectuate the transactions contemplated in Section 5.4 hereof and to instruct the collateral agent under the Senior Secured Credit Agreement to effectuate the transactions contemplated under the Lender Litigation Settlement. Except as otherwise provided herein or in the Confirmation Order, including with respect to (a) the Excluded DIP Obligations and (b) the Excluded Senior/Bridge Obligations, and notwithstanding the fact that the claims against the Obligor Non-Debtors and Basell Germany on account of the Senior Secured Facility Claims are deemed transferred as provided in the Confirmation Order, if Class 3 and Class 4 both vote in favor of the Plan, the claims against the Obligor Non-Debtors and Basell Germany on account of the DIP Roll-Up Claims and Senior Secured Claims shall be released and discharged. Pursuant to section 1142(b) of the

[5]	The amount of Class A Shares and Rights Claims that shall be issued to holders of ARCO/Equistar Claims (and therefore reducing the number of shares and rights allocated to holders of Senior Secured Facility Claims) shall be calculated by valuing the Class A Shares at the Plan Value price per share and the Rights Claims at the difference between (i) the Plan Value price per share and (ii) the Rights Offering price per share. For purposes of this calculation, the “Plan Value” of any such distribution shall have the meaning set forth in the ARCO/Equistar Settlement and shall mean the value for such distribution calculated using information contained in the Second Amended Disclosure Statement Accompanying Second Amended Joint Chapter 11 Plan of Reorganization for the LyondellBasell Debtors, as filed on December 23, 2009.
[6]	To the extent that any dilution results from any further settlement of any fraudulent transfer litigation against holders of Senior Secured Facility Claims, holders of ARCO/Equistar Claims shall receive additional Class A Shares and rights to purchase Class B Shares in the Rights Offering, or, in the alternative, shall not have their recoveries otherwise reduced in the same manner as holders of Allowed Senior Secured Facility Claims, based on similar principles.

Bankruptcy Code, the administrative agent under the Senior Secured Credit Agreement is authorized, ordered and instructed to execute and deliver on the Effective Date a release of such claims and liens effective as and at such time as the Debtors shall require.

On the Effective Date, all outstanding Senior Secured Facility Letters of Credit shall be replaced by letters of credit issued under the Exit Facility on terms reasonably satisfactory to the Senior Secured LC Issuer.

The ARCO/Equistar Settlement Pro Rata Allocation shall be used to determine the aggregate distributions allocable to each of the four following subcategories of Senior Secured Claims: (i) claims arising under the Senior Secured Credit Agreement, (ii) claims arising under the Secured Hedge Agreements, (iii) the Arco Notes Claims and (iv) the Equistar Notes Claims. In the event that the aggregate Allowed amount of Senior Secured Claims in any subcategory is different from the amount assumed to be outstanding in that subcategory for purposes of the ARCO/Equistar Settlement Pro Rata Allocation, the aggregate distribution to that subcategory shall not change, but each holder of an Allowed Senior Secured Claim within that subcategory shall be entitled to receive its pro rata share of the distribution to that subcategory, based on the actual aggregate Allowed claims in that subcategory.

Section 4.5 Class 5 – Bridge Loan Claims

(a) Impairment and Voting. Class 5 is impaired by the Plan. Each holder of a Bridge Loan Claim against an Obligor Debtor is entitled to vote to accept or reject the Plan.

(b) Distributions. Except to the extent that the holder agrees to less favorable treatment, on the Effective Date, (and in addition to any recovery they may receive in Classes 7-C or 7-D that, for the avoidance of doubt, is required to be turned over to the holders of Claims in Class 4 in accordance with Sections 4.9 and 4.10) each holder of an Allowed Bridge Loan Claim shall receive, except as set forth in Section 11.4 hereof, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim against the Debtors (i) its Pro Rata Share of the number of Class A Shares equivalent to 5.0% of the combined Class A and Class B Shares, less the number of Class A Shares at Plan value equal to $75 million (to be issued as part of the Settlement Consideration), and subject to dilution on account of the Equity Compensation Plan and the New Warrants, (ii) its Pro Rata Share of the New Warrants and (iii) the right to participate in the Excess Recoveries from the Litigation Trust and Creditor Trust. In addition, all holders of Allowed Bridge Loan Claims shall agree that all Deficiency Claims they may have against Non-Schedule III Obligor Debtors may only be satisfied out of the Excess Recoveries (if at all); provided, however, that, other than as set forth in Section 4.10, holders of the Bridge Loan Claims shall not agree to any alternative treatment for their Deficiency Claims against Schedule III Obligor Debtors. Additionally, as required by the Lender Litigation Settlement, on the Effective Date the Bridge Lenders shall assign to the Debtors all of their rights, remedies, claims and interests under the Intercreditor Agreement with respect to the holders of the 2015 Notes and the 2015 Notes Claims.

The vote of the Bridge Lenders on the Plan shall be deemed to be a direction to the administrative agent under the Bridge Loan Agreement to direct the security agent under the Intercreditor Agreement to effectuate the transactions contemplated in Section 5.4 hereof and to instruct the collateral agent under the Bridge Loan Agreement to effectuate the transactions contemplated under the Lender Litigation Settlement.

On the Effective Date, the rights, liens and claims (including any guarantee claims) of holders of Bridge Claims against Obligor Non-Debtors shall be extinguished.

Section 4.6 Class 6 – Other Secured Claims

(a) Impairment and Voting. Class 6 is unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. Except to the extent that the holder agrees to less favorable treatment, on the Effective Date, each Allowed Other Secured Claim shall be, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, at the sole discretion of the Debtor obligated for the payment of such Allowed Claim, either (i) reinstated or rendered unimpaired in accordance with section 1124 of the Bankruptcy Code (only if not due and payable on or before the Effective Date), notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of a default; (ii) paid in the ordinary course of business in accordance with the course of practice between the Debtors and such holder with respect to such Claim; or (iii) paid by transfer of the Collateral securing such Claim to the holder of such Claim. For the avoidance of doubt, claims secured by properly perfected mechanic’s and materialman’s liens shall be paid in full, in cash, if and to the extent they become Allowed Claims.

Section 4.7 Class 7-A – General Unsecured Claims against Non-Schedule III Obligor Debtors

(a) Impairment and Voting. Class 7-A is impaired by the Plan. Each holder of a General Unsecured Claim against the Non-Schedule III Obligor Debtors is entitled to vote to accept or reject the Plan.

(b) Distributions. Except to the extent that the holder agrees to less favorable treatment, each holder of an Allowed General Unsecured Claim against a Non-Schedule III Obligor Debtor shall receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, its Settlement Pro Rata Share of the Settlement Consideration; provided, however, that, holders of Claims in Classes 7-A, 7-C, 7-D and 8 eligible to receive Settlement Consideration shall have the opportunity to elect, on their Ballot, whether they wish to receive a greater portion of their Settlement Pro Rata Share of the Settlement Consideration in Class A Shares or, alternatively, a greater proportion of their Settlement Pro Rata Share of the Settlement Consideration in Cash (if and to the extent that a creditor receives more of the consideration it so elected will depend on the elections of all creditors taken as a whole); provided, further that the failure to make such election (or to submit a validly executed Ballot) shall reflect an agreement that such non-electing creditor shall receive its Settlement Pro Rata Share of the Settlement Consideration. Notwithstanding anything to the contrary, the Deficiency Claims of the Senior Secured Lenders and the Bridge Lenders against Non-Schedule III Obligor Debtors may only be satisfied out of the Excess Recoveries (if at all).

Section 4.8 Class 7-B – General Unsecured Claims against Non-Obligor Debtors

(a) Impairment and Voting. Class 7-B is 54 separate Classes, each a Class of General Unsecured Claims against a specific Non-Obligor Debtor. As set forth on Exhibit A-7 to the Plan, depending on the applicable Non-Obligor Debtor, holders of Claims in each of these Classes will recover between 100% of their Claims and 0% of their Claims, as the case may be. Holders of Allowed General Unsecured Claims that will recover more than 0% and less than 100% of their Claims are impaired and will be entitled to vote to accept or reject the Plan. Holders of Allowed General Unsecured Claims that will recover 100% of their Claims will be deemed to accept the Plan. Holders of Allowed General Unsecured Claims that will recover 0% of their Claims will be deemed to reject the Plan.

(b) Distributions. Except to the extent that the holder agrees to less favorable treatment, on the Effective Date, each holder of an Allowed General Unsecured Claim against a Non-Obligor Debtor shall receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, its Pro Rata Share of Cash totaling the net value of its applicable Debtor after allocation of Allowed Administrative Expenses, Other Secured Claims, Priority Tax Claims and Priority Non-Tax Claims against the applicable Non-Obligor Debtor; provided, that each holder of an Allowed General Unsecured Claim against an MCI Subsidiary that is a Non-Obligor Debtor shall receive its distribution as a contractual right under the Plan from the applicable MCI Subsidiary entitling the holder to a potential payment up to the amount of such holder’s Allowed Claims against the MCI Subsidiary on the Effective Date. See Exhibit A-7 herein for the estimated recovery percentages for each Non-Obligor Debtor, estimated General Unsecured Claims against each Non-Obligor Debtor, and the estimated value attributable to each Non-Obligor Debtor.

Section 4.9 Class 7-C – General Unsecured Claims and Senior/Bridge Guarantee Claims against MSC, MPI and MPCO

(a) Impairment and Voting. Class 7-C is impaired by the Plan. Each holder of a General Unsecured Claim and Senior/Bridge Guarantee Claim against MSC, MPI and MPCO is entitled to vote to accept or reject the Plan.

(b) Distributions. Except to the extent that the holder agrees to less favorable treatment, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, and as a compromise and settlement of the items set forth in Section 3.5 of the Lender Litigation Settlement, (A) (i) each holder of an Allowed Senior/Bridge Guarantee Claim against MSC, MPI and MPCO shall receive, in the aggregate, Class A Shares valued at $195 million and (ii), in compromise and settlement of the intercompany claims between Millennium America Inc. and MPI and between Millennium America Inc. and MSC, (1) the holders of Allowed General Unsecured Claims against MPI shall receive Class A Shares valued at $57.6 million, (2) the holders of Allowed General Unsecured Claims against MSC shall receive Class A Shares valued at $4.4 million;7 provided, however, the maximum value distributable to holders of Allowed General Unsecured Claims against Millennium US Opco shall be $0, against MPI shall be $213,935,341, and against MSC shall be $71,578,926 (or such other value as may be ascribed to these entities by the Bankruptcy Court at the Confirmation Hearing); provided further, however, that in the event the Allowed General Unsecured Claims against MPI are less than $89 million, the value of Class A Shares to be distributed to holders of such Claims shall be reduced by $20.00 for every $100.00 that such Claims are less than $89 million, and such reduction shall increase the number of Class A Shares to be received by the holders of Senior/Bridge Guarantee Claims against MPI, and in the event the Allowed General Unsecured Claims against MSC are less than $19 million, the value of Class A Shares to be distributed to holders of such Claims shall be reduced by $20.00 for every $100.00 that such Claims are less than $19 million, and such reduction shall increase the number of Class A Shares to be received by the holders of Senior/Bridge Guarantee Claims against MSC; provided further that if the Millennium Notes Plan Conditions are not satisfied pursuant to the terms of the Lender Litigation Settlement, holders of Allowed General Unsecured Claims against MPI shall receive Class A Shares valued at $60.4 million, holders of Allowed General Unsecured Claims against MSC shall receive Class A Shares valued at $14.6 million, and holders of Senior/Bridge Guarantee Claims against MPI or

[7]	As set forth in Section 4.10 below, the holders of Millennium Notes Claims shall receive Class A Shares valued at $28 million or as adjusted in Section 4.10 that would otherwise be distributed to holders of General Unsecured Claims against MSC and MPI.

MSC shall receive, in the aggregate, Class A Shares valued at $210 million, and the reductions contemplated in the preceding proviso in the event that Allowed General Unsecured Claims are below stated amounts shall not apply; provided, further that for every $1 of distribution (which may be in the form of Class A Shares) distributed on account of Senior/Bridge Guarantee Claims in this Class 7-C, the holders of Senior Secured Claims shall receive 100% of such distribution and the Bridge Lenders shall receive 0% of such distribution and (B) its Settlement Pro Rata Share of the Settlement Consideration; provided, however, that there shall be no distribution of any portion of the Settlement Consideration (other than Excess Recoveries) on account of Senior/Bridge Guarantee Claims; and provided further that, holders of Claims in Classes 7-A, 7-C, 7-D and 8 eligible to receive Settlement Consideration shall have the opportunity to elect, on their Ballot, whether they wish to receive a greater portion of their Settlement Pro Rata Share of the Settlement Consideration in Class A Shares or, alternatively, a greater proportion of their Settlement Pro Rata Share of the Settlement Consideration in Cash (if and to the extent that a creditor receives more of the consideration in whatever form it so elected will depend on the elections of all creditors taken as a whole); provided, further that the failure to make such election (or to submit a validly executed Ballot) shall reflect an agreement that such non-electing creditor shall receive its Settlement Pro Rata Share of the Settlement Consideration. For the avoidance of doubt, nothing in this Section 4.9 (other than as otherwise set forth above) shall in any way reduce, modify or otherwise adversely impact the value of the recovery to the holders of Bridge Loan Claims. Notwithstanding anything to the contrary contained herein, holders of Allowed General Unsecured Claims (but not the holders of the Senior/Bridge Guarantee Claim) against MPCO, MPI and MSC, in addition to receiving the value set forth above, shall participate in the Settlement Consideration but only until such time as they are paid in full their Allowed Base Claim Amount plus their Post-Effective Date Interest Amount; thereafter, Settlement Consideration shall be allocated only among remaining holders of Allowed General Unsecured Claims. For the avoidance of doubt, to the extent the Bankruptcy Court ascribes a different value to MSC, MPI or MPCO than that listed in this Section, the distributions set forth in this Section shall be adjusted proportionately.

See Exhibit A-8 herein for the estimated recovery percentages for each of MPI, MSC and MPCO, estimated General Unsecured Claims and Senior/Bridge Guarantee Claims against each entity, and the estimated value attributable to each entity.

The ARCO/Equistar Settlement Pro Rata Allocation shall be used to determine the aggregate distributions allocable to each of the four following subcategories of Senior Secured Claims: (i) claims arising under the Senior Secured Credit Agreement, (ii) claims arising under the Secured Hedge Agreements, (iii) the Arco Notes Claims and (iv) the Equistar Notes Claims. In the event that the aggregate Allowed amount of Senior Secured Claims in any subcategory is different from the amount assumed to be outstanding in that subcategory for purposes of the ARCO/Equistar Settlement Pro Rata Allocation, the aggregate distribution to that subcategory shall not change, but each holder of an Allowed Senior Secured Claim within that subcategory shall be entitled to receive its pro rata share of the distribution to that subcategory, based on the actual aggregate Allowed claims in that subcategory.

Section 4.10 Class 7-D – General Unsecured Claims and Senior/Bridge Deficiency Claims against Schedule III Obligor Debtors

(a) Impairment and Voting. Class 7-D is impaired by the Plan. Each holder of a General Unsecured Claim and Senior/Bridge Deficiency Claim against a Schedule III Debtor is entitled to vote to accept or reject the Plan.

(b) Distributions. Except to the extent that the holder agrees to less favorable treatment, each holder of an Allowed General Unsecured Claim and Senior/Bridge Deficiency Claim against MCI shall receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim against MCI, (i) beneficial trust interests in the Millennium Custodial Trust, which shall entitle such holder to its Pro Rata Share of recoveries with respect to the assets of the Millennium Custodial Trust, including any recovery by MCI as a result of its direct or indirect ownership interest in its direct and indirect subsidiaries and (ii) its Settlement Pro Rata Share of the Settlement Consideration; provided, however that there shall be no distribution of any Settlement Consideration on account of the Senior/Bridge Deficiency Claims and the Senior/Bridge Deficiency Claims shall not be entitled to any recovery from the Settlement Consideration.

Except to the extent that the holder agrees to less favorable treatment, each holder of an Allowed General Unsecured Claim and Senior/Bridge Deficiency Claim against any other Schedule III Obligor Debtor shall receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, (i) a contractual right under the Plan from the applicable MCI Subsidiary entitling the holder to a potential payment up to the amount of such holder’s Allowed Claims against the MCI Subsidiary on the Effective Date and (ii), solely with respect to Allowed General Unsecured Claims (but not Senior/Bridge Deficiency Claims) its Settlement Pro Rata Share of the Settlement Consideration; provided, however, that the holders of the Millennium Notes Claims shall receive Settlement Consideration only as described in the next paragraph; provided further that, subject to the foregoing proviso, holders of Claims in Classes 7-A, 7-C, 7-D and 8 eligible to receive Settlement Consideration shall have the opportunity to elect, on their Ballot, whether they wish to receive a greater portion of their Settlement Pro Rata Share of the Settlement Consideration in Class A Shares or, alternatively, a greater proportion of their Settlement Pro Rata Share of the Settlement Consideration in Cash (if and to the extent that a creditor receives more of the consideration it so elected will depend on the elections of all creditors taken as a whole); provided further that the failure to make such election (or to submit a validly executed Ballot) shall reflect an agreement that such non-electing creditor shall receive its Settlement Pro Rata Share of the Settlement Consideration; provided further, however, that for every $1 of distribution distributed on account of the Senior/Bridge Deficiency Claims in this Class 7-D, the holders of Senior Secured Claims shall receive 100% of such distribution and the Bridge Lenders shall receive 0% of such distribution. For the avoidance of doubt, nothing in this Section 4.10 (other than as set forth above) shall in any way reduce, modify or otherwise adversely impact the value of the recovery to the holders of Bridge Loan Claims. For the avoidance of doubt, there shall be no distribution of any Settlement Consideration on account of the Senior/Bridge Deficiency Claims and the Senior/Bridge Deficiency Claims shall not be entitled to any recovery from the Settlement Consideration except with respect to Excess Recoveries.

In addition to the consideration in clause (i) of the preceding paragraph plus the Settlement Pro Rata Share of the consideration set forth in clauses (iii), (iv) and (v) of the defined term “Settlement Consideration,” in settlement of all issues related to the Millennium Notes, the holders of the Millennium Notes Claims shall receive, on the Effective Date, distributions in an amount equal to $85.420 million, which shall be provided 50% in Cash and 50% in Class A Shares. To effect this $85.420 million distribution:

(x)	The holders of the Millennium Notes Claims shall receive their Settlement Pro Rata Share of the Fixed Settlement Plan Consideration;

(y)	$15.0 million in Cash of the Fixed Settlement Plan Consideration otherwise allocated to the holders of 2015 Notes Claims shall be distributed to the holders of the Millennium Notes Claims as and to the extent provided in Section 3.30 of the Lender Litigation Settlement Agreement; and

(z)	In further compromise and settlement of any and all disputes they may have regarding the Millennium Notes Indenture and in compromise and settlement of the intercompany claims between Millennium America Inc. and MPI and between Millennium America Inc. and MSC, the holders of Millennium Notes Claims shall receive Class A Shares valued at $28 million that would otherwise be distributed to holders of General Unsecured Claims against MSC and MPI; provided, however, that the amount to be received by the holders of Millennium Notes Claims pursuant to the preceding clause (the “MPI/MSC Allocation”) shall be adjusted such that the amount distributed pursuant to (x) above, plus $15 million (pursuant to (y) above), plus the MPI/MSC Allocation equals $85.420 million and compensating adjustments shall be made on a proportional basis to the amounts to be received by holders of Allowed General Unsecured Claims against MPI and by holders of Allowed General Unsecured Claims against MSC.

; provided, however, that to the extent the Millennium Notes Plan Conditions are not satisfied or waived, the holders of Millennium Notes Claims shall not be entitled to a distribution pursuant to clauses (y) or (z) above.

See Exhibit A-9 herein for the estimated recovery percentages for each Schedule III Obligor Debtor, estimated General Unsecured Claims against each Schedule III Obligor Debtor, and the estimated value attributable to each Schedule III Debtor.8

The ARCO/Equistar Settlement Pro Rata Allocation shall be used to determine the aggregate distributions allocable to each of the four following subcategories of Senior Secured Claims: (i) claims arising under the Senior Secured Credit Agreement, (ii) claims arising under the Secured Hedge Agreements, (iii) the Arco Notes Claims and (iv) the Equistar Notes Claims. In the event that the aggregate Allowed amount of Senior Secured Claims in any subcategory is different from the amount assumed to be outstanding in that subcategory for purposes of the ARCO/Equistar Settlement Pro Rata Allocation, the aggregate distribution to that subcategory shall not change, but each holder of an Allowed Senior Secured Claim within that subcategory shall be entitled to receive its pro rata share of the distribution to that subcategory, based on the actual aggregate Allowed claims in that subcategory.

Section 4.11 Class 8 – 2015 Notes Claims

(a) Impairment and Voting. Class 8 is impaired by the Plan. Each holder of a 2015 Notes Claim is entitled to vote to accept or reject the Plan.

(b) Distributions. If the 2015 Notes Plan Conditions are satisfied or waived pursuant to the terms of the Lender Litigation Settlement, the holders of Allowed 2015 Notes Claims shall receive, in full and complete satisfaction, settlement and release of and in exchange for such Allowed Claim, and in settlement of the 2015 Notes Adversary Proceeding, their Settlement Pro Rata Share of the Settlement Consideration (and shall not be entitled to receive any other distribution under this Plan); provided, however, that $15.0 million in Cash of the Settlement Consideration otherwise allocated to the holders of 2015 Note Claims shall be distributed to the holders of the Millennium Notes Claims in settlement of the Millennium STN Motion; and provided further that, subject to the foregoing proviso, holders of Claims in Classes 7-A, 7-C, 7-D and 8 eligible to receive Settlement Consideration shall have the opportunity to elect, on their Ballot, whether they wish to receive a greater portion of their Settlement Pro Rata Share of

[8]	Although certain of the Schedule III Debtors have Allowed Administrative Expenses (including professional fees), Other Secured Claims, Priority Tax Claims and Priority Non-Tax Claims allocable to such Schedule III Debtor, such Claims shall be paid or otherwise afforded the treatment set forth above by the non-Schedule III Debtors as part of the consideration for the releases that the Schedule III Debtors are granting to the non-Schedule III Debtors pursuant to the Plan.

the Settlement Consideration in Class A Shares or, alternatively, a greater proportion of their Settlement Pro Rata Share of the Settlement Consideration in Cash (if and to the extent that a creditor receives more of the consideration in whatever form it so elected will depend on the elections of all creditors taken as a whole); provided, further that the failure to make such election (or to submit a validly executed Ballot) shall reflect an agreement that such non-electing creditor shall receive its Settlement Pro Rata Share of the Settlement Consideration. In addition, such vote shall be deemed a direction to the 2015 Notes Trustee to dismiss with prejudice the 2015 Adversary Proceeding on the Effective Date. If any of 2015 Notes Plan Conditions are not satisfied or waived, holders of Allowed 2015 Notes Claims shall not receive any distribution under the Plan by reason of enforcement by the Debtors of the subordination and turnover provisions of the Intercreditor Agreement and the recovery of the holders of 2015 Notes Claims as Settlement Consideration shall be deemed turned over to the Reorganized Debtors.9

Regardless of whether or not the 2015 Notes Plan Conditions are satisfied or waived, on the Effective Date, (i) the rights and claims of holders of 2015 Notes Claims against Obligor Non-Debtors shall be extinguished pursuant to Section 5.4 hereof and the Enforcement Sale in accordance with the terms of the Intercreditor Agreement and the 2015 Notes Indenture, (ii) the holders thereof shall, subject to the first paragraph of this Section 4.11(b), be entitled to no recovery against Obligor Debtors or Obligor Non-Debtors by reason of the turnover provisions of the Intercreditor Agreement, and (iii) the holders thereof shall be enjoined from taking any action against any Debtor or Non-Debtor Affiliate on account of any 2015 Notes Claim.

Section 4.12 Class 9 – Securities Claims

(a) Impairment and Voting. Class 9 is impaired by the Plan. Each holder of a Securities Claim is conclusively deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. Holders of Securities Claims shall not receive or retain any interest or property under the Plan on account of such Claims.

Section 4.13 Class 10 – Subordinated Claims

(a) Impairment and Voting. Class 10 is impaired by the Plan. Each holder of a Subordinated Claim is conclusively deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. Holders of Subordinated Claims shall not receive or retain any interest or property under the Plan on account of such Claims.

Section 4.14 Class 11 – Equity Interests in LBFC

(a) Impairment and Voting. Class 11 is impaired by the Plan. Each holder of an Equity Interest in LBFC is conclusively deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

[9]	In the event that the 2015 Notes Plan Conditions are not satisfied or waived and, accordingly, the Debtors exercise their turnover rights, any interests in the Litigation Trust and the Creditor Trust (except with respect to Assigned Preference Claims) that the Debtors receive as a result of the exercise of such turnover rights shall be extinguished rather than held by the Debtors.

(b) Distributions. Equity Interests in LBFC shall be cancelled on the Effective Date. No distribution of any kind shall be made on account of Equity Interests in LBFC.

Section 4.15 Class 12 – Equity Interests in LBAFGP and LBIAF

(a) Impairment and Voting. Class 12 is impaired by the Plan. Each holder of an Equity Interest in LBAFGP and LBIAF is conclusively deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. As a result of the restructuring transactions, LBIAF’s interests in its indirect subsidiaries shall be terminated in recognition of the fact that there is no net equity value to LBIAF in any of those interests. Accordingly, because LBAFGP and LBIAF (and LBIAF’s sole direct subsidiary, BF SARL) have no value, and no distribution of any kind shall be made on account of Equity Interests in either LBAFGP or LBIAF. LBAFGP, LBIAF and BF SARL shall be dissolved post-emergence in accordance with applicable law.

Section 4.16 Class 13 – Equity Interests in MCI and the Schedule III Debtors

(a) Impairment and Voting. Class 13 is impaired by the Plan. Each holder of an Equity Interest in any Schedule III Debtor is conclusively deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. Equity Interests in MCI shall be transferred on the Effective Date to the Millennium Custodial Trust and cancelled after the sale of assets and distribution of proceeds by the Millennium Custodial Trust. No distribution of any kind shall be made on account of Equity Interests in a Schedule III Debtor unless and until creditors of that Schedule III Debtor have been paid in full.

Section 4.17 Class 14 – Equity Interests in the Debtors (other than MCI, LBFC, LBAFGP, LBIAF and Schedule III Debtors)

(a) Impairment and Voting. Class 14 is unimpaired by the Plan. Each holder of an Equity Interest in any Debtor other than MCI, LBFC, LBAFGP, LBIAF and the Schedule III Debtors is conclusively presumed to accept the Plan and is not entitled to vote to accept or reject the Plan.

(b) Distributions. At the election of New Topco, all Equity Interests in a Debtor held by a Debtor (i) shall be unaffected by the Plan, in which case the entity holding an Equity Interest in such Debtor-subsidiary shall continue to hold such Equity Interest in the applicable reorganized Debtor-subsidiary following the Effective Date, (ii) shall be cancelled and new equity in the applicable reorganized Debtor shall be issued pursuant to the Plan, or (iii) shall be transferred pursuant to the Plan. In the case of Equity Interests in Basell Germany, which are held by LBIH, such Equity Interests shall be unaffected by the Plan and LBIH shall continue to hold such Equity Interest following the Effective Date.

ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN

Section 5.1 Settlement. This Plan incorporates the Lender Litigation Settlement, which is effective regardless of the effectiveness of this Plan, and the ARCO/Equistar Settlement, which is effective as set forth in the ARCO/Equistar Settlement Agreement. On the Effective Date, Reorganized LyondellBasell shall implement the Lender Litigation Settlement and the ARCO/Equistar Settlement.

Section 5.2 Exit Facility. On or before the Effective Date, Reorganized LyondellBasell shall enter into the Exit Facility, and grant all liens and security interests provided for thereunder. The applicable Reorganized Debtors that are the guarantors under the Exit Facility shall issue the guarantees, Liens, and security interests as provided thereunder. The Exit Facility shall be on terms and conditions as set forth in the Plan Supplement.

Section 5.3 Rights Offering.

(a) Backstop Consideration Shares. Pursuant to the Equity Commitment Agreement, the Rights Offerings Sponsors (or affiliates of the Rights Offering Sponsors) shall directly purchase the Backstop Consideration Shares.

(b) Subscription Rights. Pursuant to the Rights Offering, each Eligible Holder as of the Subscription Rights Record Date shall be granted non-transferable Subscription Rights to purchase up to such holder’s Rights Offering Pro Rata Share of 240,339,302 Class B Shares at the Subscription Purchase Price of $10.61 per share. The number of Class B Shares for which any Eligible Holder may subscribe in the Rights Offering may be decreased in the event of a Section 1145 Cutback. Any such Excluded Shares shall instead be purchased on the Effective Date directly from New Topco by the Rights Offering Sponsors (or affiliates of the Rights Offering Sponsors). The closing date of the Rights Offering shall be the Effective Date of the Plan. The Equity Commitment Agreement is terminable if the Rights Offering is not consummated by June 3, 2010 and upon certain other events. If terminated, the Rights Offering Sponsors shall have no further obligations thereunder.

(c) Subscription Period. The Rights Offering shall commence on the Subscription Commencement Date and shall end at 5:00 p.m. (prevailing Eastern time) on the Rights Offering Expiration Date (or such later date as the Debtors, subject to the approval of the Rights Offering Sponsors (not to be unreasonably withheld), may specify in a notice provided to the Rights Offering Sponsors before 9:00 a.m. (prevailing Eastern time) on the Business Day before the then current Rights Offering Expiration Date) (such period of time, the “Subscription Period”). After the Rights Offering Expiration Date, any exercise of Subscription Rights by any entity (other than a purchase of Unsubscribed Shares or Excluded Shares by the Rights Offering Sponsors (or affiliates of the Rights Offering Sponsors) pursuant to the Equity Commitment Agreement) shall be null and void and the Subscription Agent shall not honor any such exercise of Subscription Rights, regardless of when the documents relating to such exercise were sent.

(d) Exercise of Subscription Rights. In order to exercise the Subscription Rights, each Eligible Holder must (a) return a duly completed Subscription Form to the Subscription Agent so that such form is received by the Subscription Agent on or prior to 5:00 p.m. (prevailing Eastern time) on the Rights Offering Expiration Date; and (b) pay in Cash, by wire transfer in immediately available funds or otherwise, an amount equal to the full Subscription Purchase Price for the number of Class B Shares elected to be purchased by such Eligible Holder, or, in the case of securities held through a bank or brokerage firm, send the Subscription Form to the bank or brokerage firm (or follow such firm’s directions with respect to submitting subscription instructions to the firm) with sufficient time for the bank or brokerage firm to effect the subscription through DTC on or prior to 5:00 p.m. (prevailing Eastern time) on the Rights Offering Expiration Date. If the Subscription Agent for any reason does not receive from a given Eligible Holder both a timely and duly completed Subscription Form and timely payment of such holder’s Subscription Purchase Price, such Eligible Holder shall be deemed to have relinquished and irrevocably waived its right to participate in the Rights Offering. Each Eligible Holder shall be deemed to have relinquished and irrevocably waived its right with respect to the unexercised portion of such Subscription Rights.

The payments received by the Subscription Agent in connection with the Rights Offering shall be deposited and held by the Subscription Agent in a trust account or similarly segregated account or accounts separate and apart from the Subscription Agent’s general operating funds and any other funds subject to any lien or similar encumbrance and which segregated account or accounts shall be maintained for the purpose of holding such money for administration of the Rights Offering until the Effective Date. The Subscription Agent shall not use such funds for any other purpose prior to such date and shall not encumber or permit such funds to be encumbered with any lien or encumbrance. Each Eligible Holder intending to participate in the Rights Offering must affirmatively elect to exercise all or any portion of its respective Subscription Rights on or prior to 5:00 p.m. (prevailing Eastern time) on the Rights Offering Expiration Date; provided, however, that to the extent that the Plan is amended in accordance with its terms, and the Debtors resolicit votes with respect to the Plan or the deadline pursuant to which claimholders may vote to accept or reject a Plan is extended, Eligible Holders may withdraw any previously exercised Subscription Rights but may not exercise Subscription Rights to the extent not previously exercised prior to 5:00 p.m. (prevailing Eastern time) on the Rights Offering Expiration Date.

In the event any Eligible Holder elects to withdraw any of its previously exercised Subscription Rights, within five Business Days of such withdrawal, the Subscription Agent shall return to the withdrawing Eligible Holder, Cash in immediately available funds in an amount equal to the product of (i) the Subscription Purchase Price and (ii) the number of Class B Shares related to the Subscription Rights withdrawn by such Eligible Holder.

In order to facilitate the exercise of the Subscription Rights, on or about the Subscription Commencement Date, the Subscription Form shall be mailed to each Eligible Holder together with appropriate instructions for the proper completion, due execution and timely delivery of the Subscription Form, as well as instructions for payment. New Topco shall instruct the Subscription Agent to deliver to each Eligible Holder that has sought to exercise its Subscription Rights (i) a written statement specifying the portion of the Subscription Rights which New Topco has accepted and (ii) in the event of a Section 1145 Cutback, or in the event that any portion of exercised Subscription Rights are not accepted for any reason, Cash in immediately available funds in an amount equal to the portion of the Subscription Purchase Price with respect to the number of Class B Shares elected to be purchased by such Eligible Holder but not accepted by New Topco as soon as reasonably practicable following the Effective Date.

(e) Undersubscription. Subject to the terms of the Equity Commitment Agreement, in the event that all of the Class B Shares offered pursuant to the Rights Offering are not purchased by Eligible Holders with Subscription Rights, the Rights Offering Sponsors (or affiliates of the Rights Offering Sponsors) shall purchase on the Effective Date, at the Subscription Purchase Price per share, a number of Class B Shares equal to the Backstop Consideration Shares and the Unsubscribed Shares, as well as any Excluded Shares in accordance with the terms of the Equity Commitment Agreement.

The Subscription Agent shall notify the Rights Offering Sponsors, on each Friday during the Subscription Period and on each Business Day during the five (5) Business Days prior to the Rights

Offering Expiration Date (and any extensions thereto), or more frequently if reasonably requested by the Rights Offering Sponsors, of the aggregate number of Subscription Rights known by the Subscription Agent to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be.

The Subscription Agent shall give the Rights Offering Sponsors, as soon as reasonably practicable after the Rights Offering Expiration Date and, in any event, not more than six (6) Business Days after the Rights Offering Expiration Date, by e-mail or by electronic facsimile transmission, written notification setting forth either (i) the information required to be included in the Purchase Notice or (ii) in the absence of any Unsubscribed Shares, the fact that there are no Unsubscribed Shares. The Subscription Agent shall determine the number of Unsubscribed Shares, if any, in good faith, and provide the Rights Offering Sponsors with a Purchase Notice that reflects the number of Unsubscribed Shares as so determined. As soon as reasonably practicable after a final determination as to the aggregate number of Unsubscribed Shares and Excluded Shares has been made and, in any event, not more than three Business Days after entry of the Confirmation Order, the Issuer and the Debtor Parties shall cause the Subscription Agent to deliver a final Purchase Notice to the Rights Offering Sponsors specifying the final number of Unsubscribed Shares and Excluded Shares. On the Effective Date, the Rights Offering Sponsors (or affiliates of the Rights Offering Sponsors) shall purchase the Backstop Consideration Shares and such number of Unsubscribed Shares and Excluded Shares as are listed in the Purchase Notice (as the same may be updated), if any, without prejudice to the rights of the Rights Offering Sponsors to seek later an upward or downward adjustment to the number of Unsubscribed Shares if such Purchase Notice is miscalculated.

Delivery of the Backstop Consideration Shares, Unsubscribed Shares and Excluded Shares shall be made to the accounts of the respective Rights Offering Sponsors (or to such other accounts as the Rights Offering Sponsors may designate), on the Effective Date against payment of the aggregate Subscription Purchase Price for the Backstop Consideration Shares, the Unsubscribed Shares and the Excluded Shares by wire transfer of immediately available funds to a bank account in the United States specified by the Subscription Agent to the Rights Offering Sponsors at least 24 hours in advance. All Backstop Consideration Shares, Unsubscribed Shares and Excluded Shares shall be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Debtors or the Reorganized Debtors to the extent required under the Confirmation Order or applicable law. Notwithstanding anything contained herein to the contrary, the Rights Offering Sponsors, in their sole discretion, may designate that some or all of the Backstop Consideration Shares, Unsubscribed Shares, or Excluded Shares be issued in the name of, and delivered to, one or more affiliates.

(f) Equity Commitment Agreement. Subject to approval of the Equity Commitment Agreement by the Bankruptcy Court, unless the Equity Commitment Agreement has been previously terminated, the Debtors shall pay to the Rights Offering Sponsors a transaction fee of $69,750,000 on the Effective Date, payable in accordance with the terms of the Equity Commitment Agreement. The Rights Offering Sponsors shall receive reimbursement of the Rights Offering Fees and Expenses, as further set forth in the Equity Commitment Agreement. In certain circumstances the Rights Offering Sponsors shall be entitled to a termination fee in accordance with the Equity Commitment Agreement.

(g) Transfer of Subscription Rights; Revocation. Prior to the Effective Date, the Subscription Rights shall be automatically transferred in connection with a transfer of a Rights Claim. The Rights shall not be transferable separately from a Rights Claim.

Pursuant to the Equity Commitment Agreement, New Topco and the Debtor Parties have agreed to use their commercially reasonable efforts to obtain an order from the Bankruptcy Court that prohibits direct or indirect transfers of the Subscription Rights in violation of the preceding paragraph prior to the Effective Date. For the avoidance of doubt, the following shall constitute, without limitation, impermissible indirect transfers of Subscription Rights: (i) derivatives, options, swaps, pledges, forward sales or other transactions in which any Person receives the right to own or acquire a Subscription Right, a Claim or a Class B Share; any current or future interest in any such Subscription Right, Claim or a Class B Share or the right to receive any economic benefit in respect of any such Subscription Right, Claim or a Class B Share other than through a sale of a Claim together with the Subscription Rights related thereto, and (ii) any direct or indirect transfer, whether through a direct transfer or through a derivative, option, swap, pledge, forward sale or other transaction, in which the transferor would retain (or, in connection with such transfer, repurchase or agree to repurchase), directly or indirectly, any related Subscription Rights, Class A Shares or Class B Shares or otherwise have the right, directly or indirectly, to acquire or own any current or future interest in any related Subscription Rights, Class A Shares or Class B Shares or economic benefit in respect of any related Subscription Rights, Class A Shares or Class B Shares. For the avoidance of doubt, if a transferor who held a Rights Claim as of the record date for the Rights Offering has transferred such Rights Claim together with the Rights related thereto, such transferor shall not be in violation of the foregoing so long as, immediately following the Effective Date, it transfers to the transferee of such Rights Claim (i) any and all Class B Shares issued in respect of any such validly exercised Rights and (ii) any and all Class A Shares issued in respect of such Rights Claim.

Any sale, transfer, assignment or attempted sale, transfer or assignment in violation of this provision shall be null and void, and no purported transferee shall be treated as an Eligible Holder of any Subscription Rights. Once an Eligible Holder has properly exercised its Subscription Rights, such exercise cannot be revoked, rescinded or modified.

(h) Withdrawal of Rights Offering. The Debtors may, after consultation with the Creditors’ Committee, the Rights Offering Sponsors and the Ad Hoc Group, withdraw the Rights Offering.

(i) Distribution of Class B Shares. On the Effective Date, the Disbursing Agent shall distribute the Class B Shares purchased by the Exercising Claimants and the Rights Offering Sponsors, pursuant to the Rights Offering to such purchasers.

(j) Fractional Rights. No fractional Subscription Rights shall be issued. The number of Class B Shares available for purchase by Exercising Claimants shall be rounded down to the nearest share. Any Class B Shares not subscribed for as a result of such rounding shall be purchased by the Rights Offering Sponsors (or affiliates of the Rights Offering Sponsors) in accordance with the terms of the Equity Commitment Agreement.

(k) Validity of Exercise of Subscription Rights. All questions concerning the timeliness, viability, form and eligibility of any exercise of Subscription Rights shall be determined by the Debtors, in consultation with the Rights Offering Sponsors, whose good faith determinations shall be final and binding. The Debtors, subject to the approval of the Rights Offering Sponsors acting in good faith, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as the Debtors determine, or reject the purported exercise of any Subscription Rights. Subscription Forms shall be deemed not to have been received or accepted until all irregularities have been waived or corrected within such time as the Debtors (subject to the approval of the Rights Offering Sponsors acting in good faith) determine in their reasonable discretion. Neither the Debtors nor the Subscription Agent shall be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Forms or incur any liability for failure to give such notification.

(l) Rights Offering Procedures. Notwithstanding anything contained herein to the contrary, the Debtors (subject to the approval of the Rights Offering Sponsors) may modify the procedures relating to the Rights Offering or adopt such additional procedures substantially consistent with the provisions of this section in each case to more effectively administer the exercise of the Subscription Rights.

(m) Indemnification of Rights Offering Sponsors. Subject to the approval of the Equity Commitment Agreement by the Bankruptcy Court, the Rights Offering Indemnifying Parties agree to indemnify and hold harmless the Rights Offering Indemnified Persons from and against any and all losses, claims, damages, liabilities and reasonable expenses, joint or several, to which any such Rights Offering Indemnified Person may become subject arising out of or in connection with any claim, challenge, litigation, investigation or proceeding with respect to the Rights Offering, the Equity Commitment Agreement, or the transactions specifically contemplated thereby (but, for the avoidance of doubt, not other transactions relating to the Chapter 11 Cases or the Plan) including, without limitation, payment of the Backstop Fee, distribution of the Subscription Rights, the purchase and sale of Class B Shares pursuant to the Rights Offering, and to reimburse such Rights Offering Indemnified Persons for reasonable legal or other reasonable out-of-pocket expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing, provided that the foregoing indemnification shall not, as to any Rights Offering Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that it is finally judicially determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Rights Offering Indemnified Person. If for any reason the foregoing indemnification is unavailable to any Rights Offering Indemnified Person or insufficient to hold it harmless, then the Rights Offering Indemnifying Parties shall contribute to the amount paid or payable by such Rights Offering Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Rights Offering Indemnifying Parties on the one hand and such Rights Offering Indemnified Person on the other hand, but also the relative fault of the Rights Offering Indemnifying Parties, on the one hand, and such Rights Offering Indemnified Person, on the other hand, as well as any relevant equitable considerations. The relative benefits to the Rights Offering Indemnifying Parties on the one hand and all Rights Offering Indemnified Persons on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by New Topco pursuant to the sale of Class B Shares contemplated by the Equity Commitment Agreement bears to (ii) the aggregate fee paid or proposed to be paid to the Rights Offering Sponsors in connection with such sale. The indemnity and reimbursement obligations of the Rights Offering Indemnifying Parties described herein and the representations and warranties set forth in the Equity Commitment Agreement shall terminate and be of no further force and effect following the earlier of the Equity Commitment Agreement Termination Date and the Effective Date.

(n) Use of Proceeds. On the Effective Date, the proceeds received by New Topco from the Rights Offering shall be used to fund the Reorganized Debtors’ emergence and provide necessary post-emergence liquidity.

Section 5.4 Restructuring Transactions.

(a) Distributions Regarding Obligor Non-Debtors. In full and complete satisfaction, settlement and release of their claims against Obligor Non-Debtors and Basell Germany, if any, and pursuant to distributions in connection with the Global Restructuring and otherwise pursuant to the Plan, each holder of a Senior Secured Claim shall receive its Pro Rata Share (as if each holder of a Senior Secured Claim held a claim against the Obligor Non-Debtors in the same amount as its Allowed Class 4 Claim) of 100% of the Class A Shares allocable to the net value (prior to Exit Financing) of LBIAF and LBIH and any of their respective direct and indirect subsidiaries (other than LBFC and its direct and indirect subsidiaries), subject to dilution on account of the Equity Compensation Plan and the New Warrants; provided that nothing in this Section 5.4 shall reduce the number of Class A Shares to be distributed to holders of Claims in Class 5 as provided therein.

The ARCO/Equistar Settlement Pro Rata Allocation shall be used to determine the aggregate distributions allocable to each of the four following subcategories of Senior Secured Claims: (i) claims arising under the Senior Secured Credit Agreement, (ii) claims arising under the Secured Hedge Agreements, (iii) the Arco Notes Claims and (iv) the Equistar Notes Claims. In the event that the aggregate Allowed amount of Senior Secured Claims in any subcategory is different from the amount assumed to be outstanding in that subcategory for purposes of the ARCO/Equistar Settlement Pro Rata Allocation, the aggregate distribution to that subcategory shall not change, but each holder of an Allowed Senior Secured Claim within that subcategory shall be entitled to receive its pro rata share of the distribution to that subcategory, based on the actual aggregate Allowed claims in that subcategory.

New Topco shall distribute any Class A Shares and Cash payable to holders of Allowed 2015 Notes Claims under the Plan.

(b) Global Restructuring. On (or prior to) the Effective Date, the following transactions shall be effectuated in the order set forth below:

(i) New Topco and LBHBV shall be formed outside the existing corporate structure of LyondellBasell. Each entity may be formed prior to the Effective Date.

(ii) LBIH shall transfer its single share of LBIAF to BF SARL.

(iii) LBIAF shall transfer its claims against the Obligor Non-Debtors Basell Finance Company B.V. and LBIH to the holders of Senior Secured Facility Claims. The holders of Senior Secured Facility Claims shall transfer their claims arising under or related to the Senior Secured Credit Facility (except, for the avoidance of doubt, the DIP Roll-Up Claims) against the Obligor Non-Debtors and Basell Germany (including primary obligor claims, guarantee claims, liens, rights and interests under the Senior Secured Credit Agreement and the claims transferred to holders of Senior Secured Facility Claims by LBIAF pursuant to the first sentence of this clause (iii)) to LBHBV in exchange for all of the outstanding stock of LBHBV to be held on their behalf by Stichting TopCo, the foundation which is the pre-Effective Date parent company of New Topco. Stichting TopCo, on behalf of the holders of Senior Secured Facility Claims, shall transfer all of the stock of LBHBV to New Topco in exchange for Class A Shares of New Topco and any other consideration such holders are to receive under the Plan other than Subscription Rights. The security agent under the Intercreditor Agreement, subject to the terms and conditions therein, shall sell the stock of LBIH (subject to its senior secured debt but not as security for that debt) and the High Yield Notes On Loan to LBHBV for €20 in Cash. The vote of the Senior Secured Lenders on the Plan shall be deemed to be a direction to the administrative agent under the Senior Secured Credit Agreement to instruct the security agent to make such sale. All guarantee claims and liens against Obligor Non-Debtors under the 2015 Notes Indenture and the Bridge Loan Agreement and all liens against the High Yield Notes On Loan shall be released.

(iv) LBFC shall cancel its existing stock and shall issue new capital stock to New Topco.

(v) LBFC may assign a portion of the LCC/LBFC Intercompany Note to New Topco in consideration for cash and a portion of the Class A Shares and the New Warrants. New Topco shall transfer the remaining Class A Shares on account of Claims against the U.S. Debtors to LBFC as a capital contribution. LBFC in turn shall transfer Class A Shares to each entity that is an obligor with respect to such Claims in proportion to the outstanding debt issued, and these obligors shall immediately distribute the Class A Shares to the applicable holders of Claims. The value of Class A Shares and the New Warrants distributed to the holders of Claims against the U.S. Debtors shall be equal to the net value (prior to Exit Financing) of the U.S. Debtors.

(vi) LBFC shall contribute as capital to Lyondell Chemical the remainder of the LCC/LBFC Intercompany Note.

(vii) LBIAF, BF Sarl and LBAFGP shall be dissolved post-emergence in accordance with applicable law.

(c) North American Restructuring. The transactions constituting the North American Restructuring (certain of which are prerequisites to formation of the Millennium Custodial Trust and the Environmental Custodial Trust), as reflected in Exhibit E to the Disclosure Statement, shall be effectuated substantially contemporaneously with or prior to the Effective Date (except as noted below) and in the following order:

(i) New F&F Holdco, New Acetyls Holdco and New Equistar Holdco shall be formed as wholly owned subsidiaries of Reorganized Lyondell Chemical Company. New F&F, New Acetyls, and New Equistar GP Holdco shall be formed as wholly owned subsidiaries of New F&F Holdco, New Acetyls Holdco, and New Equistar Holdco, respectively.

(ii) Lyondell Chemical shall transfer all of its membership interest in New Acetyls Holdco to LBFC.

(iii) Each of Millennium Worldwide Holdings I, Inc., Millennium America Holdings Inc. and Millennium America Inc. shall be converted into a limited liability company.

(iv) Baselltech USA Inc. shall merge into Basell North America Inc.

(v) Lyondell Houston Refinery, Inc. shall merge into Lyondell Refining I, LLC.

(vi) Lyondell Chemical shall contribute its equity interests in Lyondell Refining I, LLC to Lyondell Refining Company LLC.

(vii) MCI shall contribute certain intellectual property that pertain to the Acetyls Business to MPI.

(viii) Lyondell Bayport, LLC and Basell Impact Holding Company shall merge into Equistar Bayport, LLC.

(ix) Lyondell General Methanol Company and Lyondell-Equistar Holdings Partners shall merge into Equistar.

(x) LyondellBasell Advanced Polyolefins USA Inc. and Basell Capital Corporation shall merge into Basell USA Inc.

(xi) Basell Finance USA Inc., Nell Acquisition (US) LLC, LBIH LLC and LBI Acquisition LLC shall merge into LBFC.

(xii) The F&F Business of Schedule III Debtor MSC (which includes, inter alia, the equity interests in Smith Corona Marchant Finance A.G. held by Schedule III Debtor, MHC) shall be transferred to New F&F for its reorganization enterprise value, payable in Class A Shares; provided, however, that the documents governing such transfer shall be in form and substance reasonably satisfactory to the Ad Hoc Group and the Rights Offering Sponsors. The Acetyls Business of Schedule III Debtor MPI shall be transferred to New Acetyls for its reorganization enterprise value, payable in Class A Shares. Specifically:

(A) New F&F shall purchase and acquire from MSC, and MSC shall sell, convey, assign, transfer and deliver to New F&F, the F&F Business for its reorganization enterprise value, payable in Class A Shares. Specifically, New F&F shall purchase all of MSC’s assets, inventory, rights and properties held as of the Effective Date that pertain to the F&F Business, including but not limited to (a) cash and cash equivalents or similar type investments, such as certificates of deposit, Treasury bills and other marketable securities; (b) claims for refunds of taxes and other governmental charges to the extent such refunds relate to periods ending on or prior to the Effective Date; (c) all assumed and postpetition contracts associated with the F&F Business including, but not limited to, the contracts set forth in the Assumption Schedule to be assumed and assigned by MSC to New F&F as of the Effective Date; (d) employees and employee benefit and pension plans; (e) all accounts receivable and accounts payable to the extent such receivables and payables, respectively, relate to periods ending on or prior to the Effective Date; (f) all intellectual property associated with, or utilized by, the F&F Business; (g) the manufacturing facilities located in Jacksonville, Florida and Colonel’s Island, Georgia and all real and personal property appurtenant thereto; and (h) certain other specific assets comprising the F&F Business, but specifically excluding (x) the original corporate minute books, stock books, financial records, tax returns, personnel and payroll records and corporate policies and procedures manuals of MSC and other records required by applicable laws to be retained; (y) MSC’s St. Helena property in Baltimore, Maryland; and (z) any other liabilities of MSC, known or unknown, absolute or contingent. The purchase price for the F&F Business shall be $70,578,926, including net available Cash of $0.5 million as of December 31, 2009, which Cash shall be subject to adjustment on the Effective Date, payable to MSC in Class A Shares.

(B) In addition, New F&F shall purchase and acquire from MHC, and MHC shall sell, convey, assign, transfer and deliver to New F&F all of MHC’s equity interests in Smith Corona Marchant Finance A.G. (“Smith Corona”) for its book value, payable in Class A Shares. The purchase price for the Smith Corona equity interest shall be $1 million, payable to MHC in Class A Shares.

(C) New Acetyls shall purchase and acquire from MPI, and MPI shall sell, convey, assign, transfer and deliver to New Acetyls, the Acetyls Business for its reorganization enterprise value payable in Class A Shares; provided, however, that the documents governing such transfer shall be in form and substance reasonably satisfactory to the Ad Hoc Group and the Rights Offering Sponsors. Specifically, New Acetyls shall purchase all of MPI’s assets, inventory, rights and properties held as of the Effective Date that pertain to the Acetyls Business, including but not limited to (a) cash and cash equivalents or similar type investments, such as certificates of deposit, Treasury bills and other marketable securities, (b) claims for refunds of taxes and other governmental charges to the extent such refunds relate to periods ending on or prior to the Effective Date, (c) all assumed and postpetition contracts associated with the Acetyls Business, including but not limited to, the contracts set forth in the Assumption Schedule to be assumed by MPI and assigned to New Acetyls as of the Effective Date, (d) all accounts receivable and accounts payable to the extent such receivables and payables, respectively, relate to periods ending on or prior to the Effective Date, (e) all equity interests in Millennium Methanol GP, Inc., a Delaware corporation, and Millennium Methanol LP Inc., a Delaware corporation, (f) all intellectual property associated with, or utilized by, the Acetyls Business, (g) the manufacturing facility located in LaPorte, Texas and all real and personal property appurtenant thereto, and (h) certain other assets that comprise the Acetyls Business; but expressly excluding (x) the original corporate minute books, stock books, financial records, tax returns, personnel and payroll records and corporate policies and procedures manuals of MPI and other records required by applicable laws to be retained, (y) any liabilities of MPI, known or unknown, absolute or contingent, other than the liabilities specifically set forth above and (z) any equity interests in any MPI subsidiary other than Millennium Methanol GP, Inc. and Millennium Methanol LP, Inc. The purchase price for the Acetyls Business shall be $214,935,341, including net available Cash of $3 million as of December 31, 2009, which Cash shall be subject to adjustment on the Effective Date, payable to MPI in Class A Shares.

(xiii) New Acetyls Holdco shall purchase and acquire from the Millennium Partners, and the Millennium Partners shall sell, convey, assign, transfer and deliver to New Acetyls Holdco, all of the Millennium Partners’ partnership interest in Equistar for (i) $1.00 to each of the Millennium Partners and (ii) assumption of $350 million of MPI’s indemnification obligation on postpetition accounts payable (including inventory borrowings) of Equistar.

(xiv) LBFC shall transfer all of its membership interest in New Acetyls Holdco to Lyondell Chemical.

(xv) MPI shall be converted into a limited liability company.

(xvi) Certain Debtors shall contribute the Transferred Real Properties to the Environmental Custodial Trust.

(xvii) Equistar shall transfer its equity interest in Quantum Pipeline Company, Equistar Polypropylene, LLC, Equistar Transportation Company, LLC, and Equistar Funding Corporation to MCI.

(xviii) Equistar shall cancel all of its partnership interests and shall issue new general partnership interests to New Equistar GP Holdco and new limited partnership interests to New Equistar Holdco. For the avoidance of doubt, Equistar shall not issue any new partnership interests to New Acetyls Holdco, Millennium Petrochemicals GP LLC or Millennium Petrochemicals Partners, LP.

(xix) Lyondell LP3 GP, LLC, Lyondell LP3 Partners, LP, Lyondell LP4 Inc., Lyondell Petrochemical L.P. Inc., and Lyondell (Pelican) Petrochemical L.P.1, Inc. shall merge into New Equistar Holdco. Basell USA shall then merge into Equistar, for which BNAI shall be deemed to receive shares of Lyondell Chemical in consideration of such merger, which shall be deemed to have immediately distributed by BNAI to LBFC.

(xx) Each of Millennium Worldwide Holdings I, Inc., Penn Navigation Company, Penn Export Company, Inc., Penn Shipping Company Inc., Penntrans Company and USI Credit Corp shall conduct a reverse equity split so that its authorized equity interests are reduced to 100 shares or membership units, as applicable.

(xxi) Lyondell Chemical shall transfer its Equity Interests in MCI (with the corporate structure of the Schedule III Debtors remaining intact below MCI, except to the extent that the North American Restructuring contemplates changes to the legal status of certain MCI subsidiaries,) to the Millennium Custodial Trust as described in Section 5.5 herein.

(xxii) Lyondell Chemical Nederland, Ltd., Lyondell Chemical Wilmington, Inc., Lyondell Intermediate Holding Company and Lyondell Receivables I, LLC shall be liquidated (or dissolved).

In addition, on or as of the Effective Date, the Debtors, in consultation with the Ad Hoc Group and Rights Offering Sponsors, except as set forth below, may, notwithstanding any other transactions described in the Plan, (i) cause any or all of the Debtors (other than Schedule III Debtors) to be merged into one or more of the Debtors (other than Schedule III Debtors) or be dissolved, (ii) cause any or all of the Schedule III Debtors to be merged into one or more of the Schedule III Debtors or be dissolved, (iii) cause the transfer of assets between or among the Debtors or among the Schedule III Debtors, or (iv) subject to the prior approval of the Rights Offering Sponsors, engage in any other transaction or disclosure in furtherance of the Restructuring Transactions. Any such transaction shall be effective as of the Effective Date pursuant to the Confirmation Order without any further action by the stockholders or directors of any of the Debtors or the Reorganized Debtors, or any other person. The effectuating documents of any such transaction with a value in excess of $90 million shall be in form and substance reasonably satisfactory to the Ad Hoc Group and the Rights Offering Sponsors.

Section 5.5 The Millennium Custodial Trust.

(a) Structure.

On or before the Effective Date, the Millennium Custodial Trust shall be formed pursuant to the Millennium Custodial Trust Agreement and the filing of a certificate of trust with the Delaware Secretary of State. The Delaware Trustee and the Millennium Trust Trustee shall be appointed by the Debtors to administer the Millennium Custodial Trust. On or about the Effective Date, Equistar shall transfer all of its Equity Interests in the Former Equistar Subsidiaries to MCI. On or about the Effective Date, certain Debtors, including certain MCI Subsidiaries, shall transfer the Transferred Real Properties to the Environmental Custodial Trust. Subsequently, Lyondell Chemical shall transfer all of its Equity Interests in MCI to the Millennium Custodial Trust. By virtue of Lyondell Chemical’s transfer of its Equity Interests in MCI to the Millennium Custodial Trust, MCI’s Subsidiaries, including but not limited to the Former Equistar Subsidiaries, shall be under the direct or indirect control of the Millennium Custodial Trustee. The holders of Allowed Claims against MCI shall receive the Millennium Custodial Trust Interests, which shall entitle each such holder to its Pro Rata Share of recoveries with respect to the Millennium Trust Assets, including any recovery by MCI from its direct and indirect ownership of the MCI Subsidiaries.

Each holder of an Allowed Claim against any other Schedule III Obligor Debtor (including any Senior/Bridge Deficiency Claim) shall receive, in full and complete satisfaction of its Allowed Claim, Participation Rights, but excluding any amounts for postpetition interest or post-Effective Date interest. The resolution of a Disputed Claim against a MCI Subsidiary and the distribution of Participation Rights shall be determined according to the procedures described in Article VIII hereof. If, upon liquidation, an MCI Subsidiary’s assets are insufficient to satisfy all amounts payable under such MCI Subsidiary’s Participation Rights, the holders of Participation Rights in such MCI Subsidiary shall recover their Pro Rata Share of the assets of that MCI Subsidiary. Conversely, to the extent an MCI Subsidiary’s assets exceed the aggregate amount payable under such MCI Subsidiary’s Participation Rights, such MCI Subsidiary shall, subject to applicable law, distribute its excess assets in liquidation to the immediate parent entity that owns the Equity Interests in such MCI Subsidiary. Any such distributed excess amounts thereafter shall be available to the holders of the immediate parent entity’s Participation Rights.

(b) General Distribution Scheme for Schedule III Debtors.

The Schedule III Allocations shall be paid or otherwise afforded the treatment set forth in the Plan by the Reorganizing Debtors or Reorganized Debtors (as applicable), as partial consideration for the releases that the Schedule III Debtors are granting to the Reorganized Debtors and Non-Debtor Affiliates pursuant to the Plan.

All Intercompany Claims by a Schedule III Debtor against another Schedule III Debtor shall remain in place after the Effective Date and shall not otherwise receive a distribution under the Plan; provided, however, that (i) Millennium America Inc. shall contribute its prepetition net receivables from MHC Inc. to Millennium Holdings LLC, and (ii) Millennium Holdings LLC shall contribute its prepetition net receivables from MHC Inc. to MHC Inc. All Schedule III Intercompany Claims as of the Effective Date shall be discharged or waived; provided, however, that the Intercompany Claim of KIC Ltd. against MPCO shall be afforded the same treatment as General Unsecured Claims against MPCO.

(c) Funding the Millennium Custodial Trust.

The Reorganizing Debtors shall contribute the Wind-Up Funds to the Millennium Custodial Trust in order to fund the resolution of Claims against Schedule III Debtors and Claims by those entities against others. The Wind-Up Funds shall be held in an account maintained by the Millennium Trust Trustee for the benefit of holders of Claims against the Schedule III Debtors (other than MPCO, MSC and MPI). For purposes of Section 5.5(d), all references to Schedule III Debtors shall not include MPCO, MSC and MPI.

(d) Other Millennium Custodial Trust Provisions.

(i) Purpose. The Millennium Custodial Trust shall be established for the sole purpose of holding, liquidating and distributing the assets of the Schedule III Debtors other than MPI, MSC and MPCO, subject to the North American Restructuring, in accordance with Treasury Regulation section 301.7701-4(d) and Revenue Procedure 94-45, with no objective to continue or engage in the conduct of a trade or business.

(ii) Role of the Millennium Trust Trustee and the Directors and Officers of the MCI Subsidiaries. The Millennium Custodial Trust shall be managed by the Millennium Trust Trustee in accordance with the terms of the Millennium Custodial Trust Agreement. The Millennium Trust Trustee shall be an independent third party and shall initially be designated by the Debtors. In the event the Millennium Trust Trustee dies, is disabled, is removed or resigns for any reason, as provided in the Millennium Trust Agreement, the Millennium Trust Advisory Board shall designate a successor.

In furtherance of and consistent with the purpose of the Millennium Custodial Trust and the Plan, the Millennium Trust Trustee shall appoint the directors of MCI. Such directors shall appoint the officers of MCI. The direct parent entity of each MCI Subsidiary shall appoint the directors (or applicable equivalent) of such MCI Subsidiary and the directors of each MCI Subsidiary shall appoint the officers (or applicable equivalent) of such MCI Subsidiary. All such directors and officers (or other entity type analogous governing bodies or other appropriate persons or entities responsible for management) are the Millennium Chain Governing Bodies.

(iii) Non-transferability of Millennium Custodial Trust Interests. The Millennium Custodial Trust Interests shall not be certificated and, subject to applicable law, shall not be transferable. The ownership of a Millennium Custodial Trust Interest shall not entitle any holder to (A) any title in or to the assets of the Millennium Custodial Trust (which title shall be vested in the Millennium Custodial Trust) or to any right to call for a partition or division of the assets of the Millennium Trust or to require an accounting; or (B) subject to applicable law, any voting rights with respect to the administration of the Millennium Custodial Trust (other than the right to appoint members of the Millennium Trust Advisory Board).

(iv) Securities Law Matters. To the extent the Millennium Custodial Trust Interests are deemed to be “securities,” the issuance of Millennium Custodial Trust Interests under the Plan are exempt, pursuant to section 1145 of the Bankruptcy Code, from registration under the Securities Act of 1933, as amended, and any applicable state and local laws requiring registration of securities.

(v) Distribution of Millennium Trust Chain Assets. At least annually, the Millennium Trust Trustee, in his role as such or the relevant Millennium Chain Governing Body of the applicable Schedule III Debtor, shall make distributions to the holders of Participation

Rights against each respective Schedule III Debtor of Cash on hand from liquidation of the Schedule III Debtor’s assets, in accordance with the Millennium Custodial Trust Agreement, except such amounts (i) that are earmarked for environmental clean-up costs (in the event that there are any remaining properties belonging to the Schedule III Debtors with remaining environmental clean-up liabilities), (ii) as would be distributable to a holder of a Disputed Claim if such Disputed Claim had been Allowed prior to the time of such distribution (but only until such Claim is resolved), (iii) as are reasonably necessary to meet contingent liabilities and to maintain the value of the Millennium Trust Chain Assets during liquidation, (iv) to pay reasonable expenses (including, but not limited to, any taxes imposed on the Millennium Custodial Trust, MCI or an MCI Subsidiary, as applicable), and (v) to satisfy other liabilities incurred by the Millennium Custodial Trust in accordance with this Plan or the Millennium Custodial Trust Agreement. Notwithstanding the foregoing, the Reorganizing Debtors or their designees reserve the right to resolve Claims against the Schedule III Debtors prior to the Effective Date.

(vi) Intercompany Agreements. Within 90 days of the Effective Date, the Millennium Trust Trustee shall review all executory contracts and unexpired leases that exist between any of the Schedule III Debtors and shall determine whether to assume or reject such contracts. Any claims arising from the assumption or rejection of these contracts shall be Schedule III Intercompany Claims that shall be treated in accordance with Section 5.10 of the Plan and payments, if any, shall be directed by the Millennium Trust Trustee.

All executory contracts and unexpired leases that exist between any of the Schedule III Debtors and a Reorganized Debtor or a Non-Debtor Affiliate shall be deemed rejected as of the Effective Date, and any claims arising from the rejection shall be Schedule III Intercompany Claims that shall be treated in accordance with Section 5.10 of the Plan, and for the avoidance of doubt, such Schedule III Intercompany Claims shall be discharged and waived.

(vii) Transfer Taxes. Any transfer of the Millennium Trust Chain Assets to the Millennium Custodial Trust shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax to the extent permitted under section 1146(a) of the Bankruptcy Code.

(viii) Costs and Expenses and Retention of Professionals. The reasonable costs and expenses of the Millennium Custodial Trust and of each of the Schedule III Debtors, including the fees and expenses of the Millennium Trust Trustee, the Delaware Trustee, the Millennium Chain Governing Bodies, and their respective retained professionals, shall be paid out of the Millennium Trust Chain Assets. Reasonable fees and expenses incurred in connection with the prosecution and settlement of any Claims shall be considered costs and expenses of the Millennium Custodial Trust Chain. The Millennium Trust Trustee and the Delaware Trustee shall be entitled to reasonable compensation approved by the Millennium Trust Advisory Board in an amount consistent with that of similar functionaries in similar roles.

The Millennium Trust Trustee may retain and compensate attorneys and other professionals to assist in its duties as Millennium Trust Trustee on such terms as the Millennium Trust Trustee, acting in good faith as a fiduciary of the Millennium Custodial Trust, deems appropriate without Bankruptcy Court approval. Without limiting the foregoing, the Millennium Trust Trustee may retain any professional who represented parties in interest in the Chapter 11 Cases.

(ix) Term of Millennium Custodial Trust. The Millennium Custodial Trust shall be dissolved (and MCI and all of the MCI Subsidiaries shall be liquidated) no later than five (5)

years from the Effective Date; provided, however, that the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Millennium Custodial Trust for a finite period if (i) such extension is necessary to the liquidating purpose of the Millennium Custodial Trust, (ii) the Millennium Trust Trustee receives an opinion of counsel or a ruling from the IRS stating that such extension would not adversely affect the status of the Millennium Custodial Trust as a liquidating trust for U.S. federal income tax purposes, and (iii) such extension is obtained within the six (6) month period prior to the Millennium Custodial Trust’s fifth (5th) anniversary or the end of the immediately preceding extension period, as applicable.

(x) Federal Income Tax Treatment of the Millennium Custodial Trust. The Millennium Custodial Trust is intended to qualify as a liquidating trust for U.S. federal income tax purposes. In general, a liquidating trust is not a separate taxable entity for U.S. federal income tax purposes, but is instead treated as a grantor trust, i.e., a pass-through entity. All parties must treat the transfer of the Millennium Trust Assets to the Millennium Custodial Trust as a transfer of such assets directly to the beneficiaries of the Millennium Custodial Trust, followed by the transfer of such assets by the beneficiaries to the Millennium Custodial Trust. Consistent therewith, all parties must treat the Millennium Custodial Trust as a grantor trust of which the Millennium Custodial Trust’s beneficiaries are the owners and grantors. Assuming the Millennium Custodial Trust is treated as a liquidating trust, the holders of Millennium Custodial Trust Interests generally should be treated for U.S. federal income tax purposes as the direct owners of an undivided interest in the Millennium Trust Assets. The Millennium Trust Trustee shall determine the fair market value of the Millennium Trust Assets as soon as possible after the Effective Date, and all parties must consistently use this valuation for all U.S. federal income tax purposes.

(xi) MCI Reserve. The Millennium Trust Trustee may establish a reserve on account of Claims that are Disputed with respect to MCI. The Millennium Trust Trustee may, for U.S. federal income tax purposes (and, to the extent permitted by law, for state and local income tax purposes), (i) make an election pursuant to Treasury Regulation section 1.468B-9 to treat the MCI Reserve as a “disputed ownership fund” within the meaning of that section, (ii) allocate taxable income or loss to the MCI Reserve, with respect to any given taxable year (but only for the portion of the taxable year with respect to which such Claims are Disputed), and (iii) distribute assets from the MCI Reserve as, when, and to the extent such Claims that are Disputed cease to be Disputed, whether by virtue of becoming Allowed or otherwise resolved. The Millennium Trust Beneficiaries shall be bound by such election, if made by the Millennium Trust Trustee, and, as such, shall, for U.S. federal income tax purposes (and, to the extent permitted by law, for state and local income tax purposes), report consistently therewith.

Section 5.6 The Environmental Custodial Trust.

(a) Structure. On or before the Effective Date, the Environmental Custodial Trust shall be formed pursuant to the Environmental Custodial Trust Agreement. The Environmental Trust Trustee shall be appointed by the Debtors (in consultation with the Environmental Trust Beneficiaries) to administer the Environmental Custodial Trust. On or about the Effective Date, the Debtors shall contribute to the Environmental Custodial Trust the Transferred Real Properties. Generally, the Transferred Real Properties are (1) environmentally contaminated property and the subject of current or expected clean-up obligations, and (2) no longer beneficial to the on-going operations of the Debtors. The Environmental Trust Beneficiaries shall hold all of the Environmental Custodial Trust Interests, which shall entitle the Environmental Trust Beneficiaries to their share of the recoveries with respect to the Environmental Trust Assets in accordance with the terms of the Environmental Custodial Trust Agreement. Although the Debtors do not expect that there shall be any recovery by the Environmental

Trust Beneficiaries following the remediation and disposition of the Transferred Real Properties, any excess funds in the Environmental Custodial Trust following the disposition of all Transferred Real Properties shall, after the payment or making of reasonable provision for payment of all claims and obligations of the Environmental Custodial Trust in accordance with applicable law, be disbursed to such federal and state accounts as the Environmental Trust Beneficiaries designate.

(b) Funding the Environmental Custodial Trust. The Debtors shall contribute the Clean Up Funds to the Environmental Custodial Trust. The Debtors anticipate that the Clean Up Funds shall be allocated to address the cleanup costs of the Transferred Real Properties and in settlement of the position of the EPA and other Environmental Trust Beneficiaries regarding injunctive relief obligations at Debtor-owned property and third party sites. The Clean Up Funds shall be held and administered by the Environmental Trust Trustee in accordance with the Environmental Custodial Trust Agreement and pursuant to any settlement with the EPA and other Environmental Trust Beneficiaries.

(c) Other Environmental Custodial Trust Provisions.

(i) Transfer of Transferred Real Properties. The Debtors shall effect the transfer of all of their rights, title and interests in the Transferred Real Properties by quit claim deed, and such transfer shall be free and clear of all claims, liens, and interests against the Debtors.

(ii) Purpose of the Environmental Custodial Trust. The Environmental Custodial Trust shall be established for the sole purpose of (a) owning the Transferred Real Properties and carrying out administrative and property management functions related to the Transferred Real Properties, (b) conducting, managing, and/or funding the implementation of Environmental Actions with respect to the Transferred Real Properties, (c) selling, transferring or otherwise disposing of the Transferred Real Properties, and (d) making distributions, if any, in accordance with the terms of the Environmental Custodial Trust Agreement.

(iii) Role of the Environmental Trust Trustee. The Environmental Custodial Trust shall be managed by the Environmental Trust Trustee in accordance with the terms of the Environmental Custodial Trust Agreement. The Environmental Trust Trustee shall be an independent third party that shall initially be designated by the Debtors, in consultation with the Environmental Trust Beneficiaries. In the event the Environmental Trust Trustee dies, is disabled, is removed or resigns for any reason, as provided in the Environmental Custodial Trust Agreement, the EPA shall designate a successor. The Environmental Trust Trustee may be the same person as the Millennium Trust Trustee.

(iv) Non-transferability of Environmental Custodial Trust Interests. The Environmental Custodial Trust Interests shall not be certificated and, subject to applicable law, shall not be transferable. The ownership of an Environmental Custodial Trust Interest shall not entitle any holder to (A) any title in or to the assets of the Environmental Custodial Trust (which title shall be vested in the Environmental Custodial Trust) or to any right to call for a partition or division of the assets of the Environmental Trust assets or to require an accounting; or (B) subject to applicable law, any voting rights with respect to the administration of the Environmental Custodial Trust.

(v) Securities Law Matters. To the extent the Environmental Custodial Trust Interests are deemed to be “securities,” the issuance of Environmental Custodial Trust Interests under the Debtors’ Plan are exempt, pursuant to section 1145 of the Bankruptcy Code, from registration under the Securities Act of 1933, as amended, and any applicable state and local laws requiring registration of securities.

(vi) Transfer Taxes. Any transfer of the Transferred Real Properties to the Environmental Custodial Trust shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax to the extent permitted under section 1146(a) of the Bankruptcy Code.

(vii) Costs and Expenses and Retention of Professionals. The reasonable costs and expenses of the Environmental Custodial Trust, including the fees and expenses of the Environmental Trust Trustee and its retained professionals, shall be paid out of the Clean Up Funds. Reasonable fees and expenses incurred in connection with the prosecution and settlement of any Claims shall be considered costs and expenses of the Environmental Custodial Trust. The Environmental Trust Trustee shall be entitled to reasonable compensation approved by the Environmental Trust Advisory Board in an amount consistent with that of similar functionaries in similar roles. The Environmental Trust Trustee may retain and compensate attorneys and other professionals to assist in its duties as Environmental Trust Trustee on such terms as the Environmental Trust Trustee, acting in good faith as a fiduciary of the Environmental Custodial Trust, deems appropriate without Bankruptcy Court approval. Without limiting the foregoing, the Environmental Trust Trustee may retain any professional who represented parties in interest in the Chapter 11 Cases.

(viii) Federal Income Tax Treatment of the Environmental Custodial Trust. The Environmental Custodial Trust is intended to be treated as a “qualified settlement fund” as that term is defined in Treasury Regulation section 1.468B-1 and as a separate taxable entity for U.S. federal income tax purposes. The Environmental Trust Trustee shall not elect to have the Environmental Custodial Trust treated as a grantor trust for U.S. federal income tax purposes. The Environmental Trust Trustee shall be the “administrator” of the Environmental Custodial Trust pursuant to Treasury Regulation section 1.468B-2(k)(3).

Section 5.7 The Litigation Trust.

(a) General. On or before the Effective Date, the Litigation Trust Agreement shall be executed, and the Non-Settling Defendant Claims and the Assigned Preference Claims shall be assigned to the Litigation Trust. The Litigation Trust Agreement governing the Litigation Trust shall be in all respects in a form acceptable to the Creditors’ Committee, and the Debtors (but only as to provisions affecting or binding the Debtors), and otherwise consistent with the Lender Litigation Settlement; provided that such trust agreement will include (i) a provision stating that, after the Excess Recovery Trigger Date, the Debtors and the holders of Deficiency Claims on account of the Senior Secured Claims and Bridge Claims shall have sole control over and shall be entitled to any property or assets of such trust, subject to the right of the holders of Allowed General Unsecured Claims and 2015 Notes Claims to receive their Post-Effective Date Interest Amount, and (ii) a provision to be agreed upon between and among the Debtors and the Settling Defendants that shall govern the manner in which the Litigation Trust may be modified after the Excess Recovery Trigger Date.

(b) Purpose of the Litigation Trust. On the Effective Date, the Non-Settling Defendant Claims and the Assigned Preference Claims shall be assigned to the Litigation Trust. The Litigation Trust will be authorized under the Plan to prosecute the Non-Settling Defendant Claims for the benefit of holders of Allowed General Unsecured Claims and Allowed 2015 Notes Claims who shall receive a Settlement Pro Rata Share of any net recoveries on Non-Settling Defendant Claims (subject to Section 5.7(c) hereof with respect to any Excess Recoveries). The Litigation Trust is authorized to prosecute the Assigned Preference Claims for the benefit of (i) holders of Allowed General Unsecured Claims and 2015 Notes Claims, who shall receive a Settlement Pro Rata Share of 90% of any net recoveries on Assigned Preference Claims until the Excess Recovery Trigger Date, and (ii) the

Reorganized Debtors, who shall receive 10% of any net recoveries on Assigned Preference Claims until the Excess Recovery Trigger Date, at which time they shall receive  1/3 of the net recoveries on Assigned Preference Claims; provided that, following the Excess Recovery Trigger Date, all Assigned Preference Claims against present or former employees of the Debtors shall be extinguished. To assist the Litigation Trust with respect to its initial analysis of Assigned Preference Claims, the Debtors shall provide to the Creditors’ Committee and the Settling Defendants a “preliminary preference report” by March 20, 2010, identifying potential preference payments and recipients. Notwithstanding the contents of such “preliminary preference report,” prior to making any demand to collect or commencing any legal action to collect an Assigned Preference Claim, the Litigation Trust shall confirm with the Reorganized Debtors, in writing, whether the target of any such demand or action is an Excluded Person. The Parties agree that should the Litigation Trust dispute the reasonableness of the Debtors’ designation of a Person as an Excluded Person (a “Disputed Excluded Person”), the Bankruptcy Court shall retain jurisdiction to resolve such dispute and the Parties waive their appellate rights concerning the Bankruptcy Court’s decision thereon, provided that, pending the Bankruptcy Court’s resolution of the dispute, claims and causes of action against the Disputed Excluded Person shall be expressly preserved for the benefit of the Litigation Trust and shall not be released under any pending plan of reorganization. The Debtors and the Creditors’ Committee shall work together to finalize procedures for resolution of such disputes, which procedures shall be included in the Plan Supplement. To the extent the Litigation Trust obtains recoveries based upon Non-Settling Defendant Claims or Assigned Preference Claims, and solely with respect to such recoveries, the Deficiency Claims on account of the Senior Secured Claims and the Bridge Loan Claims may be satisfied only from Excess Recoveries (if at all), and for the avoidance of doubt, in no event shall the holders of Deficiency Claims on account of the Senior Secured Claims or Bridge Loan Facility Claims be third party or other beneficiaries of the Trusts prior to the Excess Recovery Trigger Date. To the extent the Debtors obtain net recoveries from any Preference Claims prior to the Effective Date, such net recoveries shall be allocated as follows: (i) 90% to be held by the Debtors, not subject to any lien, claim or encumbrance and not subject to any equitable interest of the Debtors, for the benefit of holders of Allowed General Unsecured Claims and 2015 Notes Claims, and transferred upon the Effective Date to the Litigation Trust for distribution to holders of Allowed General Unsecured Claims and 2015 Notes Claims, and (ii) 10% to the Debtors for the benefit of their estates.

(c) Excess Recoveries. Following the Excess Recovery Trigger Date, holders of Senior Secured Claims, Bridge Loan Claims and, solely to the extent of their Post-Effective Date Interest Amount, holders of Allowed General Unsecured Claims and 2015 Notes Claims shall be entitled to share in Excess Recoveries. Until the holders of Allowed General Unsecured Claims and 2015 Notes Claims (taking into account all distributions previously received by them after the Excess Recovery Trigger Date) have been paid their Post-Effective Date Interest Amount in full, Excess Recoveries shall be paid one-third to the holders of Deficiency Claims on account of the Senior Secured Claims, one-third to the holders of Deficiency Claims on account of Bridge Loan Claims and one-third to the holders of Allowed General Unsecured Claims and 2015 Notes Claims. Thereafter, until the holders of Senior Secured Claims (taking into account all distributions previously received by them) are paid in full, Excess Recoveries shall be paid 50% to the holders of Deficiency Claims on account of the Senior Secured Claims and 50% to the holders of Deficiency Claims on account of the Bridge Loan Claims. Thereafter, Excess Recoveries shall be paid 100% to holders of Bridge Loan Claims. Notwithstanding anything to the contrary in the Lender Litigation Settlement, neither the Litigation Trust, the Trustees, nor the Creditor Representative, or their respective professionals and agents shall owe any fiduciary or other duty to the holders of Senior Secured Claims, Bridge Loan Claims or Deficiency Claims on account of Senior Secured Claims or Bridge Loan Claims and shall have no obligation to consult with any holders of the Senior Secured Claims, Bridge Loan Claims or Deficiency Claims on account of the Senior Secured Claims and Bridge Loan Claims with respect to prosecution or settlement of any claims being prosecuted by the Creditor Trust or the Litigation Trust; provided that after the Excess Recovery Trigger Date, the governance of the Trusts may be modified by provisions of the Creditor Trust Agreement and the Litigation Trust Agreement, as applicable, that are satisfactory to the Settling Defendants (and, in the case of the Litigation Trust, the Reorganized Debtors).

(d) Funding the Litigation Trust. The Litigation Trust will receive initial funding as set forth in Section 5.9.

(e) Structure of the Litigation Trust. It is contemplated that the Litigation Trust will be operated by the Litigation Trustee who will report to a five-member advisory board (the “Litigation Trust Advisory Board”). The Litigation Trustee and the members of the Litigation Trust Advisory Board will be distinct individuals and will be appointed by the Creditors’ Committee in its sole discretion and service as the Litigation Trustee or as a member of the Litigation Trust Advisory Board shall not prohibit such person or persons from serving as the Creditor Trustee or as a member of the Creditor Trust Advisory Board. The Litigation Trust will have authority to retain any counsel, financial advisors, claims agent, auditors, or other such professionals as it deems appropriate at all times. The Litigation Trust may select any of the foregoing professionals in its sole discretion, and prior employment in any capacity in the Debtors’ bankruptcy cases on behalf of the Debtors, their estates, the Creditors’ Committee, any creditors or concurrent representation of the Creditor Trust or the Creditor Representative shall not preclude the Litigation Trust’s retention of such professionals. The Litigation Trust Beneficiaries’ interests in the Litigation Trust shall be uncertificated and, subject to applicable law, shall not be transferable; provided that the Reorganized Debtors shall be permitted to transfer their interest in the Litigation Trust to any wholly-owned subsidiary of New Topco.

(f) Transfer Taxes. Any transfer of the Litigation Trust Assets to the Litigation Trust shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax to the extent permitted under section 1146(a) of the Bankruptcy Code.

(g) Federal Income Tax Treatment of the Litigation Trust. The Litigation Trust will be established for the sole purpose of distributing any recoveries from the Non-Settling Defendant Claims and the Assigned Preference Claims, in accordance with Treasury Regulation section 301.7701-4(d) and Revenue Procedure 94-45, with no objective to continue or engage in the conduct of a trade or business. The Litigation Trust is intended to qualify as a liquidating trust for U.S. federal income tax purposes. In general, a liquidating trust is not a separate taxable entity for U.S. federal income tax purposes, but is instead treated as a grantor trust, i.e., pass-through entity. All parties must treat the transfer of the portion of the Litigation Trust Assets attributable to the Non-Debtor Beneficiaries as a transfer of such assets directly to the Non-Debtor Beneficiaries, followed by the transfer of such assets by the beneficiaries to the Litigation Trust. In addition, the Debtors believe that the Reorganized Debtors should be treated as retaining a portion of the Assigned Preference Claims and transferring directly to the Litigation Trust such Assigned Preference Claims and a portion of the Cash allocated to the Litigation Trust. Consistent therewith, all parties must treat the Litigation Trust as a grantor trust of which the Litigation Trust Beneficiaries are the owners and grantors. Subject to the terms of the Litigation Trust Agreement, and the power of any advisory board established thereunder, the Litigation Trustee will determine the fair market value of the Litigation Trust Assets as soon as possible after the Effective Date, and the Litigation Trust Beneficiaries and the Litigation Trustee must consistently use this valuation for all U.S. federal income tax purposes, including for determining gain, loss or tax basis. The U.S. federal income tax treatment of the Litigation Trust is unclear, and the Debtors are unaware of any authority directly addressing the qualification of a trust structured similarly to the Litigation Trust as a liquidating trust for U.S. federal income tax purposes. It is possible, for instance, that the Litigation Trust could be treated for U.S. federal income tax purposes as two trusts, one that holds the Assigned Preference Claims and Cash and another that holds the Non-Settling Defendant Claims and Cash. The U.S. federal income tax treatment of the right of holders of Allowed Senior Secured Claims and Allowed Bridge Loan Claims to their share of any Excess Recoveries is unclear.

(h) Reserve. The Litigation Trustee may establish a reserve on account of Claims that are Disputed. The Litigation Trustee may, for U.S. federal income tax purposes (and, to the extent permitted by law, for state and local income tax purposes), (i) make an election pursuant to Treasury Regulation section 1.468B-9 to treat the LT Reserve as a “disputed ownership fund” within the meaning of that section, (ii) allocate taxable income or loss to the LT Reserve, with respect to any given taxable year (but only for the portion of the taxable year with respect to which such Claims are Disputed), and (iii) distribute assets from the LT Reserve as, when, and to the extent, such Claims that are Disputed cease to be Disputed, whether by virtue of becoming Allowed or otherwise resolved. The Litigation Trust Beneficiaries shall be bound by such election, if made by the Litigation Trustee, and as such shall, for U.S. federal income tax purposes (and, to the extent permitted by law, for state and local income tax purposes), report consistently therewith.

(i) Dissolution. The Litigation Trust shall be dissolved no later than five (5) years from the Effective Date, unless the Bankruptcy Court, upon motion made within the six (6) month period prior to such fifth (5th) anniversary (and, in the event of further extension, at least six (6) months prior to the end of the preceding extension), determines that a fixed period extension (not to exceed three (3) years, together with any prior extensions, without a favorable letter ruling from the IRS that any further extension would not adversely affect the status of the Litigation Trust as a liquidating trust for federal income tax purposes) is necessary to facilitate or complete the recovery on and liquidation of the Litigation Trust Assets; provided that in no event shall the term of the Litigation Trust be extended beyond April 30, 2031.

(j) Securities Law Matters. To the extent the interests in the Litigation Trust are deemed to be “securities,” the issuance of such interests under the Plan are exempt, pursuant to section 1145 of the Bankruptcy Code, from registration under the Securities Act of 1933, as amended, and any applicable state and local laws requiring registration of securities.

Section 5.8 The Creditor Trust.

(a) General. On or before the Effective Date, the Creditor Trust Agreement shall be executed. The Creditor Trust Agreement governing the Creditor Trust shall be in a form acceptable to the Creditors’ Committee, and otherwise consistent with the Lender Litigation Settlement; provided that such trust agreement will include (i) a provision stating that, after the Excess Recovery Trigger Date, the holders of Deficiency Claims on account of the Senior Secured Claims and Bridge Claims shall have sole control over, and subject to the right of the holders of Allowed General Unsecured Claims and 2015 Notes Claims to receive their Post-Effective Date Interest Amount, shall be entitled to any property or assets of such trust and (ii) a provision to be agreed upon between and among the Settling Defendants that shall govern the manner in which the Creditor Trust may be modified after the Excess Recovery Trigger Date.

(b) Purpose of the Creditor Trust. On the Effective Date, the Abandoned Claims shall be discontinued by the Debtors without prejudice and the Debtors shall be deemed to have abandoned, pursuant to section 554 of the Bankruptcy Code, any and all right to further pursue the Abandoned Claims. Upon the effectiveness of the aforesaid discontinuance and abandonment, each holder of Allowed 2015 Notes Claims, General Unsecured Claims, and holders of the Deficiency Claims on account of the Senior Secured Claims and Bridge Loan Claims (but excluding the Senior/Bridge Guarantee Claims), shall contribute to the Creditor Trust any and all State Law Avoidance Claims. The Creditor Trust shall be authorized to prosecute the State Law Avoidance Claims that are contributed to the Creditor Trust for the benefit of Creditor Trust Beneficiaries who contribute State Law Avoidance Claims to the Creditor Trust, who shall receive any recoveries on account of the State Law Avoidance Claims transferred to the Creditor Trust shall be distributed to Creditor Trust Beneficiaries in accordance with the

Plan and the Creditor Trust Agreement, subject to Section 5.8(c) with respect to any amounts that constitute Excess Recoveries. Notwithstanding the foregoing, the Creditor Trust shall not owe any fiduciary duty or other duty to the holders of Senior Secured Claims or holders of Bridge Loan Claims.

(c) Excess Recoveries. Following the Excess Recovery Trigger Date, holders of Senior Secured Claims, Bridge Loan Claims and, solely to the extent of their Post-Effective Date Interest Amount, holders of Allowed General Unsecured Claims and 2015 Notes Claims shall be entitled to share in Excess Recoveries. Until the holders of Allowed General Unsecured Claims and 2015 Notes Claims (taking into account all distributions previously received by them) have been paid their Post-Effective Date Interest Amount in full, Excess Recoveries shall be paid one-third to the holders of Deficiency Claims on account of the Senior Secured Claims, one-third to the holders of Deficiency Claims on account of Bridge Loan Claims and one-third to the holders of Allowed General Unsecured Claims and 2015 Notes Claims. Thereafter, until the holders of Senior Secured Claims (taking into account all distributions previously received by them) are paid in full, Excess Recoveries shall be paid 50% to the holders of Deficiency Claims on account of the Senior Secured Claims and 50% to the holders of Deficiency Claims on account of the Bridge Loan Claims. Thereafter, Excess Recoveries shall be paid 100% to holders of Bridge Loan Claims. Notwithstanding anything to the contrary in the Lender Litigation Settlement, neither the Creditor Trust, the Trustees, nor the Creditor Representative, or their respective professionals and agents shall owe any fiduciary or other duty to the holders of Senior Secured Claims, Bridge Loan Claims or Deficiency Claims on account of the Senior Loan Claims or Bridge Loan Claims and shall have no obligation to consult with any holders of the Senior Secured Claims, Bridge Loan Claims or Deficiency Claims on account of the Senior Loan Claims or Bridge Loan Claims with respect to prosecution or settlement of any claims being prosecuted by the Creditor Trust or the Litigation Trust; provided that after the Excess Recovery Trigger Date, the governance of the Trusts may be modified by provisions of the Creditor Trust Agreement and the Litigation Trust Agreement, as applicable, that are satisfactory to the Settling Defendants.

(d) Funding the Creditor Trust. The Creditor Trust will receive initial funding as set forth in Section 5.09.

(e) Transfer Taxes. Any transfer of the Creditor Trust Assets to the Creditor Trust shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax to the extent permitted under section 1146(a) of the Bankruptcy Code.

(f) Structure of the Creditor Trust. It is contemplated that the Creditor Trust will be operated by the Creditor Trustee who will report to a five-member advisory board (the “Creditor Trust Advisory Board”). The Creditor Trustee and the members of the Creditor Trust Advisory Board will be distinct individuals and will be appointed by the Creditors’ Committee in its sole discretion and service as the Litigation Trustee or as a member of the Litigation Trust Advisory Board shall not prohibit such person or persons from serving as the Creditor Trustee or as a member of the Creditor Trust Advisory Board. The Creditor Trust will have authority to retain any counsel, financial advisors, claims agent, auditors, or other such professionals as it deems appropriate at all times. The Creditor Trust may select any of the foregoing professionals in its sole discretion, and prior employment in any capacity in the Debtors’ bankruptcy cases on behalf of the Debtors, their estates, the Creditors’ Committee, or any creditors or concurrent representation of the Litigation Trust or the Creditor Representative shall not preclude the Creditor Trust’s retention of such professionals. The Creditor Trust Beneficiaries’ interests in the Creditor Trust shall be uncertificated and, subject to applicable law, shall not be transferable.

(g) Federal Income Tax Treatment of the Creditor Trust. As stated in the Creditor Trust Agreement, the Creditor Trust (i) will be established for the sole purpose of taking title to, protecting, conserving and distributing any recoveries from the State Law Avoidance Claims, in accordance with Treasury Regulation section 301.7701-4(a) for the Creditor Trust Beneficiaries, with no objective to continue or engage in the conduct of a trade or business and (ii) is intended to qualify as a grantor trust for U.S. federal income tax purposes. In general, a grantor trust is not a separate taxable entity for U.S. federal income tax purposes, but is instead treated as a pass-through entity. The Creditor Trust Agreement will require all parties (i) to treat the transfer of the Creditor Trust Assets to the Creditor Trust as a transfer of such assets directly from the Creditor Trust Beneficiaries to the Creditor Trust, and (ii) consistent therewith, to treat the Creditor Trust as a grantor trust of which the Creditor Trust Beneficiaries are the owners and grantors. Subject to the terms of the Creditor Trust Agreement, and the powers of any advisory board established thereunder, the Creditor Trustee may determine the fair market value of the Creditor Trust Assets as soon as possible after the Effective Date. The U.S. federal income tax treatment of the right of holders of Allowed Senior Secured Claims and Allowed Bridge Loan Claims to their share of any Excess Recoveries is unclear.

(h) Reserve. The Creditor Trustee may establish a reserve on account of Claims that are Disputed. The Creditor Trustee may, for U.S. federal income tax purposes (and, to the extent permitted by law, for state and local income tax purposes), (i) make an election pursuant to Treasury Regulation section 1.468B-9 to treat the CT Reserve as a “disputed ownership fund” within the meaning of that section, (ii) allocate taxable income or loss to the CT Reserve, with respect to any given taxable year (but only for the portion of the taxable year with respect to which such Claims are Disputed), and (iii) distribute assets from the CT Reserve as, when, and to the extent, such Claims that are Disputed cease to be Disputed, whether by virtue of becoming Allowed or otherwise resolved. The Creditor Trust Beneficiaries shall be bound by such election, if made by the Creditor Trustee, and, as such, shall, for U.S. federal income tax purposes (and, to the extent permitted by law, for state and local income tax purposes), report consistently therewith.

(i) Dissolution. The Creditor Trust will be dissolved as set forth in the Creditor Trust Agreement. Upon dissolution of the Creditor Trust, any Cash on hand and other assets will be distributed to the Creditor Trust Beneficiaries in accordance with the Creditor Trust Agreement.

(j) Securities Law Matters. To the extent the interests in the Creditor Trust Interests are deemed to be “securities,” the issuance of such interests under the Plan are exempt, pursuant to section 1145 of the Bankruptcy Code, from registration under the Securities Act of 1933, as amended, and any applicable state and local laws requiring registration of securities.

Section 5.9 Initial Funding of Litigation Trust and Creditor Trust. On the Effective Date, the Debtors shall fund, as a grant, an aggregate of $20 million to the Creditor Representative for the Trusts to pay for the costs, fees and expenses of prosecution of claims by the Trusts, the costs of administration of the Trusts and the costs and expenses of the Creditor Representative. The disbursement of such amounts as between the Trusts and the Creditor Representative shall be determined in accordance with procedures established by the Creditors’ Committee in its sole judgment and shall be administered by the Creditor Representative. To the extent that a portion of the funding allocated to the Creditor Trust, to the Litigation Trust or to the Creditor Representative is not needed or used to defray the costs and expenses of any particular Trust or the Creditor Representative, it shall be available first for distribution to holders of Allowed General Unsecured Claims and 2015 Notes Claims, and, second, for distribution subject to Sections 5.7 and 5.8 hereof with respect to any amounts that constitute Excess Recoveries.

Section 5.10 Intercompany Claims. No distribution shall be made on account of Prepetition Intercompany Claims, which Claims shall be fully subordinated, cancelled (including, but not limited to, the Prepetition Intercompany Claims set forth on Schedule V of the Disclosure Statement), remain in place, or otherwise compromised as determined by Reorganized LyondellBasell.

Section 5.11 Closing of the Chapter 11 Cases. When all Disputed Claims against any Debtor either have become Allowed or have been disallowed by Final Order, and no controverted matter remains outstanding, the Debtors shall seek authority from the Bankruptcy Court to close the applicable Debtor’s Chapter 11 Case in accordance with the Bankruptcy Code and the Bankruptcy Rules; provided, however, that at least one of the Chapter 11 Cases shall remain open until such time as the Litigation Trust has been dissolved in accordance with the provisions of Sections 5.7.

Section 5.12 Early Payment. Nothing herein shall prevent any of the Debtors, Reorganized Debtors or the Millennium Trust Trustee from making any payments prior to the date provided for in the Plan, and neither the Debtors, the Millennium Trust Trustee nor the Reorganized Debtors shall suffer any penalty or prejudice from making any such payments.

ARTICLE VI

CORPORATE GOVERNANCE AND MANAGEMENT

OF REORGANIZED DEBTORS

Section 6.1 Boards of Directors. The initial members of the New Topco Supervisory Board shall be disclosed at or before the Confirmation Hearing. Each of the members of such initial board shall serve in accordance with applicable Dutch law, the New Topco Supervisory Board charter, applicable corporate governance principles and the New Topco Articles of Association, as the same may be amended from time to time. The New Topco Supervisory Board shall have an audit committee, corporate governance and nominating committee and an organization and compensation committee.

Section 6.2 New Topco Officers. The officers of New Topco shall be disclosed at or before the Confirmation Hearing.

Section 6.3 Reorganized Debtors’ Boards of Directors and Officers. The current members of the boards of directors of each of the Reorganized Debtors, other than New Topco, shall serve, until replaced, as the initial directors of the Reorganized Debtors on and after the Effective Date. The officers of each of the Debtors shall serve as the initial officers of the Reorganized Debtors on and after the Effective Date. Such officers shall serve in accordance with applicable nonbankruptcy law, any employment agreement with the Reorganized Debtors, and the applicable certificate of incorporation and by-laws (or other relevant organizational documents), as the same may be amended from time to time.

Section 6.4 New Topco Articles of Association, Certificates of Incorporation and By-Laws. The Reorganized Debtors shall take all actions necessary to file, register or otherwise effectuate the amended certificates of incorporation and amended by-laws (or other relevant organizational documents) for the Reorganized Debtors. The certificates of incorporation and by-laws (or other relevant organizational documents) of each of the Reorganized Debtors, as applicable, shall contain provisions necessary to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code.

Section 6.5 Authorization and Issuance of New Securities. The issuance of the New Common Stock, New Third Lien Notes, New Warrants and Cram Down Notes, if any, by New Topco and the issuance or guarantee, as applicable, by any of the Reorganized Debtors of any and all securities, notes, stock, Instruments, certificates, Liens, security interests, and other documents or agreements required to be issued, executed or delivered pursuant to the Plan, including the Exit Facility, and any other actions necessary or desirable in connection therewith is hereby authorized without further act or action under applicable law, regulation, order or rule, or the vote, consent, authorization or approval of any entity. Upon the Effective Date, after giving effect to the transactions contemplated hereby, the authorized capital stock or other equity securities of New Topco and the Reorganized Debtors to be issued under the Plan shall be issued and authorized. Notwithstanding the foregoing, the New Topco Supervisory Board shall and are hereby directed to take any required corporate action necessary to cause the foregoing Instruments to be duly authorized under Dutch law.

Approximately 563.9 million shares of New Common Stock will be issued pursuant to the Plan, the Private Sale, and the Rights Offering (prior to issuance of any shares related to the New Warrants). The reorganization value of those shares is subject to dilution as a result of the exercise of certain rights (including options and other rights to acquire shares, etc.) in connection with the Equity Compensation Plan and the New Warrants.

Section 6.6 Listing of New Common Stock. New Topco shall use its commercially reasonable efforts to cause the New Common Stock to be listed on the New York Stock Exchange as soon as reasonably practicable after the Effective Date. New Topco shall use its commercially reasonable efforts to file a Form 10 with the Securities and Exchange Commission and seek to have such Form 10 be declared effective by the Securities and Exchange Commission as soon as reasonably practicable after the Effective Date in order to enable the New Common Stock to be listed on the New York Stock Exchange.

Prior to the listing of the shares, the Debtors expect that the New Common Stock shall be held in global form by a transfer agent in the form of one or more bearer global share certificates for the account of Cede & Company, the nominee of the Depository Trust Company. Subject to compliance with Dutch law and the rules of the Depository Trust Company, transfers of shares of New Common Stock prior to listing may only be made by the transfer of a book entry position in the relevant global bearer share certificate.

Section 6.7 Equity Compensation Plan. On, or as soon as practicable after, the Effective Date, New Topco shall adopt the Equity Compensation Plan, pursuant to which New Topco shall implement an equity-based program. The terms of the Equity Compensation Plan shall be filed as part of the Plan Supplement.

ARTICLE VII

DISTRIBUTIONS UNDER THE PLAN

Section 7.1 Disbursing Agent. Except as otherwise provided herein, all distributions and other payments to be made “by the Debtors” or “by the Reorganized Debtors,” or by any of them, under the Plan or otherwise in connection with the Chapter 11 Cases (including, without limitation, professional compensation and statutory fees) shall be made by New Topco (or such other entity designated by New Topco) as the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. In the event the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

(a) Powers of the Disbursing Agent. The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, Instruments and other documents necessary to perform its duties under the Plan, (ii) make all distributions and other payments contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in it by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

(b) Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

Section 7.2 Distributions to Holders of Allowed General Unsecured Claims and 2015 Notes Claims Which Share in the Settlement Consideration. Until all Claims constituting General Unsecured Claims become Allowed Claims (or are Disallowed), the distributions of the Settlement Consideration shall be divided into three tranches: (i) one tranche for the benefit of holders of 2015 Notes Claims, (ii) one tranche for the benefit of holders of Millennium Notes Claims and (iii) one tranche for the benefit of holders of all other Allowed General Unsecured Claims. Subject to the provisions of the Plan regarding the estimation of Disputed Claims, holders of 2015 Note Claims, holders of Millennium Notes Claims and holders of Allowed General Unsecured Claims, in each case whose Claims have been Allowed on or before the Effective Date, shall receive their Settlement Pro Rata Share of Fixed Settlement Plan Consideration on the Effective Date or as soon as practical thereafter, subject to adjustment as necessary to account for the distributions to the holders of Millennium Notes Claims as described in Section 4.10 hereof. The distributions of the Settlement Consideration shall be allocated to each tranche to reflect (A) the relative amount of the Allowed Claims of the creditors falling within each of tranches (i) and (ii) above, and (B) the relative estimated amount of the Allowed Claims of the creditors falling within tranche (iii) above as calculated by the Debtors in good faith, in consultation with the Creditors’ Committee; provided, however, that the Allowed amount of all other Allowed General Unsecured Claims in Class 7-A, Class 7-C and Class 7-D shall be estimated by the Debtors, in consultation with the Creditors’ Committee, taking into account the Debtors’ high-end estimates for the ultimate Allowed amount of such Claims based on the information available to the Debtors prior to the Confirmation Date. If, after all Disputed General Unsecured Claims become Allowed Claims (or are Disallowed), there is insufficient Fixed Settlement Plan Consideration to provide all holders of Allowed General Unsecured Claims (other than Millennium Notes Claims) eligible to receive Fixed Settlement Plan Consideration the same pro rata distributions of the Fixed Settlement Plan Consideration, then the Litigation Trust shall use its first available net proceeds from the claims it is entitled to pursue (other than amounts allocated to the Reorganized Debtors) as is required to true-up distributions to such holders. This mechanism shall be used to permit interim distributions of Fixed Settlement Plan Consideration, to the extent reasonably practical, as of the date other Effective Date distributions are being made pursuant the Plan. Once all Claims constituting General Unsecured Claims become Allowed General Unsecured Claims (or Disallowed), distributions of Fixed Settlement Plan Consideration shall be made to holders of Allowed General Unsecured Claims (other than Millennium Notes Claims) as may be required to true-up distributions as among such holders and then, Pro Rata thereafter among holders of Allowed General Unsecured Claims (other than Millennium Notes Claims); provided, however, that nothing herein is intended to provide holders of 2015 Notes Claims with true-up distributions on account of the Fixed Settlement Plan Consideration reallocated from the holders of the 2015 Notes Claims to the holders of Millennium Notes Claims pursuant to Section 4.10 hereof.

Holders of General Unsecured Claims and 2015 Notes Claims that have Claims guaranteed by another Debtor shall only be entitled to receive their Settlement Pro Rata Share of the Settlement Consideration against the Debtor primarily obligated on such debt (or if the claim against multiple Debtors is based on joint liability, then the Claim shall be Allowed only against one jointly-obligated Debtor), and all other Claims against any other Debtor based on such primary debt, whether by reason of guarantee, indemnity or otherwise, shall be deemed disallowed in their entirety without further action on the part of the Debtors; provided, however, if the Bankruptcy Court does not approve the allocation of Settlement Consideration among Class 7-A, Class 7-C, Class 7-D Claims and Class 8 Claims for purposes of this paragraph, then the proceeds from the Settlement Consideration shall be apportioned as determined by the Bankruptcy Court on or following the Confirmation Hearing after notice and a hearing (it being understood that such determination or apportionment shall in no way affect or delay the Debtors’ ability to emerge from chapter 11 as otherwise contemplated).

Holders of Allowed General Unsecured Claims and 2015 Notes Claims are only entitled to a distribution until such time as they are paid in full (including Post-Effective Date Interest but only out of Excess Recoveries) are paid in full; thereafter, except as set forth to the contrary, any distribution of the Settlement Consideration shall be allocated only among remaining holders of Allowed General Unsecured Claims and 2015 Notes Claims.

If, after all Disputed General Unsecured Claims become Allowed Claims (or are disallowed), there is insufficient Fixed Settlement Plan Consideration to provide all holders of Allowed General Unsecured Claims (other than Millennium Notes Claims) eligible to receive Fixed Settlement Plan Consideration the same Pro Rata distributions of the Fixed Settlement Plan Consideration, then the Litigation Trust shall use its first available net proceeds from the claims it is entitled to pursue (other than amounts allocated to the Reorganized Debtors) as is required to true-up distributions to such holders.

Settlement Consideration in the form of Cash and Class A Shares held for the benefit of holders of General Unsecured Claims whose Claims have not yet been Allowed or Disallowed shall be held by the Creditor Representative after the Effective Date in a separate, interest-bearing escrow account or a trust, in each case, for the benefit of the holders of Disputed General Unsecured Claims (other than Millennium Notes Claims). The Creditors’ Committee (prior to the Effective Date) or the Creditor Representative (upon the Effective Date) shall make the determination whether to hold the Cash and Class A Shares in an escrow account or trust. The Debtors shall have no equitable interest in such escrow account or trust, which shall not be subject to claims, liens or encumbrances.

Section 7.3 Distributions of Cash. Any payment of Cash made hereunder by any of the Debtors or Reorganized Debtors may be made at the option of such party either by check or wire transfer. No payment of Cash less than one hundred dollars ($100) shall be made by or on behalf of the Debtors or Reorganized Debtors to any holder of an Allowed Claim unless a request therefor is made in writing to the Reorganized Debtors at the address set forth in Section 13.20 of the Plan.

Section 7.4 Distributions Free and Clear. Except as otherwise provided herein, any distribution or transfer by any of the Debtors or Reorganized Debtors, including but not limited to distributions to any holder of an Allowed Claim, shall be free and clear of any liens, claims, and encumbrances, and no other entity shall have any interest—legal, beneficial, or otherwise—in assets transferred pursuant to the Plan.

Section 7.5 Timing of Distributions. Unless otherwise provided herein, any distributions and deliveries to be made hereunder on account of Allowed Administrative Expenses, Allowed Claims or Allowed Equity Interests as of the Effective Date shall be made on the Effective Date or as soon as reasonably practicable thereafter and deemed made on the Effective Date. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act shall be completed no later than the next succeeding Business Day, but shall be deemed to have been completed as of the required day.

Section 7.6 Delivery of Distributions.

(a) Last Known Address. Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or Allowed Administrative Expense shall be made at the address of such holder as set forth on its proof of claim, and in the absence of a proof of claim, on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or their agents. The holder must provide in writing of a change of address pursuant to the notice requirements set forth in Section 13.20 hereof or, in the case of holders of transferred Claims only, by the filing of a proof of claim or statement pursuant to Bankruptcy Rule 3001(e) by such holder or transferee that contains an address for such holder different than the address of such holder as set forth in the Schedules. The Debtors and Reorganized Debtors and their agents shall not be liable for any distribution sent to the address of record of a holder in the absence of the written change thereof as provided herein.

(b) Distributions by Prepetition Agent. Distributions under the Plan to holders of Allowed Claims in Classes 4, 5, 7-D (but only in respect of holders of Millennium Notes Claims) and 8 shall be made to the applicable trustee or agent, which, in turn, shall make the distributions to the holders of such Allowed Claims.

Section 7.7 No Fractional Distributions. No New Third Lien Notes or Cram Down Notes shall be distributed under the Plan in increments of less than $1,000. No fractions of New Common Stock, New Warrants with respect to fractional shares of New Common Stock, or Cash in lieu thereof shall be distributed. Cash shall not be distributed under the Plan in denominations of less than one cent ($0.01). For purposes of distribution, fractions of New Third Lien Notes, Cram Down Notes and New Common Stock shall be rounded down to the nearest whole number.

Section 7.8 Distributions to Holders as of Distribution Record Date. As of the close of business on the Distribution Record Date, the various books and records and transfer and claims registers for each of the Classes of Claims as maintained by the Debtors, their respective agents, and the indenture trustees for the ARCO Notes, Equistar Notes, Millennium Notes and 2015 Notes shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims, except with regard to securities cancelled under the Plan, which shall be governed by Section 7.15 of the Plan, and such holders shall be the Allowed holders for purposes of distribution under the Plan. The Debtors shall have no obligation to recognize any transfer of the Claims occurring after the close of business on the Distribution Record Date. The Debtors, the Disbursing Agent, the current and former agents under the

Senior Secured Credit Agreement and the Bridge Loan Agreement, the DIP Agent and the indenture trustees for the ARCO Notes, Equistar Notes, Millennium Notes and 2015 Notes shall be entitled to recognize and deal for all purposes under the Plan only with those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

Section 7.9 Undeliverable and Unclaimed Distributions. If any distribution to the holder of an Administrative Expense or Claim is returned as undeliverable, no further distributions to such holder shall be made unless and until the holder notifies the Reorganized Debtors in writing of such holder’s then-current address, at which time all missed distributions shall, subject to the final sentence of this paragraph, be made as soon as is practicable to such holder, without interest. Checks issued by or on behalf of the Debtors or Reorganized Debtors in respect of Allowed Administrative Expenses or Claims shall be null and void if not negotiated within one hundred and twenty (120) days after the date of issuance thereof. Requests for re-issuance of any check shall be made in accordance with the notice provisions of Section 13.20 hereof to the Reorganized Debtors, by the holder of the Allowed Administrative Expense or Claim to whom such check originally was issued. All claims for undeliverable distributions or voided checks shall be made on or before one hundred and fifty (150) days after the date such undeliverable distribution was initially made. After such dates, all such distributions (excluding unclaimed distributions of Settlement Consideration) shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall become unencumbered Cash of the Reorganized Debtors and the claim of any other holder to such property (or interest in property) shall be discharged and forever barred. The holder of any Administrative Expense or Claim for which any undeliverable distribution has been deemed unclaimed property under section 347(b) of the Bankruptcy Code shall not be entitled to any other or further distribution under the Plan on account of such Claim or Equity Interest. Notwithstanding the foregoing, any Settlement Consideration ordinarily distributable to a holder of any Claim entitled to receive Settlement Consideration, but for which there is an unclaimed or undeliverable distribution, shall become eligible to be made to such holders as required to true-up distributions as between such holders of the Trusts.

Section 7.10 Setoffs. To the extent permitted under applicable law, the Debtors or Reorganized Debtors may set off against or recoup from any Allowed Administrative Expense or Allowed Claim (except for the DIP ABL Claims, DIP Roll-Up Claims and DIP New Money Claims) and the distributions to be made hereunder on account thereof (before any distribution is made on account of such Allowed Administrative Expense or Allowed Claim), the claims, rights and causes of action of any nature that the Debtors may have asserted in writing against the holder of such Allowed Administrative Expense or Allowed Claim, including, without limitation, any rights under section 502(d) of the Bankruptcy Code, for up to one year following the Effective Date. In the absence of a written objection by such holder of an Allowed Claim within thirty (30) days of the delivery of such a writing from the Debtors, it shall be conclusively presumed that the requirements for disallowance of a Claim under section 502(d) of the Bankruptcy Code or setoff or recoupment under applicable law have been satisfied. If the holder of such Allowed Administrative Expense or Allowed Claim timely responds to the Debtors’ written assertion that setoff or recoupment against such holder is appropriate, the party asserting such right must seek an order of the Bankruptcy Court allowing such setoff or recoupment; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claims, rights and causes of action that the Debtors may possess against such holder.

Section 7.11 Nonconsensual Confirmation. If any impaired Class of Claims that is entitled to vote does not accept the Plan by the requisite statutory majorities provided in section 1126(c) of the Bankruptcy Code, the Debtors reserve the right, subject to Section 13.2, to amend the Plan, in consultation with the Ad Hoc Group, the Majority Arrangers (who shall be consulted solely in respect of the treatment of the Bridge Lenders under Section 4.5, 4.9 and 4.10), the Arrangers (who shall be consulted solely in respect of the rights of the Arrangers under Sections 4.5, 4.9, 4.10, 10.1, 10.2, 11.4, 11.5, 11.7, 11.8, 11.9, 13.1(d), 13.1(e), 13.1(f) or 13.4) and the Rights Offering Sponsors, or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code, or both. With respect to impaired Classes of Claims and Equity Interests that are deemed to reject the Plan, the Debtors shall request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.

Section 7.12 Hart-Scott-Rodino Compliance. Any shares of New Common Stock to be distributed under the Plan to any entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or to meet any similar requirements under applicable non-U.S. law, shall not be distributed until the notification and waiting periods applicable under such law to such entity shall have expired or been terminated.

Section 7.13 Application of Distributions. Distributions to any holder of an Allowed Claim shall be applied first to the satisfaction of the principal portion (as determined for U.S. federal income tax purposes) of any such Allowed Claim and thereafter to the remaining portion of such Allowed Claim, if any.

Section 7.14 Cancellation of Existing Securities and Agreements. On the Effective Date, any document, agreement or Instrument evidencing a Claim or Equity Interest, other than (a) a Claim that is reinstated and rendered unimpaired under the Plan, (b) Equity Interest held by a Debtor in another Debtor, (c) Intercompany Claims (including Claims that become Intercompany Claims pursuant to (a) hereof) which shall be governed by Section 5.10 hereof, and (d) Equity Interests in Basell Germany, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under such documents, agreements or Instruments evidencing such Claims and Equity Interest, as the case may be, shall be discharged; provided, however, that the ARCO Notes Indenture, Equistar Notes Indenture, Millennium Notes Indenture, 2015 Notes Indenture, Bridge Loan Agreement, Senior Secured Credit Agreement, the DIP Agreement and Intercreditor Agreement shall continue in effect for the purposes of permitting the indenture trustees and agents thereunder (or party thereto) to (i) make distributions pursuant to the Plan and to perform such other necessary functions with respect thereto, (ii) maintain and assert any rights or liens for reasonable fees, costs and expenses thereunder (but, as to any fees, costs and expenses relating to any of the causes of action covered by the Lender Litigation Settlement, solely as permitted thereby) (iii) with regard to the DIP Agent, assert any right with regard to the Excluded DIP Obligations, and (iv) with respect to the current and former agents under the Senior Secured Loan Agreement and the Bridge Loan Agreement, assert any right with respect to the Excluded Senior/Bridge Obligations; provided further, that nothing herein shall be deemed to impair any indemnification obligations of the lenders under the Senior Secured Credit Agreement, the Bridge Loan Agreement or the DIP Agreement. Nothing herein shall waive, release or impair any rights or interests that the 2015 Notes Trustee has under the 2015 Notes Indenture or otherwise to the recovery and/or reimbursement of its fees and expenses (including the fees and expenses of counsel) from any distribution of recoveries to the holders of the 2015 Notes (which distributions, if any, shall be made through the 2015 Notes Trustee pursuant to this Plan), whether in the nature of a charging lien or otherwise.

Section 7.15 Surrender of Securities. Unless otherwise provided herein, as a condition precedent to receiving any distribution hereunder, each registered holder of a certificate or other Instrument evidencing a Claim must surrender to the Reorganized Debtors or the applicable Agents or Indenture Trustees for the Senior Secured Credit Facility, Bridge Loan Agreement, DIP Roll-Up Loans, 2015 Notes, the Millennium Notes, ARCO Notes and Equistar Notes all Instruments or other documents representing or evidencing such Claim. Any holder of a Claim that fails to (i) surrender such Instrument or (ii) execute and deliver to the Disbursing Agent an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Debtors by the later to occur of (a) the first Effective Date Anniversary and (b) six months following the date such holder’s Claim becomes an Allowed Claim, shall be deemed to have forfeited all rights and Claims with respect thereto, may not participate in any distribution under the Plan on account thereof, and all Cash, securities and other property owing with respect to such Allowed Claims shall be retained by the Reorganized Debtors and any New Third Lien Notes, Cram Down Notes or New Common Stock owing with respect to such Allowed Claims shall be cancelled and of no further force of effect.

Section 7.16 Postpetition Interest on Claims. Unless expressly provided herein, the Confirmation Order, the DIP Financing Order, or any contract, Instrument, release, settlement or other agreement entered into in connection with the Plan, or required by applicable bankruptcy law (including the fair and equitable rule), postpetition interest shall not accrue on or after the Commencement Date on account of any Claim.

Section 7.17 Withholding and Reporting Requirements. In connection with the Plan and all Instruments issued in connection therewith and distributed thereon, the Debtors, the Reorganized Debtors or any other paying agent, as applicable, shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit on account of such distribution, including withholding tax obligations in respect of in-kind (non-Cash) distributions. Any party issuing any Instrument or making an in-kind (non-Cash) distribution under the Plan has the right, but not the obligation, to refrain from making a distribution until the holder of the Allowed Claim, for which such distribution is to be made, has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

ARTICLE VIII

PROCEDURES FOR RESOLVING AND TREATING DISPUTED CLAIMS

Section 8.1 Disputed Claims.

(a) Objections. As of the Effective Date, the Reorganized Debtors and the Schedule III Debtors shall reserve the sole right, to the exclusion of all others (except as to applications for allowances of compensation and reimbursement of expenses under sections 328, 330, 331 and 503 of the Bankruptcy Code), to make, file and prosecute objections to Claims; provided, however, that the Debtors or Reorganized Debtors, as the case may be, shall consult with the Creditor Representative in resolving Disputed Claims. However, to the extent an Insurance Policy or Insurance Agreement provides the Insurer (or third party claims administrator) the right to participate with respect to the handling, administration, settlement, negotiation, arbitration or litigation of a claim for which a Debtor or a third party claimant seeks coverage, the Insurer (or third party claims administrator) may participate in such after the Effective Date to the same extent it would have been entitled to participate pursuant to its Insurance Policy or Insurance Agreement had the Chapter 11 Cases not occurred. The claims objection procedures approved by the Bankruptcy Court pursuant to the order entered on August 11, 2009, shall continue to apply to the Reorganized Debtors and the Schedule III Debtors. The Reorganized Debtors and the Schedule III Debtors shall serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable (unless such Claim was already the subject of a valid objection by the Debtors), but in no event shall the service of such an objection be later than one (1) year after the Effective Date, unless such date is extended by order of the Bankruptcy Court. The Bankruptcy Court, for cause, may extend the deadline on the ex parte request of the Reorganized Debtors.

(b) Estimations. The Debtors or the Reorganized Debtors may, at any time, request the Bankruptcy Court to estimate any Claim, pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors previously have objected to such Claim, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim, at any time, including during litigation concerning any objection to such Claim.

Section 8.2 Resolution of Disputed Claims.

(a) Litigation or Compromise. All objections shall be litigated to a Final Order except to the extent that the Reorganized Debtors or Schedule III Debtors elect to withdraw such objections, or the Reorganized Debtors or Schedule III Debtors and the holder of the Disputed Claim compromise, settle or otherwise resolve such objections, in which event they may settle, compromise or otherwise resolve any Disputed Claim without further order of the Bankruptcy Court.

(b) Estimation. In the event the Bankruptcy Court estimates any Disputed Claim, that estimated amount may constitute either the Allowed amount of such Claim or a maximum limitation on the Allowed amount of such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the Allowed amount of such Claim, the applicable Reorganized Debtor or Schedule III Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment of such Claim.

(c) Authority. The Reorganized Debtors shall cooperate in a timely manner with the Trusts, the Trustees, the Creditor Representative, and their professionals in the discharge of their duties under this Plan, Litigation Trust Agreement, and Creditor Trust Agreement, including with regard to any reasonable requests for documents and information. Specifically, the Debtors or Reorganized Debtors, as the case may be, shall reasonably cooperate with the Trusts with respect to reasonable requests for documents and information in their review of potential Assigned Preference Claims. In addition, the Debtors and the Reorganized Debtors, as applicable, shall identify and object to General Unsecured Claims that are inconsistent with the Debtors’ books and records or otherwise objectionable, in consultation in good faith with the Creditors’ Committee and the Creditor Representative, as applicable. On and after entry of the Approval Order, the Debtors or the Reorganized Debtors, as applicable, shall have the authority to compromise, settle, otherwise resolve or withdraw any objection to a General Unsecured Claim that is disputed, without approval of the Bankruptcy Court, provided that the Reorganized Debtors shall consult with the Creditor Representative concerning the Reorganized Debtors’ proposed compromise, settlement, resolution or withdrawal of any objection to a General Unsecured Claim that is disputed, and the Parties agree that if the Creditor Representative has an objection to the proposed compromise, settlement, resolution or withdrawal, it shall give notice of such objection to the Reorganized Debtors and a hearing shall be scheduled before the Bankruptcy Court to resolve the objection.

(d) Procedures Cumulative. All of the Claims objection, estimation and resolution procedures set forth in this Article VIII are cumulative and not necessarily exclusive of one another.

Section 8.3 No Distributions Pending Allowance. Notwithstanding any other provision herein, with the exception of Claims in Class 3, Class 4 and Class 5, if any portion of a Claim or Administrative Expense is Disputed, no payment, distribution or grant of Participation Right provided hereunder shall be made on account of any portion of that Claim or Administrative Expense unless and until (and only to the extent) such Claim or Administrative Expense becomes Allowed; distributions shall be made as provided herein on account of each Claim in Class 3, Class 4 and Class 5 to the extent such Claim is Allowed from time to time, notwithstanding that some portion of such Claim remains Disputed. None of the Reorganized Debtors or Schedule III Debtors shall be required to maintain segregated reserve accounts for Disputed Claims.

Section 8.4 Distributions After Allowance. If, on or after the Effective Date, any Disputed Claim or Administrative Expense becomes an Allowed Claim or Allowed Administrative Expense, the Reorganized Debtors, the Millennium Trust Trustee or the Creditor Representative, as applicable, shall, as soon as practicable following the date on which the Disputed Claim or Administrative Expense becomes an Allowed Claim or Allowed Administrative Expense, except as otherwise provided herein, distribute to the holder of such Allowed Claim or Allowed Administrative Expense an amount, without any interest thereon, that provides such holder with the same percentage recovery or Participation Rights, as of the Effective Date, as holders of Claims or Administrative Expenses in the Class that were Allowed on the Effective Date or in the case of Disputed General Unsecured Claims, as provided in Section 7.2 hereof.

Section 8.5 No Distribution in Respect of Disallowed Claims. To the extent that a Disputed Claim or Administrative Expense is expunged or reduced, the holder of such Claim or Administrative Expense shall not receive any distribution or Participation Rights on account of the portion of such Claim or Administrative Expense that is disallowed.

Section 8.6 Late-Filed Claims. Any Disputed Claim or Administrative Expense for which a proof of claim has not been deemed timely filed as of the Effective Date shall be disallowed without further order of the Bankruptcy Court.

ARTICLE IX

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 9.1 Treatment. All executory contracts and unexpired leases that exist between the Debtors and any Person shall be deemed rejected, as of the Effective Date, by the Debtor that is the counterparty thereto, except for (i) any executory contract or unexpired lease that previously expired or terminated pursuant to its own terms, (ii) any executory contract or unexpired lease that was previously assumed or rejected by the Debtors pursuant to an order of the Bankruptcy Court, (iii) any executory contract or unexpired lease that is the subject of a motion by the Debtors to assume or reject that is pending as of the Effective Date, (iv) any executory contract or unexpired lease that is specifically designated on the Assumption Schedule as a contract or lease to be assumed and assigned, as the case may be,10 (v) any provision granting an easement or right of way, to the extent executory (which shall be assumed), (vi) any contract, including Insurance Policies and Benefit Plans, that is assumed pursuant to the Plan, (vii) any provision that is a confidentiality or indemnification provision in favor of a Debtor, to the extent required to continue to be enforceable (which shall be assumed) or (viii) to the extent executory, any signed application for credit from a customer, which shall be deemed assumed at $0 cure; provided, however, that the assumption of any such credit agreement does

[10]	The Debtors reserve the right, in consultation with the Ad Hoc Group and Rights Offering Sponsors, on or prior to the Confirmation Date, to amend such schedule to add any executory contract or unexpired lease thereto or delete any executory contract or unexpired lease therefrom, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be assumed or rejected, respectively. The Debtors shall provide notice of any amendment to the Assumption Schedule to the non-Debtor parties to the executory contracts and unexpired leases affected thereby.

The listing of a document or Instrument on the Assumption Schedule (or elsewhere in the Plan Supplement or the Plan) shall not constitute an admission by the Debtors that such document or Instrument is an executory contract or unexpired lease, or that the Debtors have any liability thereunder.

not, and shall not be deemed to, constitute the assumption, whether express or implied, of any other agreement. All executory contracts and unexpired leases that exist between any of the Reorganized Debtors or the Reorganized Debtors and any Non-Debtor Affiliate shall be deemed assumed by the Reorganized Debtor at $0 cure, as of the Effective Date, but the parties reserve the right to agree (a) to a different cure amount and (b) that the executory contract is rejected, and in any event, amounts owed shall be Intercompany Claims that shall be treated in accordance with Section 5.10 of the Plan.

All executory contracts and unexpired leases that exist between any of the Schedule III Debtors, LBIAF or LBAFGP, on the one hand, and a Reorganized Debtor or a Non-Debtor Affiliate, on the other hand, shall be deemed rejected, as of the Effective Date, and any claims arising from the rejection shall be Schedule III Intercompany Claims that shall be treated in accordance with Section 5.11 of the Plan, and for the avoidance of doubt, such Schedule III Intercompany Claims shall be discharged or waived. Within 90 days of the Effective Date, the Millennium Trust Trustee shall review all executory contracts and unexpired leases that exist between any of the Schedule III Debtors and shall determine whether to assume or reject such contracts. Any claims arising from the assumption or rejection of these contracts shall be Schedule III Intercompany Claims that shall be treated in accordance with the Plan and payments, if any, will be directed by the Millennium Trust Trustee.

The Confirmation Order shall constitute an order of the Bankruptcy Court, approving (i) the assumption and assignment, or rejection, as the case may be, of contracts and leases, as described above, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, (ii) that the Reorganized Debtors had properly provided for the cure of any defaults that might have existed, (iii) that each assumption and assignment was in the best interest of the Reorganized Debtors, their estates, and all parties in interest in the Chapter 11 Cases, and (iv) the requirements for assumption and assignment of any executory contract or unexpired lease to be assumed had been satisfied. Each executory contract or unexpired lease that is assumed by any Debtor under the Plan and pursuant to the Confirmation Order or pursuant to any other Final Order entered by the Bankruptcy Court shall be assigned, without further notice or order of the Bankruptcy Court, to either the corresponding Reorganized Debtor or such Affiliate thereof or another Reorganized Debtor, on the later of (i) the Effective Date or (ii) the date of assumption.

Section 9.2 Inclusiveness. Unless otherwise specified in the Plan Supplement, each executory contract and unexpired lease listed on the Assumption Schedule therein shall include (without regard to whether any of the following agreements, Instruments or other documents are listed in the Plan Supplement) (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, Instrument, or other document that in any manner affects such executory contract or unexpired lease, and (ii) with respect to any executory contract or unexpired lease that relates to the use, ability to acquire, or occupancy of real property, all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

Section 9.3 Cure of Defaults. Any monetary amount by which any executory contract or unexpired lease being assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors or Reorganized Debtors, by the payment of a Cure Amount. With the exception of such payment of Cure Amounts, if any, the Debtors are not required to make any payment or take any other action in order to satisfy the requirements of section 365(b) of the Bankruptcy Code with regard to the executory contracts and unexpired leases being assumed under the Plan.

(a) Cure Amounts. The Assumption Schedule lists, for each executory contract or unexpired lease being assumed under the Plan, the Debtors’ proposed Cure Amount; provided, however, that the Debtors reserve the right, in consultation with the Ad Hoc Group and Rights Offering Sponsors, on or prior to the date of the Confirmation Hearing, to amend such schedule to add any executory contract or unexpired lease (and the attendant proposed Cure Amount) thereto or delete any executory contract or unexpired lease (and its attendant proposed Cure Amount) therefrom, or to amend the Cure Amount listed for any executory contract or unexpired lease. The Debtors shall provide notice of any amendment to the Assumption Schedule to the non-Debtor parties to the executory contracts and unexpired leases affected thereby. The determination or payment of any Cure Amount in connection with the Debtors’ assumption of an executory contract or unexpired lease shall constitute neither a waiver of any amounts owed to the Debtors by the counterparty, whether under the assumed executory contract or unexpired lease or otherwise, nor a waiver of any of the Debtors’ rights pursuant to section 502(d) of the Bankruptcy Code or otherwise.

(b) Assumption Disputes. If a non-Debtor party to an executory contract or unexpired lease being assumed under the Plan timely objects to (i) the assumption, (ii) the proposed Cure Amount or the nature of the cure, (iii) the ability of the Debtors, Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the executory contract or unexpired lease being assumed, or (iv) any other matter pertaining to assumption, the Debtors and the objecting party may settle, compromise, or otherwise resolve such issues without further order of the Court, or submit the dispute to the Court for determination. Cure and assumption (or assumption and assignment) shall occur following either resolution of the dispute by the parties or the entry of a Final Order by the Court, as the case may be.

(c) Timing of Cure. The Debtors or Reorganized Debtors shall pay all Cure Amounts, if any, to the non-Debtor parties to the executory contracts and unexpired leases being assumed under the Plan within ten (10) Business Days after resolution of the Cure Amount by Final Order or agreement of the parties, except as otherwise agreed to by the parties; provided, however, that as to Insurance Policies and related agreements, the Reorganized Debtors shall remain liable for any premium arising thereunder that becomes liquidated, or is due and owing, after the time of assumption (regardless of when the underlying cause or action and/or claim arose).

(d) Reservation of Right to Reject. Notwithstanding the above, the Debtors or Reorganized Debtors may, in their sole and absolute discretion, except for Insurance Policies as discussed herein, determine to reject any executory contract or unexpired lease at any time prior to the later of (i) thirty (30) days after the Effective Date and (ii) thirty (30) days after the entry of a Final Order determining the proper Cure Amount for that executory contract or unexpired lease. The effective date of a rejection effected pursuant to the preceding sentence shall be the Effective Date regardless of the date on which the Debtors give notice of such rejection.

Section 9.4 Rejection Damages Claims. Claims arising out of the rejection of executory contracts and unexpired leases pursuant to the Plan must be filed with the Claims Agent and served upon the Debtors or Reorganized Debtors and their counsel no later than thirty (30) days after the later of the date that notice is mailed regarding (i) entry of an order approving the rejection of such executory contract or unexpired lease if not rejected by entry of the Confirmation Order, (ii) entry of the Confirmation Order, (iii) amendment of the Assumption Schedule that results in the rejection of such executory contract or unexpired lease, and (iv) rejection of such executory contract or unexpired lease pursuant to Section 9.3(d) of the Plan. Any such Claim not filed within such time shall be forever barred from assertion against the Debtors and their estates or the Reorganized Debtors or their property.

Section 9.5 Insurance.

(a) Notwithstanding anything in the Disclosure Statement, this Plan, the Plan Supplement, the Confirmation Order or any other order of this Court to the contrary (including, without limitation, any other provision that purports to be preemptory or supervening or grants a release), on the Effective Date, each of the Insurance Policies and Insurance Agreements shall, as applicable, either be (i) deemed assumed to the extent such Insurance Policies and Insurance Agreements were executory contracts of the applicable Debtor(s), Reorganized Debtor(s) or Schedule III Debtor(s) pursuant to section 365 of the Bankruptcy Code or (ii) continued in accordance with its terms, such that each of the parties’ contractual, legal and equitable rights under each such assumed or continued Insurance Policy and Insurance Agreement shall remain unaltered, and the terms, conditions, and obligations of each Insurance Policy and Insurance Agreement shall apply as if the Chapter 11 Cases had not occurred. The Insurers’ claims under the Insurance Policies and Insurance Agreements shall be paid in full in the ordinary course pursuant to the terms thereof without the need or requirement for the Insurers to file claims, motions or applications therefor.

(b) Nothing in the Disclosure Statement, this Plan, the Plan Supplement or the Confirmation Order amends the terms of any Insurance Settlement Agreement. Nothing herein shall preclude the jurisdiction by the Bankruptcy Court over any bankruptcy-related issue raised by any proof of claim filed by any Insurer, nor shall anything herein affect the res judicata, collateral estoppel or other preclusive effect of any finding, determination or ruling of the Court with respect to such issues. The Bankruptcy Court may determine any issue related to an Insurance Settlement Agreement that is necessary to resolve a proof of claim related to such Insurance Settlement Agreement in accordance with this provision, and such decision shall be binding on the parties, subject to the applicable rules of law and procedure, including the right of appeal. To the extent a Claim related to an Insurance Settlement Agreement is allowed, it shall be paid in accordance with the Plan. Issues related to an Insurance Settlement Agreement not adjudicated as part of the resolution of any proof of claim filed by an Insurer shall be determined as are issues arising under any Insurance Policy and/or Insurance Agreement, in accordance with the other provisions of this § 9.5 and non-bankruptcy law.

(c) Except as otherwise provided in § 9.5, nothing in the Disclosure Statement, Plan, the Plan Supplement, the Confirmation Order or any other order of this Court to the contrary (including, without limitation, any other provision that purports to be preemptory or supervening or grants a release): (i) shall affect, impair or prejudice the rights and defenses of the Insurers or the Debtors, Reorganized Debtors or other insureds under the Insurance Policies and Insurance Agreements in any manner; and such Insurers, Debtors, Reorganized Debtors and other insureds shall retain all rights, obligations and defenses under the Insurance Policies and Insurance Agreements, and the Insurance Policies and Insurance Agreements shall apply to, and be enforceable by and against, the applicable Debtor(s) or Reorganized Debtor(s) or insured(s) and the applicable Insurer(s) as if the Chapter 11 Cases had not occurred or (ii) shall in any way operate to, or have the effect of, impairing or having any res judicata, collateral estoppel or other preclusive effect on any party’s legal, equitable or contractual rights or obligations under any Insurance Policy or Insurance Agreement, if any, in any respect; or otherwise determining the applicability or non-applicability of any provision of any Insurance Policy or Insurance Agreement and any such rights and obligations shall be determined under the Insurance Policies and Insurance Agreements and applicable law. Additionally, any Coverage Claim shall be handled in the court where it is currently pending or, if not currently pending in any court, Coverage Claims shall be heard in the forum specified in the relevant Insurance Policy or Insurance Agreement or, if no forum is so specified, in a court of competent jurisdiction other than the Bankruptcy Court; provided, however, that nothing herein waives any right of any Debtor or Insurer to require arbitration to the extent the relevant Insurance Policy or Insurance Agreement provides for such. Nothing herein alters, modifies or affects that certain Order: (I) Authorizing Assumption of Agreements Constituting Certain Insurance Program; (II) Authorizing the Debtors to Enter into Insurance Agreements; and (III) Granting Related Relief Entered by the Bankruptcy Court on May 19, 2009, and such Order is incorporated herein by reference.

(d) To the extent it becomes necessary to enforce the terms of Plan § 9.5 in any Coverage Claim, the party seeking to enforce this section may offer or tender the terms of § 9.5 to the judge presiding over the Coverage Claim, and the parties to the Coverage Claim shall stipulate and agree that § 9.5 is binding upon them and was approved by the Bankruptcy Court in the Confirmation Order; and

(e) With respect to any pending Coverage Claim litigation that has been stayed by operation of 11 U.S.C. § 362 or by other order of the Bankruptcy Court, the parties thereto may, upon the Effective Date of the Plan, advise the court in such pending Coverage Claim that such litigation is no longer stayed and may proceed.

(f) With respect to any pending Coverage Claim litigation that has been stayed by order of the court in which the case is pending, rather than by operation of 11 U.S.C. section 362 or by any other order of the Bankruptcy Court, the parties thereto may, upon the Effective Date of the Plan, advise the court in such pending Coverage Claim litigation that the bankruptcy plan of reorganization has been confirmed and that the bankruptcy no longer presents an obstacle to further proceedings in such Coverage Claim litigation.

(g) Except as provided in Plan § 9.5, with respect to and for purposes of construing and applying any Insurance Policy or Insurance Agreements to resolve any Coverage Claim, nothing in the Plan, the Plan Supplement, any Confirmation Order, or any other judgment, order, finding of fact, conclusion of law, determination, ruling or statement (written or oral) made or entered by the Bankruptcy Court or by any other court exercising jurisdiction over the Bankruptcy Case, including, without limitation, any judgment, order, writ or opinion entered on appeal from any of the foregoing, shall: constitute an adjudication, judgment, trial, hearing on the merits, finding, conclusion, other determination, or evidence or suggestion of any such determination establishing or relating to the liability (in the aggregate or otherwise) or coverage obligation of any Insurer for any Claim(s).

(h) Nothing in the Plan, the Plan Supplement, any Confirmation Order, or any other judgment, order, finding of fact, conclusion of law, determination, ruling or statement (written or oral) made or entered by the Bankruptcy Court or by any other court exercising jurisdiction over the Bankruptcy Case, including, without limitation, any judgment, order, writ or opinion entered on appeal from any of the foregoing, shall, (i) be deemed to grant to any Person any right to sue any Insurers that such Person does not have under applicable non-bankruptcy law, or (ii) relieve the Debtors (or any other Person or entity claiming to be an insured under any Insurance Policies or Insurance Agreements or Insurance Settlement Agreements) or the Insurers from any non-monetary obligations or duties imposed by any such Insurance Policies, Insurance Agreements, or Insurance Settlement Agreements.

(i) Notwithstanding anything to the contrary in the Plan or Confirmation Order, no exculpation, release, injunction or discharge provisions in the Plan or Confirmation Order shall affect or limit the rights or obligations of, or protections afforded, the Debtors, Reorganized Debtors, Schedule III Debtors or Insurers under § 9.5 or any Insurance Policies or Insurance Agreements.

(j) To the fullest extent permitted by law, the Bankruptcy Court or District Court having jurisdiction over the Bankruptcy Cases shall retain jurisdiction to enforce this § 9.5 of the Plan. Any party to any Coverage Claim, including without limitation the Debtors, Reorganized Debtors or any Insurers, seeking to enforce the terms of § 9.5 may seek any and all appropriate relief, whether legal or equitable, from any court having jurisdiction over such Coverage Claim or the Bankruptcy Court.

(k) No Insurer shall be deemed to have participated in nor consented to the resolution of any Claim, except for any Claim made by an Insurer against a Debtor, by virtue of either their participation in the Bankruptcy Cases or of any action taken by the Bankruptcy Court or by any court exercising jurisdiction over the bankruptcy court or by any court exercising jurisdiction over the Bankruptcy Cases. Debtor shall not contend or argue that the fact that the Bankruptcy Court, or any Court exercising jurisdiction over these Bankruptcy Cases, approved the compromise or settlement of any environmental Claim establishes for insurance coverage purposes the reasonableness of such compromise or settlement.

Section 9.6 Compensation and Benefit Programs. Except with respect to any Benefit Plan that has been terminated or rejected as of the Effective Date, all Benefit Plans and collective bargaining agreements shall remain in full force and effect as of the Effective Date. The Plan neither terminates nor impairs the Pension Plans, and for greater certainty, the U.S. Pension Plans and the U.K. Pension Plan shall ride through the Chapter 11 Cases. Certain of the Debtors are contributing sponsors of the U.S. Pension Plans. Upon confirmation of the Plan, the applicable Reorganized Debtors shall assume and continue the U.S. Pension Plans in accordance with their terms and the provisions of ERISA and the Internal Revenue Code of 1986, as amended and satisfy the minimum funding standards pursuant to 26 U.S.C. §§ 412 and 430 and 29 U.S.C. § 1082. In the ordinary course, during the pendency of these Chapter 11 Cases, the sponsorship of certain U.S. Pension Plans and Benefit Plans has changed, including sponsorship of the (i) Millennium Chemicals Inc. Consolidated Retirement Plan, (ii) Pension Plan for Eligible Hourly Employees of the Millennium Petrochemicals, Inc. Nortech Plant, (iii) Basell Pension Plan, (iv) Basell Retirement Income Plan and (v) Basell Pension Plan for Hourly Employees at Edison New Jersey, and such U.S. Pension Plans and Benefit Plans shall be assumed with the new sponsors; provided that the change in sponsorship has not resulted, and shall not result, in any liability for the affected U.S. Pension Plans being removed from the Debtors’ controlled group (within the meaning of section 414(b) of the Internal Revenue Code of 1986, as amended). In addition, one of the Debtors, Lyondell Chemical Europe, Inc. is a contributing sponsor of the U.K. Pension Plan. Upon confirmation of the Plan, Lyondell Chemical Europe, Inc. shall assume and continue the U.K. Pension Plan in accordance with the terms and provisions of the U.K. Pension Plan’s governing documentation and under and in accordance with applicable legislative and regulatory requirements under the law of England and Wales, including (but not limited to) the Pensions Act 1995, the Pensions Act 2004 and the Finance Act 2004, and all other relevant legislation, regulation, codes of practice and guidance. Furthermore, nothing in the Plan shall be construed as discharging, releasing or relieving the Debtors or their successors, including the Reorganized Debtors, from any liability imposed under any law or regulatory provision with respect to the U.S. Pension Plans, the U.K. Pension Plan or PBGC. The PBGC, the U.S. Pension Plans and the U.K. Pension Plan shall not be enjoined or precluded from enforcing such liability as a result of any provision of the Plan or the Confirmation Order. Without limiting the foregoing, no provision of the Plan or the Confirmation Order shall limit, alter or impact in any way the ability and standing of the U.K. Pension Plan to seek compensation from, or entry to, the Pension Protection Fund (“PPF”) under the applicable law or regulation of England and Wales. Notwithstanding the foregoing, the PBGC Claim and any Claim arising out of the U.K. Pension Plan shall be deemed withdrawn on the Effective Date.

Section 9.7 Retiree Benefits. Except with respect to any retiree benefit that has been terminated or rejected as of the Effective Date, on and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits of the Debtors (within the meaning of section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code at any time prior to the Confirmation Date, for the duration of the period for which the Debtors are obligated to provide such benefits.

ARTICLE X

CONDITIONS PRECEDENT TO EFFECTIVE DATE

Section 10.1 Conditions Precedent to Effectiveness. The Plan shall not become effective unless and until the following conditions are satisfied or waived in accordance with this Article X.

(a) The Bankruptcy Court shall have entered the Confirmation Order, in form and substance reasonably satisfactory to (1) the Ad Hoc Group, (2) the Majority Arrangers (whose satisfaction shall be required solely in respect of the treatment to the Bridge Lenders under Section 4.5, 4.9 and 4.10), (3) the Arrangers (whose satisfaction shall be required solely in respect of the rights of the Arrangers under Sections 11.4, 11.5, 11.7, 11.8, 11.9, 13.1(d), 13.1(e), 13.1(f) or 13.4)), (4) the Rights Offering Sponsors, which shall approve the Plan on substantially the same terms and conditions set forth herein, (5) solely as it relates to matters relating to the Lender Litigation Settlement, the Creditors’ Committee, (6) provided that the 2015 Notes Plan Conditions have been satisfied, the 2015 Notes Trustee (whose satisfaction shall be required solely in respect of the treatment of the holders of Allowed Class 8 Claims under Sections 4.11, 7.2, 11.5, 11.7, 11.8, 13.1(b)), and (7) provided that the Millennium Notes Plan Conditions have been satisfied, the Millennium Notes Trustee (whose satisfaction shall be required solely in respect of the treatment of the holders of Allowed Millennium Claims under Sections 4.9, 4.10, 4.11, 7.2, 11.5, 11.7, 11.8 and 13.1(g)); provided, however, that the satisfaction of the parties in (1), (2), (3), (4), (5), (6) and (7) shall not be required to the extent that any modification to the proposed form of Confirmation Order with regard to Sections 7.2, 11.4, 11.5, 11.7, 11.8 and 13.1(d),(e) and (f) is determined by the Bankruptcy Court to be required by applicable law;

(b) The Plan approved by the Bankruptcy Court pursuant to the Confirmation Order shall be in form and substance reasonably satisfactory to each of (1) the Debtors, (2) the Ad Hoc Group, (3) the Rights Offering Sponsors, (4) the Majority Arrangers (whose satisfaction shall be required solely in respect of the treatment to the Bridge Lenders under Sections 4.5, 4.9 and 4.10), (5) the Arrangers (whose satisfaction shall be required solely in respect of the rights of the Arrangers under Sections 11.4, 11.5, 11.7, 11.8, 11.9, 13.1(d), 13.1(e), 13.1(f) or 13.4); (6) solely as it relates to matters relating to the Lender Litigation Settlement, the Creditors’ Committee; (7) provided that the 2015 Notes Plan Conditions have been satisfied the 2015 Notes Trustee (whose satisfaction shall be required solely in respect of the treatment of the holders of Allowed Class 8 Claims under Sections 4.11, 7.2, 11.5, 11.7, 11.8 and 13.1(b)), and (8) provided that the Millennium Notes Plan Conditions have been satisfied, the Millennium Notes Trustee (whose satisfaction shall be required solely in respect of the treatment of the holders of Allowed Millennium Claims under Section 4.9, 4.10, 4.11, 11.5, 11.7, 11.8 and 13.1(g); provided, however, that the satisfaction of the parties in (2), (3), (4), (5), (6), (7) and (8) shall not be required to the extent that any modification to the Plan with regard to Sections 7.2, 11.4, 11.5, 11.7, 11.8 and 13.1(d),(e) and (f) is determined by the Bankruptcy Court to be required by applicable law;

(c) No stay of the Confirmation Order shall be in effect at the time the other conditions set forth in this Section 10.1 of the Plan are satisfied or waived;

(d) All documents, Instruments and agreements provided for under, or necessary to implement, the Plan shall have been executed and delivered by the parties thereto, in form and substance satisfactory to each of the Debtors, unless such execution or delivery has been waived by the parties benefited thereby and all such documents, Instruments and agreements shall be effective on the Effective Date;

(e) All of the payments to be made by the Debtors by or on the Effective Date shall have been made or shall be made on the Effective Date;

(f) The Debtors or the Reorganized Debtors, as applicable, shall have entered into an Exit Facility that satisfies the conditions set forth in the Equity Commitment Agreement, and all conditions precedent to funding under the Exit Facility shall have been satisfied or waived;

(g) The Debtors shall have raised $2.8 billion in cash pursuant to the Rights Offering and the Private Sale;

(h) The Debtors or the Reorganized Debtors, as applicable, shall have obtained all governmental and other regulatory approvals or rulings that may be necessary for consummation of the Plan or that are required by law, regulation or order;

(i) The Debtors shall have sold the appropriate amount of Class B Shares to the Rights Offering Sponsors (or affiliates of the Rights Offering Sponsors) in accordance with the terms and conditions in the Equity Commitment Agreement, and shall have paid the Rights Offering Fees and Expenses, in full in Cash, without the need for any of the members of the Ad Hoc Group or the Rights Offering Sponsors to file retention applications or fee applications with the Bankruptcy Court unless otherwise required by order of the Bankruptcy Court; and

(j) The Lender Litigation Settlement shall have been approved by a Final Order of the Bankruptcy Court in form and substance reasonably satisfactory to the (1), Debtors, (2) the Creditors’ Committee, (3) the Ad Hoc Group, (4) the Arrangers, (5) the 2015 Notes Trustee and the 2015 Notes Ad Hoc Group (acting by members holding a majority in aggregate principal amount of the 2015 Notes represented on the 2015 Notes Ad Hoc Group), but with respect to the 2015 Notes Trustee and the 2015 Notes Ad Hoc Group, only as it relates to any provision of the Lender Litigation Settlement Agreement (or absence of a provision in the Lender Litigation Settlement Agreement) that has a direct effect on the 2015 Notes Trustee and/or the 2015 Notes Ad Hoc Group, and (6) the Millennium Notes Trustee and the Specified Millennium Holders, but only as it relates to any provision of the Lender Litigation Settlement Agreement (or absence of a provision in the Lender Litigation Settlement Agreement) that has a direct effect on the holders of the Millennium Notes Claims.

Section 10.2 Waiver of Conditions. Except with respect to the condition set forth in Section 10.1(a), the Debtors, with the consent of (1) the Ad Hoc Group, (2) the Rights Offering Sponsors (except for the condition set forth in Section 10.1(j) of the Plan), (3) solely with respect to the condition set forth in Section 10.1(b) as such condition relates to Sections 4.5, 4.9 or 4.10, the Majority Arrangers, (4) solely with respect to the conditions set forth in Section 10.1(b) (as such condition relates to Sections 10.1(j), 11.4, 11.5, 11.7, 11.8, 11.9, 13.1(d),(e) and (f)), the Arrangers, (5) solely as it relates to matters relating to the Lender Litigation Settlement, the Creditors’ Committee, (6) solely as it relates to the condition set forth in Section 10.1(b) as such condition relates to the treatment of the 2015 Notes Claims in Sections 4.11, 7.2, 11.5, 11.7, 11.8 and 13.1(b), the 2015 Notes Trustee, and (7) solely as it relates to the condition set forth in Section 10.1(b) as such condition relates to the treatment of the Millennium Notes Claims in Sections 4.9, 4.10, 4.11, 7.2, 11.7, 11.8 and 13.1(g), the Millennium Notes Trustee, in their discretion and to the extent not prohibited by applicable law, may waive one or more of the conditions precedent to the Effective Date set forth in Section 10.1 above; provided, however, that the consent of the 2015 Notes Trustee and the Millennium Notes Trustee shall only be required pursuant to this Section so long as the 2015 Notes Plan Conditions and Millennium Notes Plan Conditions, respectively, have been satisfied or waived.

Section 10.3 Satisfaction of Conditions. Any actions required to be taken on the Effective Date shall occur, or shall be deemed to have occurred, simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action.

Section 10.4 Failure of Conditions. In the event that one or more of the conditions precedent set forth in Section 10.1 hereof cannot be satisfied and the occurrence of such condition is not waived on or before the date that is 180 days after the Confirmation Date, then the Debtors shall file a notice of the failure of the Effective Date with the Bankruptcy Court and (i) the Confirmation Order shall be vacated by the Bankruptcy Court, (ii) the Plan shall be null and void in all respects, and no distributions under the Plan shall be made, (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (iv) the Debtors’ obligations with respect to Administrative Expenses, Claims and Equity Interests shall remain unchanged and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other Person or shall prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

ARTICLE XI

EFFECT OF CONFIRMATION OF THE PLAN

Section 11.1 Vesting of Assets.

(a) Other than as otherwise set forth in Section 5, on the Effective Date, all property of each Debtor’s estate, including all claims and causes of action against third parties that arose prior to or after the Commencement Date, shall vest in the respective Reorganized Debtor or such other entity as provided in the Plan. From and after the Effective Date, the Reorganized Debtors may operate their business(es) and may use, acquire and dispose of property without the supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

(b) As of the Effective Date, all assets of the Reorganized Debtors shall be free and clear of all Claims, liens, encumbrances, charges, and other interests, except as provided in the Plan or the Confirmation Order.

Section 11.2 Compromise of Controversies. (e) Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution, and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, their estates, creditors, and other parties in interest, and are fair, equitable, and within the range of reasonableness.

Section 11.3 Binding Effect. Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code or in the Confirmation Order, and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against or Equity Interest in the Debtors and their respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan. The rights, benefits and obligations of any entity named or referred to in the Plan whose actions may be required to effectuate the terms of the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity (including, but not limited to, any trustee appointed for the Debtors under chapters 7 or 11 of the Bankruptcy Code).

Section 11.4 Discharge. Except as otherwise expressly provided herein or in the Confirmation Order, including with respect to (a) the Excluded DIP Obligations, (b) the Debtors’ obligations under the Lender Litigation Settlement, and (c) the Excluded Senior/Bridge Obligations, in each case which are not discharged hereunder, upon the Effective Date and in consideration of the distributions to be made hereunder, if any, each holder of a Claim or Equity Interest and any affiliate of such holder (and any trustee or agent on behalf of such holder or affiliate) shall be deemed to have forever waived, released, and discharged the Debtors and the Reorganized Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights, and liabilities that arose prior to the Confirmation Date. Upon the Effective Date, all such Persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting against the Debtors or Reorganized Debtors or their respective properties or interests in property, any such discharged Claim against or Equity Interest in any Debtor or Reorganized Debtor; provided, however, that those Claims for which the stay has been lifted during these Chapter 11 Cases to pursue outside of the Bankruptcy Court shall be excluded, but only until the earlier of the liquidation of such Claim or the disallowance of such Claim, after which time such Claims shall be treated according this Section 11.4.

Section 11.5 Injunction.

(a) Unless otherwise provided herein, all injunctions or stays provided for in these Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the entry of a Final Order closing these Chapter 11 Cases.

(b) Except to the extent otherwise expressly provided herein or in the Lender Litigation Settlement, including, without limitation, with respect to the Excluded DIP Obligations and the Excluded Senior/Bridge Obligation, all consideration distributed under the Plan shall be as a restructuring and not a refinancing, and in exchange for, and in complete satisfaction, release, discharge and settlement of all Administrative Expenses, Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Administrative Expense, Claim or Equity Interest from and after the Commencement Date through the Effective Date against the Debtors, or any of their assets or properties, or against the estates or properties or interests in property. Except as otherwise provided in the Plan or the Confirmation Order, or in the Lender Litigation Settlement, including, without limitation, with respect to the Excluded DIP Obligations and the Excluded Senior/Bridge Obligations, subject to the occurrence of the Effective Date, the Confirmation Order shall act as a discharge of all Administrative Expenses and Claims against, Equity Interests in, liens on, and any other interests in the Debtors, the Debtors’ assets, and their properties, arising at any time before the Confirmation Date, including Administrative Expenses, Claims and Equity Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, against the Debtors, regardless of whether or not: (a) a proof of claim or proof of Interest based on such discharged debt or interest is filed or deemed filed with the Bankruptcy Court pursuant to section 501 of the Bankruptcy Code, (b) whether the Administrative Expense, Claim or Equity Interest is Allowed, or (c) the holder of an Administrative Expense, Claim or Equity Interest based on such discharged debt or interest has accepted the Plan or is entitled to receive a distribution thereunder. Upon the Effective Date, any holder of such discharged Administrative Expense, Claim or Equity Interest shall be precluded from asserting against the Debtors, the Reorganized Debtors, their successors or their assets or properties any other or future Administrative Expenses, Claims or Equity Interests based upon any document, Instrument, act or omission, transaction or other activity of any kind or nature that occurred before the entry of the Confirmation Order. The Confirmation Order shall be a judicial determination of discharge of all such liabilities of the Debtors, subject to the occurrence of the Effective Date.

By accepting distributions pursuant to the Plan, each holder of an Allowed DIP Roll-Up Claim, Senior Secured Claim, Bridge Loan Claim, Millennium Notes Claim, General Unsecured Claim or 2015 Notes Claim shall be deemed to have specifically consented to the injunctions set forth in this Section 11.5 of the Plan.

Except as otherwise provided in the Plan or the Confirmation Order, subject to the occurrence of the Effective Date, the Confirmation Order shall act as a discharge of the Senior Secured Facility Claims, Bridge Loan Claims, Millennium Notes Claims, General Unsecured Claims and 2015 Notes Claims against the Obligor Debtors and the Obligor Non-Debtors. Upon the Effective Date, any holder of such discharged Senior Secured Facility Claims, Bridge Loan Claims, Millennium Notes Claims, General Unsecured Claims and 2015 Notes Claims shall be precluded from asserting against the Obligor Debtors or the Obligor Non-Debtors, their successors or their assets or properties any other or future Senior Secured Claim, Bridge Loan Claim, Millennium Notes Claim, General Unsecured Claim or 2015 Notes Claim based upon any document, Instrument, act or omission, transaction or other activity of any kind or nature that occurred before the entry of the Confirmation Order. The Confirmation Order shall be a judicial determination of discharge of all such liabilities of the Obligor Debtors and Obligor Non-Debtors, subject to the occurrence of the Effective Date.

Section 11.6 Indemnification Obligations. Notwithstanding anything to the contrary herein, subject to the occurrence of the Effective Date, the obligations of the Debtors as of the Commencement Date to indemnify, defend, reimburse, or limit the liability of directors or officers of the Debtors, serving in such capacities on or after the Commencement Date, against any claims or causes of action as provided in the Debtors’ certificates of incorporation, bylaws, other organizational documents, or applicable law, shall survive confirmation of the Plan, remain unaffected thereby and not be discharged, irrespective of whether such indemnification, defense, reimbursement, or limitation is owed in connection with an event occurring before or after the Commencement Date; provided, however, that the obligations of the Debtors to indemnify, defend, reimburse or limit the liability of any claim or cause of action that is a State Law Avoidance Claim or that is being transferred to the Creditor Trust (or that may be asserted by any Person as a result of a cause of action being transferred to the Litigation Trust other than by the defendants thereto) shall not continue and shall terminate and be discharged on confirmation of the Plan; provided, further, that nothing in the Plan or Confirmation Order shall be deemed, asserted, or construed by any Person as limiting or impairing in any way the rights of any director or officer of the Debtors under any insurance policy or to defend against such director or officer’s liability by virtue of applicable law or the Debtors’ corporate charters, bylaws, operating agreements, or other governing documents (including resolutions or similar authorizations) to the extent non-executory in nature.

Section 11.7 Exculpation. As of the Confirmation Date, the Debtors and their directors, officers, employees, financial advisors, attorneys, and other professionals and agents shall be deemed to have solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors, the Reorganized Debtors, the Ad Hoc Group and its members, current and former agents under the Senior Secured Credit Agreement and the Bridge Loan Agreement, the Senior Secured Lenders, the DIP Agent, the DIP Lenders, the Rights Offering Sponsors, the Bridge Lenders, the Arrangers, holders of ARCO Notes, holders of Equistar Notes, the ARCO Notes Trustee, the Equistar Notes Trustee and the Creditors’ Committee and its members, holders of the 2015 Notes, the 2015 Notes Trustee, the Millennium Notes Trustee, holders of the Millennium Notes Claims, the security agent under the Intercreditor Agreement, lenders under the Exit Facility (and the agents and arrangers under the Exit Facility), and the Disbursing Agent (but in each case only in their capacity as members of the Ad Hoc Group, as a current or former agent under the Senior Secured Credit Agreement or the Bridge Loan Agreement, as Senior Secured Lenders, as the DIP Agent, as DIP Lenders, as Rights Offering Sponsors, as Bridge Lenders, as Arrangers, as members of the Creditors’ Committee, as holders of ARCO Notes, as holders of Equistar Notes, as the ARCO Notes Trustee, as the Equistar Notes Trustee, as the security agent under the Intercreditor Agreement, as holders of the 2015 Notes, as the 2015 Notes Trustee, as holders of the Millennium Notes, as Millennium Notes Trustee, Exit Facility lender, agents and arrangers and as the Disbursing Agent, as applicable), and their respective principals, members, managers, officers, directors, employees and agents (including any attorneys, financial advisors, and other professionals retained by such Persons) shall not have or incur any liability to any holder of any Claim or Equity Interest or any other Person for any act or omission taken or not taken in good faith in connection with, or arising out of, the Chapter 11 Cases, the Disclosure Statement, the Plan, the DIP Agreement, the negotiation of the Lender Litigation Settlement, the Exit Financing, the solicitation of votes for and the pursuit of confirmation of the Plan, the offer and issuance of any securities under the Plan, the Rights Offering under the Plan, the consummation of the Plan, including, without limitation, the steps taken to effectuate the transactions described in Section 5.4, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions constituting willful misconduct or gross negligence or bad faith as determined by a Final Order; and in all respects such parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan, but in the case of the holders of the 2015 Notes and 2015 Notes Trustee, only in the event that the 2015 Notes Plan Conditions are satisfied and in the case of the holders of Millennium Notes Claims and the Millennium Notes Trustee, only in the event that the Millennium Notes Plan Conditions are satisfied.

Section 11.8 Releases and Indemnifications.

(a) As of the Confirmation Date, but subject to occurrence of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors, the Reorganized Debtors and any Person seeking to exercise the rights of the Debtors’ estates, including, without limitation, any successor to the Debtors, the Litigation Trustee or any estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, shall be deemed to unconditionally and forever release, waive and discharge all Causes of Action in connection with or related to the Debtors, the Chapter 11 Cases, the Plan (other than the rights of the Debtors and the Reorganized Debtors to enforce the Plan and the contracts, Instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, or the Plan, and that may be asserted by or on behalf of the Debtors, their estates, or the Reorganized Debtors against (i) any of the directors, officers, or employees of any of the Debtors or any of the Non-Debtor Affiliates serving during the pendency of the Chapter 11 Cases, (ii) the financial and legal advisors of the Debtors, (iii) the members (but not in their individual capacities) of the Creditors’ Committee; (iv) the respective financial and legal advisors of the Creditors’

Committee (but not with respect to such members in their individual capacities); (v) the members of the Ad Hoc Group; (vi) the Rights Offering Sponsors; (vii) the Senior Secured Lenders; (viii) the DIP Lenders; (ix) the DIP Agents; (x) the Bridge Lenders;(xi) the Arrangers; (xii) the current and former agents under the Senior Secured Credit Agreement or the Bridge Loan Agreement; (xiii) holders of ARCO Notes; (xiv) holders of Equistar Notes; (xv) the ARCO Notes Trustee; (xvi) the Equistar Notes Trustee, (xvii) the 2015 Notes Trustee, (xviii) the members of the 2015 Notes Ad Hoc Committee, (xix) the security agent under the Intercreditor Agreement, and (xx) the Millennium Notes Trustee, (xxi) holders of Millennium Notes and (xxii) the respective principals, officers, members, directors, employees, agents, attorneys, affiliates, representatives, investment bankers, financial advisors and other professionals retained by any of the entities listed in (v) – (xxi) of this section and the successors or assigns of any of the foregoing; provided, however, that nothing in this Section 11.8(a) of the Plan shall be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, causes of action or liabilities they may have against any employee (other than any director or officer) that is based upon an alleged breach of a confidentiality, non-compete or any other contractual or fiduciary obligation owed to the Debtors or the Reorganized Debtors; provided further, that, with respect to the holders of the 2015 Notes and the 2015 Notes Trustee, only in the event that the 2015 Notes Plan Conditions are satisfied and, with respect to holders of the Millennium Notes and the Millennium Notes Trustee, only in the event that the Millennium Notes Plan Conditions are satisfied; provided further, that the foregoing shall not operate as a waiver or release from any causes of action arising out of the actual or intentional fraud, gross negligence, willful misconduct or criminal conduct of any such Person; provided further, that this Section 11.8 shall not release (i) any Non-Settling Defendant Claim (including, without limitation, claims asserted in the Committee Litigation against Access Group, or any of its or their principals, officers, members, directors, employees, agents, attorneys, financial advisors and other professionals who are named as defendants in such Committee Litigation), (ii) any Assigned Preference Claim (unless expressly released in the Lender Litigation Settlement), or (iii) any State Law Avoidance Claim (unless as expressly released in the Lender Litigation Settlement), provided, however, that claims that were or could have been asserted in the Committee Litigation against any individual who served as an officer or employee of the Debtors as of December 15, 2009 (whether or not such claim relates to service in such capacity or otherwise) who was either (i) not named individually as a defendant in the Committee Litigation or (ii) named individually as a defendant in the Committee Litigation and listed on Schedule AI hereto (which shall be identical to Schedule B to the Lender Litigation Settlement Agreement or as otherwise agreed by the Debtors and the Creditors’ Committee, in its sole discretion), are released hereby.

(b) As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, (i) each holder of a Claim (including any Senior Secured Claim, Bridge Loan Claim, 2015 Notes Claim and Millennium Notes Claim) that votes in favor of the Plan (or is deemed to accept the Plan), and (ii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted after the Effective Date, each holder of a Claim that does not vote to accept the Plan, shall be deemed to unconditionally and forever release, waive, and discharge (A) each present or former officer, director, employee, agent, financial advisor, attorney and representative (and their respective affiliates) of the Debtors who acted in such capacity on and after the Commencement Date, (B) the members (but not in their individual capacities) of the Creditors’ Committee, (C) the members of the Ad Hoc Group, (D) the Rights Offering Sponsors, (E) the Senior Secured Lenders, (F) the DIP Lenders, (G) the DIP Agent; (H) the Bridge Lenders, (I) the Arrangers; (J) the holders of 2015 Notes (but only in the event that the 2015 Notes Plan Conditions are satisfied), (K) the 2015 Notes Trustee (but only in the event that the 2015 Notes Plan Conditions are satisfied), (L) the current and former agents under the Senior Secured Credit Agreement or the Bridge Loan Agreement, (M) the Millennium Notes Trustee (but only in the event that the Millennium Notes Plan Conditions are satisfied), (N) the holders of the Millennium Notes (but only in the event that the Millennium Notes Plan Conditions are satisfied). and (O) the security agent under the Intercreditor Agreement (but in each case only in their capacity as members of the Ad Hoc Group, the Rights Offering Sponsors, Senior Secured Lenders, DIP Lenders, DIP Agent, Bridge Lenders, Arrangers, holders of 2015 Notes, the 2015 Notes Trustee and current or former agents under the Senior Secured Credit Agreement or Bridge Loan Agreement, the Millennium Notes Trustee, holder of Millennium Notes, and security agent, as applicable) and each of their respective principals, officers, members, directors, employees, agents, attorneys, affiliates, representatives, investment bankers, financial advisors and other professionals retained by any of the entities listed above and the successors or assigns of any of the foregoing (in each case, only in their capacity as such), from any and all Causes of Action whatsoever in connection with, or related to, the Debtors, the Chapter 11 Cases, or the Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, or the Plan; provided, however, that the foregoing shall not operate as a waiver or release from any causes of action arising out of the actual or intentional fraud, gross negligence, willful misconduct or criminal conduct of any such Person; provided further, that this Section 11.8 shall not release (i) any Non-Settling Defendant Claim (including, without limitation, claims asserted in the Committee Litigation against Access Group, or any of its or their principals, officers, members, directors, employees, agents, attorneys, financial advisors and other professionals who are named as defendants in such Committee Litigation), (ii) any Assigned Preference Claim (unless expressly released in the Lender Litigation Settlement), or (iii) any State Law Avoidance Claim (unless as expressly released in the Lender Litigation Settlement), provided, however, that claims that were or could have been asserted in the Committee Litigation against any individual who served as an officer or employee of the Debtors as of December 15, 2009 (whether or not such claim relates to service in such capacity or otherwise) who was either (i) not named individually as a defendant in the Committee Litigation or (ii) named individually as a defendant in the Committee Litigation and listed on Schedule AI hereto (which shall be identical to Schedule B to the Lender Litigation Settlement Agreement or as otherwise agreed by the Debtors and the Creditors’ Committee, in its sole discretion), are released hereby; provided further, that this section 11.8 shall not release any claims that have been or could be asserted by or against any settling or non-settling defendant in the Committee Litigation against any entity or any defenses or counterclaims related thereto; provided further, however, that solely with respect to each holder of a Claim or Equity Interest that does not vote to accept the Plan, such holder’s release of any of the Debtors’ agent, financial advisor, attorney and representative (and their respective affiliates) shall be solely to the extent that such entity would have a pre-Confirmation Date indemnification claim against the Debtors; provided further that nothing herein shall release any Person that is not a Debtor (other than the Obligor Non-Debtors to the extent explicitly set forth herein) from any contractual obligations.

(c) As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, (i) each holder of a Claim (including any Senior Secured Claim, Bridge Loan Claim and 2015 Notes Claim) that votes in favor of the Plan (or is deemed to accept the Plan), and (ii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted after the Effective Date, each holder of a Claim that does not vote to accept the Plan, shall be deemed to unconditionally and forever release, waive, and discharge the Non-Debtor Affiliates, and each of their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, parent corporations, subsidiaries, partners, affiliates and representatives, from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever arising from or relating to such Non-Debtor Affiliate’s guarantee of Claims against the Debtors that are discharged pursuant to the Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise.

(d) Except as set forth in Section 9.6, notwithstanding anything to the contrary contained in the Plan, the Disclosure Statement or the Confirmation Order, no released party shall be discharged, exculpated or released on any claim, now existing or hereafter arising that the PBGC may have under ERISA with respect to any U.S. Pension Plan, and there shall be no injunction against the assertion of any such claim.

(e) As to any governmental unit as defined in 11 U.S.C. § 101(27) (“Governmental Unit”), and except as provided in the Environmental Custodial Trust Agreement and the Environmental Settlement Agreement, nothing in the Confirmation Order or the Plan shall discharge, release or preclude: (i) any liability to a Governmental Unit that is not a Claim; (ii) any Claim of a Governmental Unit arising on or after the Confirmation Date; (iii) any liability to a Governmental Unit on the part of any Debtor, Reorganized Debtor or Schedule III Debtor as the owner or operator of real property after the Confirmation Date; (iv) any liability to a Governmental Unit on the part of any Person other than the Debtors, Reorganized Debtors or Schedule III Debtors; or (v) any valid right of setoff or recoupment by a Governmental Unit. Nor shall anything in the Confirmation Order or the Plan: (i) enjoin or otherwise bar any Governmental Unit from asserting or enforcing, outside the Bankruptcy Court, any liability described in the preceding sentence; or (ii) divest any court, commission or tribunal of jurisdiction to determine whether any liabilities asserted by a Governmental Unit are discharged or otherwise barred by the Confirmation Order, the Plan or the Bankruptcy Code. In the event of any conflict between (i) the Plan or the Confirmation Order and (ii) the Environmental Custodial Trust Agreement or Environmental Settlement Agreement, the Environmental Custodial Trust Agreement or Environmental Settlement Agreement shall govern.

(f) As of the Effective Date, in consideration for contribution of the Wind-Up Funds and the Clean Up Funds, and payment of the Schedule III Allocations, the adequacy of which is hereby confirmed, the Schedule III Debtors, on their own behalf, and on behalf of their estates, forever release, acquit, discharge, indemnify, defend and hold harmless the Reorganized Released Parties from any and all actions, causes of action, liabilities, obligations, rights, suits, accounts, covenants, contracts, agreements, promises, damages, judgments, claims, debts, remedies and demands whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in contract or in law, at equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the commencement of these Chapter 11 Cases or during the course of the Chapter 11 Cases (including through the Effective Date), in any way relating to the Schedule III Debtors, these Chapter 11 Cases, or the ownership, management, and operation of the Schedule III Debtors, including Intercompany Claims, that the Schedule III Debtors could assert directly or any holder of a Claim or Equity Interest or other entity could assert derivatively or on behalf of the Schedule III Debtors or their estates. The releases and indemnifications described herein shall be enforceable as a matter of contract and are in addition to, and not in lieu of, any other release, discharge or indemnification provided by applicable law, including section 1141 of the Bankruptcy Code, or separately given, conditionally or unconditionally, by the Schedule III Debtors, the Millennium Trust Trustee, the Environmental Trust Trustee, the Delaware Trustee or any other entity. These release and indemnifications shall be binding on the Millennium Custodial Trust, the Environmental Custodial Trust, the Millennium Trust Trustee, the Environmental Trust Trustee, the Delaware Trustee and any manager or board of directors of the Schedule III Debtors. The Schedule III Debtors and their estates shall be permanently enjoined, from and after the Effective Date, from asserting any and all Claims and causes of action that may lie against the Reorganized Released Parties with respect to the releases and indemnifications granted to it pursuant to this Plan.

(g) In exchange for the aggregate contributions to the Millennium Custodial Trust and the Environmental Custodial Trust of the Clean Up Funds, the Wind-Up Funds, payment of the Schedule III Allocations and waiver of Intercompany Claims by the Reorganizing Debtors against the

Schedule III Debtors, pursuant to the Plan, the adequacy of which is hereby confirmed, each of the Schedule III Debtors shall forever release, acquit, discharge, indemnify, defend and hold harmless each of the Reorganized Released Parties of any and all Claims that could be brought by, through, or on behalf of the Schedule III Debtors or anyone claiming under them, including Claims based on the theory of alter ego or piercing the corporate veil. The Schedule III Debtors shall also forever release, acquit, discharge, indemnify, defend and hold harmless the Reorganized Released Parties from any and all Intercompany Claims. In addition, the releases include any Claims by the EPA or any other regulatory agency regarding environmental liabilities associated with the Reorganized Debtors and the Transferred Real Properties.

(h) Notwithstanding anything to the contrary herein or in the Confirmation Order, the Debtors and, after the Effective Date, the Reorganized Debtors and New Topco agree to indemnify and hold harmless the current and former agents under the Senior Secured Credit Agreement or the Bridge Loan Agreement (which, for the avoidance of doubt, includes the Collateral Agent) from and against any and all losses, claims, damages, liabilities and reasonable expenses, joint or several, to which the current and former agents under the Senior Secured Credit Agreement or the Bridge Loan Agreement (which, for the avoidance of doubt, includes the Collateral Agent) may become subject arising out of or in connection with any claim, challenge, litigation, investigation or proceeding with respect to the distributions under the Plan and effectuating the transactions contemplated under Section 5.4 of the Plan and the release of Liens and related transactions contemplated in the Lender Litigation Settlement, and to promptly reimburse the current and former agents under the Senior Secured Credit Agreement or the Bridge Loan Agreement (which, for the avoidance of doubt, includes the Collateral Agent) for reasonable legal or other reasonable out-of-pocket expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing, provided that the foregoing indemnification shall not apply to losses, claims, damages, liabilities or expenses finally judicially determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct on the part of the current and former agents under the Senior Secured Credit Agreement or the Bridge Loan Agreement (which, for the avoidance of doubt, includes the Collateral Agent). If for any reason (other than for the reasons set forth in the proviso to the previous sentence) the foregoing indemnification is unavailable to the current and former agents under the Senior Secured Credit Agreement or the Bridge Loan Agreement (which, for the avoidance of doubt, included the Collateral Agent) or insufficient to hold it harmless, then the Debtors and, after the Effective Date, the Reorganized Debtors and New Topco shall contribute to the Collateral Agent the amount paid or payable by the current and former agents under the Senior Secured Credit Agreement or the Bridge Loan Agreement (which, for the avoidance of doubt, included the Collateral Agent) as a result of such loss, claim, damage, liability or expense. The obligations of the Debtors, the Reorganized Debtors and New Topco in this Section 11.8(h) shall survive and shall not be discharged by this Plan.

Section 11.9 Retention of Causes of Action/Reservation of Rights.

(a) Except as expressly provided in the Plan or the Lender Litigation Settlement, and explicitly subject to the treatment of the Assigned Preference Claims, the State Law Avoidance Claims and the Non-Settling Defendant Claims as set forth herein,, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or causes of action that the Debtors or the Reorganized Debtors may have or choose to assert on behalf of their respective estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all Claims against any Person, to the extent such Person asserts a cross-claim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, their officers, directors, or representatives, (ii) any and all claims under chapter 5 of the Bankruptcy Code except to the extent waived or settled pursuant to the DIP Financing Order or the Lender Litigation Settlement, and (iii) the turnover of any property of the Debtors’ estates.

(b) Except as expressly provided in the Plan or the Lender Litigation Settlement, and explicitly subject to the treatment of the Assigned Preference Claims, the State Law Avoidance Claims and the Non-Settling Defendant Claims as set forth herein, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Commencement Date or which arose during the Chapter 11 Cases, against or with respect to any Claim left unimpaired by the Plan. The Debtors and the Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, causes of action, rights of setoff, and other legal or equitable defenses which they had immediately prior to the Commencement Date fully as if the Chapter 11 Cases had not been commenced, except for those claims, causes of action, rights of setoff or other legal or equitable defense, if any, that the Debtors have effectively waived after the Commencement Date, and all of the Debtors’ and Reorganized Debtors’ legal and equitable rights respecting any Claim left unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

(c) Except as expressly provided in the Plan or the Lender Litigation Settlement and explicitly subject to the treatment of the Assigned Preference Claims, the State Law Avoidance Claims and the Non-Settling Defendant Claims as set forth herein, each of the Reorganized Debtors shall, after the Effective Date, retain the rights to bring any causes of action that could have been brought by the respective Debtor at any time.

Section 11.10 Section 506(c) Reservation. The Debtors and the Reorganized Debtors reserve all rights under section 506(c) of the Bankruptcy Code with respect to any and all Secured Claims, except to the extent waived pursuant to the DIP Financing Order.

Section 11.11 Chapter 5 Reservation. Other than as set forth in the Plan or the Lender Litigation Settlement and explicitly subject to the treatment of the Assigned Preference Claims, the State Law Avoidance Claims and the Non-Settling Defendant Claims as set forth herein, without limiting Section 11.8(b) above, the Debtors and Reorganized Debtors reserve all rights under chapter 5 of the Bankruptcy Code, including the right to retain or settle any claims arising under chapter 5, except to the extent waived pursuant to the DIP Financing Order or settled in the Lender Litigation Settlement.

ARTICLE XII

RETENTION OF JURISDICTION

Section 12.1 Retention of Jurisdiction.

The Bankruptcy Court shall retain exclusive jurisdiction over all matters arising under, arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(a)	To hear and determine any motions for the assumption, assumption and assignment, or rejection of executory contracts or unexpired leases, and the allowance of any Claims resulting therefrom;

(b)	To determine any and all adversary proceedings, applications, and contested matters that have been or may be commenced;

(c)	To hear and determine any timely objections to, or requests for estimation of, Claims or Administrative Expenses, including, without limitation, any objections to the classification of any Administrative Expense, Claim or Equity Interest, and to allow or disallow any Disputed Administrative Expense or Disputed Claim, in whole or in part;

(d)	To hear and determine any objections of the Creditor Representative to the Reorganized Debtors’ compromise, settlement, resolution or withdrawal of any objection to a Disputed General Unsecured Claim;

(e)	To resolve disputes as to the ownership of any Administrative Expense, Claim, or Equity Interest;

(f)	To ensure that distributions to holders of Allowed Administrative Expenses and Allowed Claims are accomplished as provided herein;

(g)	To issue such orders as may be appropriate in aid of implementation and execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(h)	To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

(i)	To consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(j)	To hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date;

(k)	To hear and determine disputes or issues arising in connection with the interpretation or enforcement of the DIP Agreement or any document executed in connection therewith;

(l)	To hear and determine disputes or issues arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby, any agreement, Instrument, or other document governing or relating to any of the foregoing, or any settlement approved by the Bankruptcy Court;

(m)	To recover all assets of the Debtors and property of the Debtors’ estates, wherever located;

(n)	To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(o)	To hear and determine all disputes involving the existence, scope, and nature of the discharges, injunctions and releases granted under the Plan, the Confirmation Order, or the Bankruptcy Code;

(p)	To oversee the Millennium Custodial Trust, the Environmental Custodial Trust and the Litigation Trust and interpret and enforce the Millennium Custodial Trust Agreement, Environmental Custodial Trust Agreement and Litigation Trust Agreement;

(q)	To hear and determine the Committee Litigation and any disputes in connection with or related to the Lender Litigation Settlement;

(r)	To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any Person with the consummation or implementation of the Plan;

(s)	To hear and determine any other matter related to the Plan and not inconsistent with the provisions of the Bankruptcy Code; and

(t)	To enter a final decree closing the Chapter 11 Cases.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

Section 13.1 Payment of Certain Fees.

(a) As required by the ARCO/Equistar Settlement, subject to receipt of supporting documentation and the Debtors’ review thereof, the Debtors shall pay, as an Administrative Expense, the reasonable legal fees and expenses of the ARCO/Equistar Advisor, performed solely in connection with its representing, counseling or advising on matters relating to the ARCO Notes and Equistar Notes in connection with these Chapter 11 Cases, in an amount not to exceed $1 million.

(b) As required by the Lender Litigation Settlement, pursuant to the Plan, all reasonable, actual and documented costs and expenses incurred by the 2015 Notes Trustee, solely in its capacity as 2015 Notes Trustee (including, without limitation, the reasonable, actual and documented fees of legal counsel), and all reasonable, actual and documented legal fees and expenses incurred by members of the 2015 Notes Ad Hoc Group shall be treated and paid as Allowed Administrative Expenses; provided that such costs and expenses shall be submitted to the Debtors in the form of summary invoices of the relevant law firms and institution; provided further, that the total amount of all of such costs and expenses through and including February 16, 2010 shall not exceed in the aggregate $3.5 million; provided, however, that such amount shall be increased to $5.1 million in the event all of the Millennium Notes Plan Conditions are satisfied; provided further, that the Debtors’ estates shall not pay any fees and expenses incurred by members of the 2015 Notes Ad Hoc Group after February 16, 2010; provided further, that the Debtors shall have no obligation to pay any fees or expenses (including any legal fees and expenses) of any member of the 2015 Notes Ad Hoc Group if such member objects to (i) the Lender Litigation Settlement Approval Motion or the Lender Litigation Settlement, (ii) the motion to approve the Equity Commitment Agreement [09-10023 Docket No. 3487], or any other pleading filed in support of the Equity Commitment Agreement (as amended from time to time), (iii) approval of the Disclosure Statement, or (iv) confirmation of the Plan. All of the members of the 2015 Notes Ad Hoc Group agree that they shall not assert any claim or request payment of any Administrative Expense for fees and expenses (including any legal fees or expenses) incurred after February 16, 2010. For the avoidance of doubt, (a) the 2015 Notes Trustee shall not receive payment for any fees and expenses incurred on or before February 16, 2010, unless such fees and expenses are included within the $3.5 million cap set forth in the second proviso of the first sentence of this paragraph, (b) such $3.5 million cap shall not apply to the fees and expenses of the 2015 Notes Trustee incurred after February 16, 2010, and (c) such $3.5 million cap shall not apply to the fees and expenses of the 2015 Notes Trustee paid before February 16, 2010.

(c) In connection with having reached agreement on the terms of the Lender Litigation Settlement, the Debtors have agreed to pay the reasonable legal fees and expenses of Nixon Peabody LLP, for services performed solely in connection with representing, counseling or advising DZ Bank AG in connection with these Chapter 11 Cases, in an amount not to exceed $125,000.

(d) The Debtors shall continue to pay and reimburse to (i) Citibank, N.A. and its Affiliates, in their various current and former agent capacities under the Senior Secured Credit Facility and the Bridge Loan Agreement, (ii) Deutsche Bank Trust Company Americas and its Affiliates, in its capacity as administrative agent under the Senior Facility, and (iii) Merrill Lynch Capital Corporation and its Affiliates, in its capacity as administrative agent under the Bridge Loan Agreement, the reasonable expenses incurred by them thereunder (including the reasonable, actual and documented fees and disbursements of counsel), and, in each case, such expenses (but unless otherwise set forth herein or in the Lender Litigation Settlement, only such expenses (including the reasonable, actual and documented fees and disbursements of counsel)) shall not be discharged hereunder.

(e) The Debtors and after the Effective Date, the Reorganized Debtors and New Topco shall continue to pay, reimburse and honor the Excluded DIP Obligations and the Excluded Senior/Bridge Obligations.

(f) The administrative agent under the Bridge Loan Agreement shall be authorized to disburse any and all retainer monies in its possession to reimburse the reasonable fees and expenses of counsel to the Arrangers.

(g) All reasonable, actual and documented costs and expenses incurred by the Millennium Notes Trustee, solely in its capacity as Millennium Notes Trustee (including the reasonable, actual and documented fees of Dewey & LeBoeuf and Golenbock Eiseman as legal advisors to the Millennium Notes Trustee), and the reasonable, actual and documented legal fees and expenses of Greenberg Traurig as advisor to one or more of the Specified Millennium Noteholders, shall be treated and paid as Allowed Administrative Expenses; provided, that such costs and expenses shall be submitted to the Debtors in the form of summary invoices of the relevant law firms and institution; provided further, that the total amount of all of such costs and expenses shall not exceed in the aggregate $3.0 million (of which the fees and expenses of Greenberg Traurig shall not exceed $100,000); and provided further, that the Debtors shall have no obligation to pay any fees or expenses (including any legal fees and expenses) of the Millennium Notes Trustee or any Specified Millennium Noteholders if the Millennium Notes Plan Conditions are not met. The Millennium Notes Trustee agrees that it shall not assert any claim or request payment of any administrative expense for fees and expenses (including any legal fees or expenses) incurred above the $3.0 million cap; provided, however, that nothing herein shall waive, release or impair any rights or interests that the Millennium Notes Trustee has under the Millennium Notes Indenture or otherwise to the recovery and/or reimbursement of its fees and expenses (including the fees and expenses of counsel) from any distribution of recoveries to the holders of the Millennium Notes (which distributions, if any, shall be made through the Millennium Notes Trustee pursuant to the Plan), whether in the nature of a charging lien or otherwise.

Section 13.2 Plan Supplement. The Plan Supplement shall be filed with the Clerk of the Bankruptcy Court at least ten (10) days prior to the deadline to vote to accept or reject the Plan. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement on the website of the Claims Agent (www.epiqbankruptcysolutions.com) or upon written request to the Debtors’ bankruptcy counsel.

Section 13.3 Effectuating Documents and Further Transactions. Upon entry of the Confirmation Order, each of the Debtors and the Reorganized Debtors and their respective officers and directors shall be authorized and are instructed to execute, deliver, file with the Bankruptcy Court or record or file such contracts, Instruments, releases, indentures, disclosures and other agreements or documents and take such actions as may be reasonably necessary or appropriate to effectuate and further evidence the terms, conditions and purposes of the Plan, or to otherwise comply with applicable law.

Section 13.4 Modification of Plan. The Debtors reserve the right, in consultation with the Ad Hoc Group, Rights Offering Sponsors and the Creditors’ Committee, and in all events in accordance with and as otherwise permitted by the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan in accordance with section 1127(a) of the Bankruptcy Code at any time subsequent to the commencement of solicitation of votes on the Plan and prior to the entry of the Confirmation Order; provided, however, in the case of a material amendment, the Debtors also receive the consent of the Rights Offering Sponsors as set forth in the Equity Commitment Agreement, the Majority Arrangers (whose consent shall be required solely to the extent such material amendment alters the treatment provided to the Bridge Lenders under Sections 4.5, 4.9 and 4.10), the Arrangers (whose consent shall be required solely to the extent such material amendment amends the rights of the Arrangers under Sections 10.1, 10.2, 11.4, 11.5, 11.7, 11.8, 11.9, 13.1(d), 13.1(e), 13.1(f) or 13.4) and the Ad Hoc Group; provided further, however, that, solely if the 2015 Notes Plan Conditions have been satisfied, in the case of an amendment to any provisions of the Plan that directly affects the treatment of the 2015 Notes Claims, any release or exculpation afforded to the 2015 Notes Trustee or the holders of 2015 Notes Claims, or the treatment of any Administrative Expense of the 2015 Notes Trustee and/or the members of the 2015 Notes Ad Hoc Group, the consent of the 2015 Notes Trustee shall be required; provided further, however, that, solely if the Millennium Notes Plan Conditions have been satisfied, in the case of an amendment to any provisions of the Plan that directly affects the treatment of the Millennium Notes Claims, any release or exculpation afforded to the Millennium Notes Trustee or the holders of Millennium Notes Claims, or the treatment of any Administrative Expense of the Millennium Notes Trustee, the consent of the Millennium Notes Trustee shall be required. After the entry of the Confirmation Order, the Debtors may, upon order of the Bankruptcy Court, amend or modify the Plan in accordance with and otherwise permitted by section 1127(b) of the Bankruptcy Code and in a manner consistent with the Lender Litigation Settlement, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary and consistent with the Lender Litigation Settlement to carry out the purpose and intent of the Plan; provided, however, in the case of a material amendment, the Debtors shall also receive the consent of Rights Offering Sponsors, as set forth in the Equity Commitment Agreement, the Majority Arrangers (whose consent shall be required solely to the extent such material amendment alters the treatment provided to the Bridge Lenders under Section 4.5, 4.9 and 4.10), the Arrangers (whose consent shall be required solely to the extent such material amendment amends the rights of the Arrangers under Sections 11.4, 11.5, 11.7, 11.8, 11.9, 13.1(d),(e) and (f) and 13.4) and the Ad Hoc Group. To the fullest extent allowable in the Bankruptcy Code, a holder of an Allowed Claim that has accepted the Plan shall be deemed to have accepted the Plan as modified if the proposed modification does not alter the treatment of the Claim of such holder. Notwithstanding anything to the contrary in the Plan or Disclosure Statement, if the Equity Commitment Agreement is terminated, the Debtors reserve the right to amend or withdraw the Plan without having to comply with any consultation or consent rights contained in the Plan, and all other parties reserve any rights they may have in connection with any such amendment or withdrawal.

Section 13.5 Payment of Statutory Fees. All fees payable pursuant to 28 U.S.C. § 1930(a)(6) shall be paid on the Effective Date by the Debtors. Any such fees accruing after the Effective Date but prior to the closing of the Chapter 11 Cases shall be paid by the Reorganized Debtors.

Section 13.6 Withdrawal or Revocation of Plan. The Debtors may withdraw or revoke the Plan as to any or every Debtor at any time prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if the Confirmation Date does not occur, then the Plan shall be deemed null and void with respect to the applicable Debtor(s). In such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claim by or against the applicable Debtor(s) or any other Person or to prejudice in any manner the rights of the applicable Debtor(s) or any other Person in any further proceedings involving the applicable Debtor(s).

Section 13.7 Dissolution of the Creditors’ Committee.

(a) On the Effective Date, the Creditors’ Committee shall be dissolved and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention and employment of the Creditors’ Committee’s attorneys, accountants, and other agents shall terminate.

(b) The Creditors’ Committee shall continue in existence after the Effective Date solely for the purpose of (i) reviewing and being heard by the Bankruptcy Court, and on any appeal, with respect to applications for compensation and reimbursement of expenses pursuant to sections 330, 331 and 503(b) of the Bankruptcy Code; and (ii) appearing, objecting, responding, replying and/or taking any other action concerning an appeal of the plan or the Lender Litigation Settlement in the Bankruptcy Court, or any other court of competent jurisdiction. With respect only to the foregoing, the Reorganized Debtors shall pay the reasonable fees and expenses of counsel for the Creditors’ Committee.

Section 13.8 Exemption from Securities Laws. The issuance of the New Common Stock and New Third Lien Notes pursuant to the Plan shall be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code, Section 4(2) of the Securities Act and any other applicable exemptions.

Section 13.9 Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under or in connection with the Plan, the assignment or surrender of any lease or sublease, or the delivery of any deed or other Instrument of transfer under, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, assignments, mortgages, deeds of trust or similar documents executed in connection with any disposition of assets contemplated by the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, sales, use or other similar tax nor any Uniform Commercial Code filing or recording fee or similar or other governmental assessment. The Confirmation Order shall direct the appropriate state or local government officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing Instruments or other documents without the payment of any such tax or governmental assessment.

Section 13.10 Tax-Exempt Status. Nothing in the Plan shall adversely affect, or be interpreted to be inconsistent with, the tax-exempt status of any Reorganized Debtor or any other entity established pursuant to the Plan that is expressly intended to be tax-exempt.

Section 13.11 Expedited Determination of Postpetition Taxes. The Debtors and Reorganized Debtors are authorized (but not required) to request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for any or all tax returns filed for taxable periods (or portions thereof) from the Commencement Date through (and including) the Effective Date.

Section 13.12 Severability. In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision of the Plan (or incorporated document) is invalid, void or unenforceable, the Bankruptcy Court shall, with the consent of the Debtors, have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the provision held to be invalid, void or unenforceable, and such provision shall then be applicable as altered or interpreted. Subject to Section 13.4 and Bankruptcy Rule 3019, notwithstanding any such holding, alteration or interpretation, the remainder of the provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable according to its terms. Notwithstanding the foregoing, but subject in all respects to Section 10.1(a) and the Bankruptcy Court not having made a determination that modifications to the provisions of Sections 11.5, 11.8 or 11.9 are required by applicable law, the provisions in the Plan relating to releases and exculpations are not severable from the remainder of the Plan.

If any separate Plan is unconfirmable, the Debtors shall have the right to sever that Plan and proceed with the confirmation of all other Plans.

Section 13.13 Governing Law. Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, or to the extent an exhibit to the Plan or Plan Supplement provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit), the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the federal laws of the United States and, to the extent there is no applicable federal law, the laws of the State of New York (without giving effect to the principles of conflicts of law thereof).

Section 13.14 Courts of Competent Jurisdiction. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan, such abstention, refusal or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Section 13.15 Headings. Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

Section 13.16 Exhibits/Schedules. All Exhibits and Schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

Section 13.17 Plan Controls Disclosure Statement; Confirmation Order Controls Plan. To the extent the Plan is inconsistent with the Disclosure Statement, the provisions of the Plan shall be controlling. To the extent the Confirmation Order is inconsistent with the Plan, the provisions of the Confirmation Order shall be controlling. In the event of any conflict between the Lender Litigation Settlement Agreement and the terms of the Plan, the terms of the Lender Litigation Settlement Agreement shall govern.

Section 13.18 Successors and Assigns. All the rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of the heirs, executors, administrators, successors, and/or assigns of such Person.

Section 13.19 Reservation of Right to Convert. If any of the Schedule III Debtors does not have an impaired consenting class or its Plan is otherwise unconfirmable, then the Debtors reserve the right to sever that case from the remaining cases covered by the Plan and convert the Chapter 11 Case of that Debtor to a case under chapter 7 of the Bankruptcy Code without otherwise impacting this Plan, any order related to the Disclosure Statement, the application of the Plan to the remaining Debtors and any order related to the Plan, in respect of the remaining Debtors; provided that if the remaining Debtors nonetheless contribute to any such Debtor whose case is to be converted to a case under chapter 7 of the Bankruptcy Code an amount equal to such Debtors’ portion of the Wind-Up Funds and Clean Up Funds, as determined by the Debtors, that Debtor shall be deemed to have released the remaining Debtors of any and all causes of action or claims that such Schedule III Debtor, or anyone claiming by or through such Schedule III Debtor, may have against any or all of the remaining Debtors, including any claims for contribution, indemnity, reimbursement or based on or for piercing the corporate veil or alter ego in exchange for fair value or consideration given. This release shall be binding upon any chapter 7 trustee appointed in the case of any such Debtor.

Section 13.20 Notices. All notices, requests and demands by parties in interest under or in connection with the Plan shall be in writing and served either by (i) certified mail, return receipt requested, postage prepaid, (ii) hand delivery, (iii) reputable overnight delivery service, all charges prepaid, or (iv) electronic mail, and shall be deemed to have been given when received and confirmed by telephone or reply email by the following parties:

Lyondell Chemical Company

One Houston Center, Suite 700

1221 McKinney Street

Houston, Texas 77010

(713) 309-7427

Attn: Office of the General Counsel

with copies to the Debtors’ bankruptcy counsel:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

(212) 504-6000

Attn:    George A. Davis, Esq.

    Andrew M. Troop, Esq.

Dated:	New York, New York March 12, 2010

LYONDELL CHEMICAL COMPANY
(for itself and on behalf of each of the Debtors)

		By:	/s/ James L. Gallogly
		Name:	James L. Gallogly
		Title:	Chief Executive Officer

SCHEDULE A-I

Individually Named Defendants in Committee

Litigation Receiving Releases and Exculpation

1.	Gary Koehler

2.	Frances McGrail

3.	Michael P. Mulrooney

4.	C. Kent Potter

5.	Kevin E. Walsh

EXHIBIT A-1

List of Debtors

Debtors that filed voluntary petitions for relief on January 6, 2009

Basell Finance USA Inc.	Millennium Holdings, LLC
Basell Germany Holdings GmbH	Millennium Petrochemicals GP LLC
Basell North America Inc.	Millennium Petrochemicals Inc.
Basell USA Inc.	Millennium Petrochemicals LP LLC
Circle Steel Corporation	Millennium Petrochemicals Partners, LP
Duke City Lumber Company, Inc.	Millennium Realty Inc.
Equistar Chemicals, LP	Millennium Specialty Chemicals Inc.
Equistar Transportation Company, LLC	Millennium US Op Co LLC
Glidco Leasing, Inc.	Millennium Worldwide Holdings I Inc.
Glidden Latin America Holdings Inc.	MWH South America LLC
H.W. Loud Co.	National Distillers & Chemical Corporation
HOISU Ltd.	NDCC International II Inc.
Houston Refining LP	Nell Acquisition (US) LLC
HPT 28 Inc.	Penn Export Company, Inc.
HPT 29 Inc.	Penn Navigation Company
IMWA Equities II, Co., L.P.	Penn Shipping Company, Inc.
ISB Liquidating Company	Penntrans Company
LBI Acquisition LLC	PH Burbank Holdings, Inc.
LBIH LLC	Power Liquidating Company, Inc.
LeMean Property Holdings Corporation	Quantum Acceptance Corporation
Lyondell (Pelican) Petrochemical L.P. 1, Inc.	SCM Plants, Inc.
Lyondell Asia Pacific, Ltd.	Suburban Propane GP, Inc.
Lyondell Chemical Company	Tiona, Ltd.
Lyondell Chemical Delaware Company	UAR Liquidating Inc.
Lyondell Chemical Espana Co.	USI Chemicals International, Inc.
Lyondell Chemical Europe, Inc.	USI Credit Corp.
Lyondell Chemical International Co.	USI Puerto Rico Properties, Inc.
Lyondell Chemical Nederland, Ltd.	Walter Kidde & Company, Inc.
Lyondell Chemical Products Europe, LLC	Wyatt Industries, Inc.
Lyondell Chemical Properties, L.P.
Lyondell Chemical Technology 1 Inc.
Lyondell Chemical Technology Management, Inc.
Lyondell Chemical Technology, L.P.
Lyondell Chimie France LLC
Lyondell Europe Holdings Inc.
Lyondell Greater China, Ltd.
Lyondell Houston Refinery Inc.
Lyondell LP3 GP, LLC
Lyondell LP3 Partners, LP
Lyondell LP4 Inc.
Lyondell Petrochemical L.P. Inc.
Lyondell Refining Company LLC
Lyondell Refining I LLC
LyondellBasell Advanced Polyolefins USA Inc.
LyondellBasell Finance Company
Lyondell-Equistar Holdings Partners
MHC Inc.
Millennium America Holdings Inc.
Millennium America Inc.
Millennium Chemicals Inc.

1

Debtors that filed voluntary petitions for relief on April 24, 2009

LyondellBasell AF GP S.à.r.l.

LyondellBasell Industries AF S.C.A.

Debtors that filed voluntary petitions for relief on May 8, 2009

Basell Capital Corporation

Basell Impact Holding Company

Equistar Bayport, LLC

Equistar Funding Corporation

Equistar Polypropylene, LLC

LPC Partners Inc.

Lyondell Bayport, LLC

Lyondell Chemical Holding Company

Lyondell Chemical Wilmington, Inc.

Lyondell General Methanol Company

Lyondell Intermediate Holding Company

Quantum Pipeline Company

SCM Chemicals Inc.

EXHIBIT A-2

Obligor Debtors and Obligor Non-Debtors

Obligor Debtors

Basell Finance USA Inc.	Lyondell Europe Holdings Inc.
Basell Germany Holdings GmbH	Lyondell Houston Refinery Inc.
Basell North America Inc.	Lyondell LP3 GP, LLC
Basell USA Inc.	Lyondell LP3 Partners, LP
Equistar Chemicals, LP	Lyondell LP4 Inc.
Houston Refining LP	Lyondell Petrochemical L.P. Inc.
LBI Acquisition LLC	Lyondell Refining Company LLC
LBIH LLC	Lyondell Refining I LLC
Lyondell (Pelican) Petrochemical L.P. 1, Inc.	LyondellBasell Finance Company
Lyondell Chemical Company	LyondellBasell Industries AF S.C.A.
Lyondell Chemical Delaware Company	Lyondell-Equistar Holdings Partners
Lyondell Chemical Espana Co.	Millennium America Holdings Inc.
Lyondell Chemical Europe, Inc.	Millennium America Inc.
Lyondell Chemical Nederland, Ltd.	Millennium Chemicals Inc.
Lyondell Chemical Products Europe, LLC	Millennium Petrochemicals GP LLC
Lyondell Chemical Technology 1 Inc.	Millennium Petrochemicals Partners, LP
Lyondell Chemical Technology Management, Inc.	Millennium Worldwide Holdings I Inc.
Lyondell Chemical Technology, L.P.	Nell Acquisition (US)
Lyondell Chimie France LLC

Obligor Non-Debtors

Basell Asia Pacific Ltd.	Basell Polyolefine GmbH
Basell Bayreuth Chemie GmbH	Basell Polyolefins UK Ltd.
Basell Benelux B.V.	Basell Sales & Marketing Company B.V.
Basell Europe Holdings B.V.	Basell UK Holdings Ltd.
Basell Finance & Trading Company B.V.	Lyondell Chemie International B.V.
Basell Finance Company B.V.	Lyondell Chemie Nederland B.V.
Basell Funding S.à.r.l.	LyondellBasell Industries Holdings B.V.
Basell International Holdings B.V.	LyondellBasell Netherlands Holdings B.V.

EXHIBIT A-3

Schedule III Debtors

Circle Steel Corporation	Millennium Specialty Chemicals Inc.**
Duke City Lumber Company, Inc.	Millennium US Op Co LLC
Equistar Funding Corporation	Millennium Worldwide Holdings I Inc.
Equistar Polypropylene, LLC	MWH South America LLC
Equistar Transportation Company, LLC	National Distillers & Chemical Corporation
Glidco Leasing, Inc.	NDCC International II Inc.
Glidden Latin America Holdings Inc.	Penn Export Company, Inc.
H.W. Loud Co.	Penn Navigation Company
HOISU Ltd.	Penn Shipping Company, Inc.
HPT 28 Inc.	Penntrans Company
HPT 29 Inc.	PH Burbank Holdings, Inc.
IMWA Equities II, Co., L.P.	Power Liquidating Company, Inc.
ISB Liquidating Company	Quantum Acceptance Corporation
LeMean Property Holdings Corporation	Quantum Pipeline Company
LPC Partners Inc.	SCM Chemicals Inc.
MHC Inc.	SCM Plants, Inc.
Millennium America Holdings Inc.	Suburban Propane GP, Inc.
Millennium America Inc.	Tiona, Ltd.
Millennium Chemicals Inc.	UAR Liquidating Inc.
Millennium Holdings, LLC	USI Chemicals International, Inc.
Millennium Petrochemicals GP LLC*	USI Credit Corp.
Millennium Petrochemicals Inc.**	USI Puerto Rico Properties, Inc.
Millennium Petrochemicals LP LLC	Walter Kidde & Company, Inc.
Millennium Petrochemicals Partners, LP*	Wyatt Industries, Inc.
Millennium Realty Inc.

*	Pursuant to the North American Restructuring, these entities’ partnership interests in Equistar Chemicals, LP will be transferred. The North American Restructuring is described in more detail in Section 5.4(c) to the Plan.
**	Certain assets of these entities will be transferred to subsidiaries of Lyondell Chemical that will be formed substantially contemporaneously with (or prior to) the Effective Date pursuant to the North American Restructuring. The North American Restructuring is described in more detail in Section 5.4(c) to the Plan.

EXHIBIT A-4

Principal Terms of the New Third Lien Notes

Lyondell Chemical Company

Third Lien Senior Secured Plan Roll-Up Notes

Issuer:	Lyondell Chemical Company (the “Issuer”). The Issuer is an indirect subsidiary of LyondellBasell Industries N.V. (“LBI NV”).

Amount:	Up to $3,250,000,000.

Guarantors:

LBI NV, each existing or subsequently organized U.S. subsidiary of LBI NV that is the direct or indirect parent of the Issuer, each existing and subsequently acquired or organized direct or indirect wholly-owned Restricted Subsidiary (as defined below) of the Issuer organized in the U.S. that will guarantee its senior secured term loan facility (as amended, replaced, supplemented, refinanced, in whole or in part, from time to time, the “Senior Term Loan Facility”), and each other entity, if any, that guarantees the first lien senior secured notes issued as part of the Issuer’s exit financing (the “First Lien Senior Secured Notes”).

Certain subsidiaries may be designated and treated as “unrestricted” on terms usual and customary for transactions of this kind and excluded from the guarantee requirements, and other subsidiaries may be excluded from the guarantee requirements under the definitive documentation related to the New Third Lien Notes in circumstances where the parties reasonably agree that the cost of providing such a guarantee is excessive in relation to the benefit to the holders afforded thereby. Restricted subsidiaries (the “Restricted Subsidiaries”) are all subsidiaries of LBI NV other than unrestricted subsidiaries.

Guarantees:

The guarantees of the New Third Lien Notes:

•   are senior third-priority secured obligations of the Guarantors; and

•   are equal in right of payment to all existing and future senior indebtedness of the Guarantors.

Security:

Third-priority liens on (a) substantially all the present and after-acquired material assets of the Issuer and the Guarantors (other than LBI NV) that guarantee the First Lien Senior Secured Notes, (b) 66% of the capital stock of first-tier foreign subsidiaries of LBI NV, and (c) all other collateral, if any, that secures the First Lien Senior Secured Notes (the “Collateral”).

Notwithstanding anything to the contrary, the Collateral excludes the following: (i) any fee owned real property with a value of less than $25.0 million and all leasehold interests (other than interest in ground leases agreed on the issue date), (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights and commercial tort claims, (iii) those assets as to which the parties reasonably determine that the cost of granting a lien or obtaining such perfection is excessive in relation to the benefit to the holders of the security to be afforded thereby and (iv) other exceptions to be mutually agreed upon or that are usual and customary for transactions of this type.

Releases:	Holders of the New Third Lien Notes will receive (a) any releases obtained as part of settlement (if any) of Adversary Proceeding No. 09-01375 commenced by the Official Committee of Unsecured Creditors and (b) releases from the Debtors (as such term is defined in the Debtor-in-Possession Credit Agreement, dated as of March 3, 2009, among LyondellBasell Industries AF S.C.A., Lyondell Chemical Company, Basell USA Inc., Equistar Chemicals, LP, Houston Refining LP, Millennium Chemicals Inc. and Millennium Petrochemicals Inc., as borrowers, and UBS AG, Stamford Branch, as administrative and collateral agent) for all actions taken prior to the consummation of the Debtors’ plans of reorganization.

Intercreditor Agreement:	Pursuant to an intercreditor agreement, the New Third Lien Notes will have a “silent third” lien on the Collateral, subject to a 180-day standstill with respect to the exercise of remedies in respect thereof.

Maturity:	8 years.

Interest:	Interest on the New Third Lien Notes shall be payable in cash and will accrue at a rate equal to the greater of (i) 11% per annum, or (ii) 200 bps above the all in when-issued yield of the First Lien Senior Secured Notes subject to a cap of 11.5% per annum.

Optional Redemption:	The New Third Lien Notes shall not be subject to optional redemption in the first three years, subject to customary equity claw and make-whole premiums. And thereafter, the Issuer may redeem all or, from time to time, a part of the New Third Lien Notes of any series at par.

Change of Control Offer:	If a Change of Control occurs, each holder will have the right to require the Issuer to repurchase all or any of that holder’s New Third Lien Notes pursuant to a Change of Control offer at a purchase price equal to 101% of the principal amount plus accrued interest.

Affirmative Covenants:	Substantially similar to but in any event limited to the affirmative covenants in the First Lien Senior Secured Notes indenture.

Negative Covenants:	Substantially similar to but in any event limited to the negative covenants in the First Lien Senior Secured Notes indenture, but with appropriate differences for junior debt including (i) larger baskets, (ii) an asset-based loan basket that grows with the borrowing base, and (iii) the ability to incur additional secured debt to the extent certain ratios are met.

Covenant Suspension:	Upon attainment of and for so long as the Issuer maintains a corporate investment grade credit rating from both Standard & Poor’s and Moody’s. For the avoidance of doubt, if at any time after obtaining an investment grade credit rating the Issuer’s corporate credit rating falls below investment grade, then the covenants shall be fully reinstated.

Events of Default:	Substantially similar to events of default in the First Lien Senior Secured Notes indenture.

Legal/Covenant Defeasance:	Customary provisions.

Cancellation:	New Third Lien Notes repurchased by the Issuer will not be deemed cancelled and may be resold; provided, that New Third Lien Notes so repurchased shall not be deemed outstanding for any purpose under the New Third Lien Notes indenture until such notes are resold to a non- Affiliate of LBI NV and its subsidiaries.

Withholding Taxes:	In the event a holder of New Third Lien Notes is subject to withholding taxes, the Issuer will not be required to pay any additional amounts with respect to such withholding taxes or otherwise be subject to tax gross ups.

Modification of the Indenture:	Such issues as require consent of each holder under the Trust Indenture Act, which will require the consent of each holder; otherwise votes of a majority shall be required for amendments that typically require holders’ consent.

Closing:	Closing will occur concurrently with the consummation of the Issuer’s chapter 11 plan.

Registration Rights:	Only for resales by entities that are affiliates of the Issuer on the effective date of the plan of reorganization on terms to be agreed upon by the parties.

Governing Law:	New York.

EXHIBIT A-5

Principal Terms of the Cram Down Notes

Lyondell Chemical Company

Third Lien Senior Secured Cram Down Notes

Set forth below is a summary of the terms of a replacement security that meets the requirements of Section 1129(b) (the “Cram Down Notes”).

Issuer:	Lyondell Chemical Company (the “Issuer”). The Issuer is an indirect subsidiary of LyondellBasell Industries N.V. (“LBI NV”).

Amount:	Principal amount of Claims of holders of DIP Roll-Up Loans who vote against the Plan.

Guarantors:

LBI NV, each existing or subsequently organized U.S. subsidiary of LBI NV that is the direct or indirect parent of the Issuer, and each existing and subsequently acquired or organized direct or indirect wholly-owned Restricted Subsidiary (as defined below) of the Issuer organized in the U.S. that will guarantee its senior secured term loan facility (as amended, replaced, supplemented, refinanced, in whole or in part, from time to time, the “Senior Term Loan Facility”), and each other entity, if any, that guarantees the first lien senior secured notes issued as part of the Issuer’s exit financing (the “First Lien Senior Secured Notes”).

Certain subsidiaries may be designated and treated as “unrestricted” on terms usual and customary for transactions of this kind and excluded from the guarantee requirements. Restricted subsidiaries (the “Restricted Subsidiaries”) are all subsidiaries of LBI NV other than unrestricted subsidiaries.

Guarantees:

The guarantees of the Cram Down Notes:

•   are senior third-priority secured obligations of the Guarantors; and

•   are equal in right of payment to all existing and future senior indebtedness of the Guarantors.

Security:

Third-priority liens on (a) substantially all the present and after-acquired material assets of the Issuer and the Guarantors (other than LBI NV) that guarantee the Cram Down Notes, (b) 66% of the voting stock of first-tier foreign subsidiaries of LBI NV, and (c) all other collateral, if any, that secures the First Lien Senior Secured Notes (the “Collateral”).

Notwithstanding anything to the contrary, the Collateral excludes the following: (i) any fee owned real property with a value of less than $25.0 million and all leasehold interests (other than interest in ground leases agreed on the issue date), (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights and commercial tort claims, (iii) those assets as to which the parties reasonably determine that the cost of granting a lien or obtaining such perfection is excessive in relation to the benefit to the holders of the security to be afforded thereby and (iv) other exceptions to be mutually agreed upon or that are usual and customary for transactions of this type.

Intercreditor Agreement:	Pursuant to an intercreditor agreement, the Cram Down Notes will have a “silent third” lien on the Collateral, subject to a 180-day standstill with respect to the exercise of remedies in respect thereof.

Maturity:	5 years, subject to reduction pursuant to Section 2.05 of the DIP Term Loan Agreement.

Interest:	The interest rate for the Cram Down Notes will be the lowest interest rate possible in compliance with Section 1129(b) of the Bankruptcy Code.

Optional Redemption:	The Issuer may redeem all or, from time to time, a part of the Cram Down Notes of any series upon customary terms without premium or penalty.

Change of Control Offer:	None.

Affirmative Covenants:	Affirmative covenants limited to (a) payment of principal, premium and interest, (b) offices for notices and payments, (c) appointments to fill vacancies in trustee’s office, (d) provision as to paying agent, and (e) annual certificate to trustee.

Negative Covenants:	Negative covenants limited to (a) limitation on liens, (b) limitation on sale and lease-back transactions, and (c) limitation on incurrence of senior secured and additional second secured debt to the extent specified by Section 2.12 of the DIP Term Loan Agreement.

Covenant Suspension:	Upon attainment of and for so long as the Issuer maintains a corporate investment grade credit rating from both Standard & Poor’s and Moody’s. For the avoidance of doubt, if at any time after obtaining an investment grade credit rating the Issuer’s corporate credit rating falls below investment grade, then the covenants shall be fully reinstated.

Events of Default:	Substantially similar to events of default in the First Lien Senior Secured Notes indenture, except with more expansive thresholds and grace periods.

Legal/Covenant Defeasance:	Customary provisions.

Cancellation:	Cram Down Notes repurchased by the Issuer will not be deemed cancelled and may be resold.

Withholding Taxes:	In the event a holder of Cram Down Notes is subject to withholding taxes, the Issuer will not be required to pay any additional amounts with respect to such withholding taxes or otherwise be subject to tax gross ups.

Modification of the Indenture:	Such issues as require consent of each holder under the Trust Indenture Act, which will require the consent of each holder; otherwise votes of a majority shall be required for amendments that typically require holders’ consent; provided that the Issuer shall be entitled to vote any of the Cram Down Notes repurchased and held by the Issuer.

Closing:	Closing will occur concurrently with the consummation of the Issuer’s chapter 11 plan.

Governing Law:	New York.

EXHIBIT A-6

Principal Terms of the New Warrants

Summary of Principal Terms and Conditions for New Warrants1

As part of the Plan, New Topco (the “Issuer”) will issue to holders of Allowed Bridge Loan Claims the New Warrants, which will be to purchase Class A Shares and have the principal terms as set forth herein.

Number of Class A Shares	The New Warrants will be exercisable for 11,508,204 Class A Shares.[2] No fractional Warrants will be issued and any Warrants that a party is entitled to will be rounded down to the nearest whole Warrant.

Exercise Price:

Each New Warrant will have an exercise price (the “Exercise Price”) per Class A Share equal to $15.90.[3]

Holders of New Warrants will have the option of a cashless exercise, such that the amount of shares delivered to an exercising party will be calculated based upon treasury method accounting assuming the Exercise Price was actually paid in cash.

Anti-Dilution Rights:

The number of Class A Shares issuable upon the exercise of the New Warrants will be subject to adjustment in certain circumstances, including:

•     the issuance of Class A Shares or Class B Shares payable as a dividend or distribution on its common stock;

•     subdivisions and combinations of the Class A Shares or Class B Shares;

•     the dividend or other distribution to all or substantially all holders of Class A Shares or Class B Shares of shares of capital stock of Issuer’s subsidiaries or evidences of indebtedness or other assets other than Cash;

•     dividends or other distributions consisting exclusively of cash to all or substantially all holders of Class A Shares or Class B Shares, subject to exceptions for ordinary course dividends, to be agreed; and

•     the purchase of Class A Shares or Class B Shares pursuant to a tender offer made by the Debtors, the Reorganized Debtors or any of their subsidiaries or above market prices, subject to exceptions.

[1]	Capitalized terms used herein but not otherwise defined will have the meanings ascribed to them in the Plan.
[2]	Will represent 2.00% of the total number of shares of New Common Stock issued and outstanding on the Effective Date plus the number of New Warrants.
[3]	Based on a 563,901,979 Class A and Class B outstanding on the Effective Date.

In the case of:

•     any reclassification or change of Class A Shares or Class B Shares (other than changes resulting from a subdivision or combination) or

•     a consolidation, merger or combination or a sale or conveyance to another corporation of all or substantially all property and assets.

the holders of the New Warrants will be entitled thereafter to exercise those New Warrants and receive the kind and amount of shares of stock, other securities or other property or assets had such New Warrants been exercised immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance.

Term:	The New Warrants may be exercised at any time during the period beginning on the Effective Date and ending at the close of business on the seventh anniversary of the Effective Date.

Affiliate Change of Control:	Upon an Affiliate Change of Control[4], holders of New Warrants may sell to the Company any Warrants at a price equal to (a) if the New Warrants are in-the-money, the excess of the equity value implied by the Change of Control transaction minus the Exercise Price and (b) if the New Warrants are out-of-the-money, the Black Scholes value of such Warrants. Holders of New Warrants will not have any other “put” rights.

Voting Rights/ Registration Rights:	None.

Issuance:	On the Effective Date.

[4]

An “Affiliate Change of Control” will occur if (a) any Rights Offering Sponsor becomes the direct or indirect (through a portfolio holding company or otherwise) owner of more than 50.1% of the total number of shares of New Common Stock on a fully-diluted basis and (b) as a result of the applicable transaction, the Class A Shares cease to be publicly traded.

EXHIBIT A-7

Estimated Unsecured Claim Recovery Percentages

For Each Non-Obligor Debtor

Non-Obligor Debtor	Assets Available for Unsecured Creditors (Midpoint) [1]	Estimated General Unsecured Claims (Midpoint) [2]	Estimated Recovery %*
Basell Capital Corporation	$134,625,252	$0	N/A
Basell Impact Holding Company	$0	$0	N/A
Circle Steel Corporation	$0	$0	N/A
Duke City Lumber Company, Inc.	$0	$156,041	0.0
Equistar Bayport, LLC	$0	$4,817	0.0
Equistar Funding Corporation	$0	$0	N/A
Equistar Polypropylen, LLC	$0	$0	N/A
Equistar Transportation Company, LLC	$0	$0	N/A
Glidco Leasing, Inc.	$0	$0	N/A
Glidden Latin America Holdings Inc.	$0	$0	N/A
HOISU Ltd.	$23	$0	0.0
HPT 28 Inc.	$0	$0	N/A
HPT 29 Inc.	$0	$0	N/A
HW Loud Company	$207	$0	N/A
IMWA Equities II, Co., L.P.	$0	$0	N/A
ISB Liquidating Company	$0	$0	N/A
LeMean Property Holdings Corporation	$0	$0	N/A
LPC Partners Inc.	$0	$0	N/A
Lyondell Asia Pacific, Ltd.	$0	$60,537	0.0
LyondellBasell Advanced Polyolefins USA Inc.	$51,334,755	$6,087,697	100.0
LyondellBasell AF GP S.à.r.l.	$14,009	$6,091	100.0
Lyondell Bayport, LLC	$(0)	$0	N/A
Lyondell Chemical Holding Company	$0	$0	N/A
Lyondell Chemical International Company	$66,563,989	$0	N/A
Lyondell Chemical Properties, L.P.	$2,555,529	$0	N/A
Lyondell Chemical Wilmington, Inc.	$1000	$0	N/A

[1]

Assets available to holders of General Unsecured Claims do not include uncollectible prepetition intercompany receivables from Debtors or pension assets. These amounts are net of secured, administrative and priority claims.

[2]	Estimated General Unsecured Claims do not include unsecured intercompany claims.
*	N/A indicates that no Claims have been scheduled or filed, or if filed, are expected to be Allowed.

Non-Obligor Debtor	Assets Available for Unsecured Creditors (Midpoint)	Estimated General Unsecured Claims (Midpoint)	Estimated Recovery %
Lyondell General Methanol Company	$(0)	$0	N/A
Lyondell Greater China, Ltd.	$134,825,278	$1,442,335	100.0
Lyondell Intermediate Holding Company	$0	$0	N/A
MHC Inc.	$1,000,000	$93,887,473	1.07
Millennium Holdings, LLC	$4,365,463	$1,213,170,960	0.36
Millennium Petrochemicals LP LLC	$15,060,896	$0	N/A
Millennium Realty Inc.	$0	$1,020	0.0
MWH South America LLC	$0	$0	N/A
National Distillers & Chemical Corporation	$0	$20,000	0.0
NDCC International II	$0	$0	N/A
Penn Export Company, Inc.	$0	$0	N/A
Penn Navigation Company	$0	$0	N/A
Penn Shipping Company, Inc.	$0	$2,500	0.0
Penntrans Company	$0	$0	N/A
PH Burbank Holdings, Inc.	$0	$990,000	0.0
Power Liquidating Company, Inc.	$0	$0	N/A
Quantum Acceptance Corp.	$0	$0	N/A
Quantum Pipeline Company	$0	$23,751,000	0.0
SCM Chemicals Inc.	$0	$0	N/A
SCM Plants, Inc.	$0	$368,000	0.0
Suburban Propane GP, Inc.	$0	$278	0.0
Tiona, Ltd.	$0	$1,050	0.0
UAR Liquidating Inc.	$0	$0	N/A
USI Chemicals International Inc.	$0	$0	N/A
USI Credit Corp.	$0	$0	N/A
USI Puerto Rico Properties, Inc.	$0	$0	N/A
Walter Kidde & Company, Inc.	$0	$0	N/A
Wyatt Industries, Inc.	$0	$2,741,258	0.0

Exhibit A-8

Estimated Unsecured Claim Recovery Percentages

For Each of MPI, MSC and MPCO

Schedule III Debtor	Assets Available for Unsecured Creditors (Midpoint)[1]		Estimated General Unsecured Claims (Midpoint)	Estimated Recovery %
Millennium Petrochemicals Inc.	$57,095,409	[2]	$89,275,611	80.2	%*
Millennium Specialty Chemicals Inc.	$4,361,455		$19,214,478	39.3	%*
Millennium US Op Co LLC	$0		$32,301,763	16.8	%*

*	16.8 percentage points of this recovery is on account of the Settlement Consideration, and accordingly, the holders of Senior/Bridge Guarantee Claims at this Class do not participate in that portion of the recovery, but share pro rata in any recovery in excess of the proceeds from the Settlement Consideration (and in any Excess Recoveries).
[1]	Assets available to holders of General Unsecured Claims do not include uncollectible prepetition intercompany receivables from Debtors or pension assets.
[2]	Pursuant to the Lender Litigation Settlement.

EXHIBIT A-9

Estimated Unsecured Claim Recovery Percentages

For Each Schedule III Obligor Debtor

Schedule III Debtor	Assets Available for Unsecured Creditors (Midpoint)[1]	Estimated General Unsecured Claims (Midpoint)[2]	Estimated Recovery %[3]
Millennium America Holdings Inc.	$0	$322,883	16.8%
Millennium America Inc.	$0	$247,692,477	16.8%[4]
Millennium Chemicals Inc.	$0	$27,271,436	16.8%
Millennium Petrochemicals GP LLC	$0	$80,152	16.8%
Millennium Petrochemicals Partners, LP	$0	$6,653	16.8%
Millennium Worldwide Holdings I Inc.	$0	$0	16.8%

[1]	Assets available to holders of General Unsecured Claims do not include uncollectible prepetition intercompany receivables from Debtors or pension assets.
[2]	Plus Deficiency Claims on account of the Senior Secured Claims and Bridge Loan Claims. The holders of the 2015 Notes Claims shall not receive any recovery other than the Settlement Consideration.
[3]

16.8 percentage points of this recovery is on account of the Settlement Consideration, and accordingly, the holders of Senior/Bridge Deficiency Claims at this Class do not participate in that portion of the recovery, but share pro rata in any recovery in excess of the proceeds from the Settlement Consideration (and in any Excess Recoveries). As set forth in Section 4.10 of the Plan, holders of General Unsecured Claims and Senior/Bridge Deficiency Claims against each Schedule III Obligor Debtor (other than MCI) shall also be entitled to receive a contractual right from the applicable MCI Subsidiary. In addition, holders of General Unsecured Claims and Senior/Bridge Deficiency Claims against MCI shall be entitled to receive a beneficial trust interest in the Millennium Custodial Trust.

[4]

If the Millennium Notes Plan Conditions are satisfied, holders of Millennium Notes Claims will receive additional value as part of the Lender Litigation Settlement as set forth in Section 4.10 of the Plan.